Exhibit 99.1

[●], 2019

Dear Nxt-ID, Inc. Stockholder:

I am pleased to inform you that the board of directors of Nxt-ID, Inc. (“Nxt-ID”) has approved the spin-off (the “spin-off”) of PartX, Inc. (“PartX” or the “Company”), a wholly-owned subsidiary of Nxt-ID. Upon completion of the spin-off, the stockholders of Nxt-ID will own 100% of the outstanding shares of common stock of PartX and will continue to own 100% of the outstanding shares of common stock of Nxt-ID. PartX will be a newcompany, which either directly, or through its subsidiary, Fit-Pay, Inc., which is currently a wholly-owned subsidiary of Nxt-ID, will hold a proprietary technology platform that delivers payment, credential management, authentication and other secure services to the Internet of Things (“IoT”) and ecommerce ecosystems. Following the spin-off, Nxt-ID will continue to be engaged in the development of proprietary products and solutions that serve multiple end markets, including the healthcare, security, and the IoT markets.

We believe the spin-off is in the best interests of Nxt-ID, its stockholders and other constituents, as it will result in two companies, with each company having increased strategic flexibility and an enhanced ability to maintain its focus on its core business and growth opportunities, facilitate future capital-raising as needed, and make the changes necessary to respond to developments in its respective markets.

The spin-off will be completed by way of a pro rata distribution of PartX common stock to Nxt-ID’s stockholders of record as of 5:00 p.m., Eastern time, on [●], 2019 (the “Record Date”). Each Nxt-ID stockholder will receive one (1) share of PartX common stock for every [●] shares of Nxt-ID common stock held by such stockholder on the Record Date. The distribution of these shares of PartX common stock will be made in book-entry form, meaning no physical share certificates will be issued. Nxt-ID stockholder approval of the distribution of PartX common stock is not required, and you will automatically receive your shares of PartX common stock.

The distribution of PartX common stock is subject to the satisfaction or waiver (as applicable) of certain conditions, including among other things: final approval of the distribution by the Nxt-ID board of directors; the Registration Statement on Form 10, of which this information statement forms a part, being declared effective by the Securities and Exchange Commission; the receipt of an opinion with respect to certain tax matters related to the distribution from Nxt-ID’s spin-off tax advisors; the receipt of a solvency opinion from a recognized, properly credentialed valuation firm with respect to the solvency of Nxt-ID after giving effect to the spin-off; Nxt-ID shall have received financing to repay its outstanding obligations under its revolving loan facility; the receipt of all material governmental approvals; no order, injunction or decree issued by any governmental entity preventing the consummation of all or any portion of the distribution being in effect; the completion of the assignment and assumption of certain indebtedness described in this information statement; and the completion of the pre-spinoff financing transaction described in this information statement. See “The Spin-Off—Assignment and Assumption of Certain Indebtedness and Incurrence of Additional Indebtedness” and “Description of Certain Indebtedness” for additional information regarding the pre-spinoff-financing. We expect that your receipt of shares of PartX common stock in the spin-off will be tax-free for U.S. federal income tax purposes, except for cash received in lieu of fractional shares. You should consult your own tax advisor as to the particular tax consequences of the distribution to you, including potential tax consequences under state, local and non-U.S. tax laws.

Immediately following the spin-off, you will own common stock in both Nxt-ID and PartX. Nxt-ID common stock will continue to trade on the NASDAQ Capital Market under the symbol “NXTD.” Currently, there is no trading market for PartX common stock. PartX has submitted an application to have its common stock quoted on the OTCQB of the OTC Markets Group Inc. under the symbol “PTXX.”

We have prepared the enclosed information statement, which describes the spin-off and related transactions in detail and contains important information about PartX, including historical audited financial statements and an unaudited pro forma combined balance sheet as of December 31, 2018 and unaudited pro forma combined statements of operations data for the years ended December 31, 2018 and 2017, which present PartX’s combined financial position and results of operations after giving effect to the spin-off, including the transfer of certain intellectual property and other financial technology (“FinTech”) assets by Nxt-ID (collectively, the “FinTech Assets”). Nxt-ID stockholders will receive a notice with instructions on how to access the information statement online via mail. We urge you to carefully read the information statement.

We remain focused on delivering value and return on capital for our stockholders and delivering reliable growth in a disciplined and responsible way. These stockholder-focused principles will continue to guide Nxt-ID in the years to come. We thank you for your support and look forward to your continued support in the future.

Very truly yours,
Gino M. Pereira
Chief Executive Officer Nxt-ID, Inc.

PartX, Inc.

[●], 2019

Dear PartX, Inc. Stockholder:

It is my pleasure to welcome you to PartX, Inc. (“PartX” or the “Company”). We have a proprietary technology platform that delivers payment, credential management, authentication and other secure services to the Internet of Things (“IoT”) and ecommerce ecosystems. The platform uses tokenization, a payment security technology that replaces cardholders’ account information with a unique digital identifier, to transact highly secure contactless payment and authentication services.

We build technology platforms and products that connect people to devices and devices to ecosystems. Our platform, applications, products and technologies facilitate digital commerce, making transactions frictionless, personalized and secure. PartX allows device manufacturers, merchants, banks and any entity making digital transactions to offer their customers a secure and convenient experience. Thus, whether users are making an in-store contactless payment, shopping online, entering an event, or riding the bus, their payment and other credentials are always available, authenticated and safe to use.

We invite you to learn more about PartX by reviewing the enclosed information statement. We look forward to our future as an independent company and to your support as a holder of PartX common stock.

Sincerely,
Michael J. Orlando Chief Executive Officer PartX, Inc.

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

SUBJECT TO COMPLETION, DATED APRIL 29, 2019

INFORMATION STATEMENT

PartX, Inc.

Common Stock
(par value $0.0001 per share)

This information statement is being sent to you in connection with the separation of PartX, Inc. (“PartX” or the “Company”) from Nxt-ID, Inc. (collectively with its consolidated subsidiaries, “Nxt-ID”), following which PartX will be an independent company. As part of the separation, Nxt-ID will transfer to PartX (i) 100% of the issued and outstanding shares of common stock of Fit Pay, Inc., a wholly-owned subsidiary of Nxt-ID (“Fit Pay Sub”) and (ii) certain intellectual property and other financial technology (“FinTech”) assets of Nxt-ID (collectively, the “FinTech Assets”), and the holders of Nxt-ID’s Series C Non-Convertible Preferred Stock (the “Nxt-ID Series C Preferred Stock”) will exchange all of their shares of Nxt-ID Series C Preferred Stock for shares of PartX’s Series A Non-ConvertibleVoting Preferred Stock (the “Series A Preferred Stock”) after which Nxt-ID will complete the separation by distributing all of the outstanding shares of common stock of PartX on a pro rata basis to the holders of Nxt-ID’s common stock. We refer to this pro rata distribution as the “Distribution,” and we refer to the separation, including the transfer of such shares of Fit Pay Sub and such FinTech Assets, the exchange of the Nxt-ID Series C Preferred Stock for the Series A Preferred Stock and the Distribution, as the “spin-off.” We expect that the Distribution will be tax-free to the stockholders of Nxt-ID for U.S. federal income tax purposes, except to the extent of cash received in lieu of fractional shares. Each Nxt-ID stockholder will receive one (1) share of our common stock for every [●] shares of Nxt-ID common stock held by such stockholder on [●], 2019 (the “Record Date”). The Distribution will be made in book-entry form only. Nxt-ID will not distribute any fractional shares of PartX common stock. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds from the sales pro rata to each holder who would otherwise have been entitled to receive a fractional share in the spin-off. The Distribution will be effective as of 5:00 p.m., Eastern time, on [●], 2019 (the “Distribution Date”). Immediately after the Distribution becomes effective, PartX will be an independent company. We expect that in order to finance our research and development and other efforts to expand our business and to meet our working capital requirements shortly prior to the spin-off, we will complete a private placement of approximately $1 million to $2 million in non-convertible debt. See “The Spin-Off—Assignment and Assumption of Certain Indebtedness and Incurrence of Additional Indebtedness” and “Description of Certain Indebtedness.”

In addition, in connection with the spin-off, Nxt-ID will issue warrants to purchase PartX common stock to holders of certain outstanding warrants to purchase Nxt-ID common stock (collectively, the “Nxt-ID Warrants”) in order to meet certain obligations under such Nxt-ID Warrants. Such warrants to purchase PartX common stock will be exercisable following completion of the spin-off. See “The Spin-off—Treatment of Certain Nxt-ID Warrants.”

All of the outstanding shares of PartX common stock are currently owned, directly or indirectly, by Nxt-ID. Accordingly, there is no current trading market for PartX common stock. We have submitted an application to have PartX common stock quoted on the OTCQB of the OTC Markets Group Inc. under the ticker symbol “PTXX.” However, there can be no assurance of when or if we will receive approval for quotation of PartX common stock on the OTCQB. If PartX common stock is not approved for quotation on the OTCQB prior to the Distribution, immediately following the \Distribution a trading market for our common stock may not exist. See “Risk Factors.” Assuming PartX common stock is approved for quotation on the OTCQB, we expect that a limited trading market for PartX common stock, commonly known as a “when-issued” trading market, will develop at least one (1) trading day prior to the Record Date for the Distribution, and we expect “regular-way” trading of PartX common stock will begin on the first trading day following the Distribution Date.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, we have elected to comply with certain reduced public company reporting requirements for this information statement and future filings with the Securities and Exchange Commission.

No vote or other action of Nxt-ID stockholders is required in connection with the spin-off. We are not asking you for a proxy and you should not send us a proxy. Nxt-ID stockholders will not be required to pay any consideration for the shares of PartX common stock they receive in the spin-off, and they will not be required to surrender or exchange their shares of Nxt-ID common stock or take any other action in connection with the spin-off.

In reviewing this information statement, you should carefully consider the matters described in “Risk Factors” beginning on page [ ] of this information statement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement is not an offer to sell, or a solicitation of an offer to purchase, any securities.

The date of this information statement is [●], 2019.

A Notice of Internet Availability of Information Statement Materials containing instructions describing how to access this information statement was first mailed to Nxt-ID stockholders on or about [●], 2019.

TABLE OF CONTENTS

ABOUT THIS INFORMATION STATEMENT	6
SUMMARY	7
RISK FACTORS	22
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS	38
THE SPIN-OFF	39
TRADING MARKET	48
DIVIDEND POLICY	49
CAPITALIZATION	50
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS	51
OUR BUSINESS	55
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	61
MANAGEMENT	67
EXECUTIVE AND DIRECTOR COMPENSATION	73
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	82
DESCRIPTION OF CERTAIN INDEBTEDNESS	87
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	88
DESCRIPTION OF CAPITAL STOCK	90
WHERE YOU CAN FIND MORE INFORMATION	94
INDEX TO FINANCIAL STATEMENTS	96

Unless otherwise indicated or the context otherwise requires, references herein to “PartX, Inc.,” “PartX,” “we,” “our,” “us,” “the Company” and “our company” refer (i) prior to the transfer of shares of common stock of Fit Pay Sub and the FinTech Assets described under “The Spin-Off—Manner of Effecting the Spin-Off,” to Fit Pay Sub and the FinTech Assets and (ii) after the consummation of the transfer of such shares of common stock of Fit Pay Sub and the FinTech Assets, to PartX, Inc. and its consolidated subsidiaries. Unless otherwise indicated or the context otherwise requires, references herein to “Nxt-ID” and “Parent” refer to Nxt-ID, Inc. and its consolidated subsidiaries.

Unless otherwise indicated or the context otherwise requires, all information in this information statement gives effect to the effectiveness of our certificate of incorporation and bylaws, the forms of which are filed as exhibits to the registration statement of which this information statement forms a part.

ABOUT THIS INFORMATION STATEMENT

Financial Statement Presentation

To effect the spin-off, Nxt-ID will transfer to PartX (i) 100% of the issued and outstanding shares of common stock of Fit Pay Sub and (ii) the FinTech Assets of Nxt-ID, and the holders of the Nxt-ID Series C Preferred Stock will exchange all of their shares of Nxt-ID Series C Preferred Stock for shares of PartX’s Series A Preferred Stock. We refer to the business of Fit Pay Sub and the FinTech Assets prior to the spin-off and of PartX immediately following the spin-off as the “Payments Business,” which constitutes, among other things, the business of creating, refining and maintaining platforms and other technology to assist in secure contactless payments and financial transactions. This information statement includes certain historical combined financial and other data for the Payments Business. PartX is the registrant under the registration statement of which this information statement forms a part and will be the financial reporting entity following the consummation of the spin-off. Our historical combined financial information as of and for the years ended December 31, 2018 and 2017 has been derived from our audited combined financial statements included elsewhere in this information statement.

Our historical financial data is not necessarily indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we been operating as an independent company during the periods presented. It also does not reflect changes that may occur in our operations and will occur in our capitalization as a result of the spin-off from Nxt-ID.

This information statement also includes an unaudited pro forma combined balance sheet as of December 31, 2018 and unaudited pro forma combined statements of operations data for the years ended December 31, 2018 and 2017, which present the financial position and results of operations of the Payments Business after giving effect to the spin-off as described under “Unaudited Pro Forma Combined Financial Statements.” The unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the spin-off had been consummated on the date indicated, nor are they indicative of future operating results.

You should read the section titled “Unaudited Pro Forma Combined Financial Statements,” which is qualified in its entirety by reference to our audited combined financial statements and related notes thereto, and the financial and other information, including information in the sections titled “Risk Factors,” “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this information statement.

Industry and Market Data

The market data and certain other statistical information used in this information statement are based on independent industry publications, government publications or other published independent sources. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the projected amounts will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information. Nothing in the market data included herein should be construed as advice.

SUMMARY

This summary highlights information contained in this information statement and provides an overview of the Company, our spin-off from Nxt-ID and the Distribution of our common stock by Nxt-ID to its stockholders. For a more complete understanding of our business and the spin-off, you should read this entire information statement carefully, particularly the sections entitled “Risk Factors,” “Unaudited Pro Forma Combined Financial Statements” and Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited combined financial statements and the notes thereto included in this information statement.

Our Company

On May 23, 2017, Nxt-ID completed a merger transaction pursuant to which Fit Pay, Inc. emerged as the surviving entity and a wholly-owned subsidiary of Nxt-ID. We sometimes refer to Fit Pay, Inc. in this information statement as “Fit Pay Sub.”

PartX was formed on October 11, 2018 as a wholly-owned subsidiary of Nxt-ID. In order to separate the Payments Business from Nxt-ID, Nxt-ID will transfer to PartX (i) 100% of the issued and outstanding shares of common stock of Fit Pay Sub and (ii) the FinTech Assets of Nxt-ID. In addition, the holders of the Nxt-ID Series C Preferred Stock will exchange all of their shares of Nxt-ID Series C Preferred Stock for shares of PartX’s Series A Preferred Stock.

After giving effect to the spin-off, PartX will consist of the Payments Business. Our core technology is a proprietary platform that enables contactless payment capabilities, allowing our customers, which include manufacturers of “smart devices,” to add payment capabilities to their products with very little start-up time and minimal investment in software development. We also connect our customers to leading payment card networks, including Visa, Mastercard and Discover, and to credit card issuing banks, globally. We became one of the first successful third-party payment network token service providers with the launch of the Garmin Pay™, which is our technology, platform and tokenization service that powers a contactless payment feature included in smartwatches manufactured by Garmin International, Inc. (“Garmin”). The payment feature, which went live in the fall of 2017, is now included in 11 of Garmin’s smartwatches.

In addition, the geographic and issuer footprint for Garmin Pay™ is expanding and now is a network of more than 330 issuers of credit and debit accounts in 45 countries with additions being made regularly. This represents a significant increase from year-end 2017, at which time the network included 60 issuers in 8 countries. As a part of this growth, we have announced recent agreements with Chase, Westpac, Discover and Mastercard’s Maestro network in Europe. This expansion of the Garmin Pay™ network increases the overall revenue opportunity of this flagship customer and establishes banking and network relationships that we may be able to use for future payment solutions. In January 2019, we also extended our contactless payment functionality to another iconic brand, announcing that our Token Requester Management (“TRM”) Platform is also enabling SwatchPAY! on four (4) new watch styles announced by Swatch AG.

Our TRM Platform offers an opportunity for a whole new range of devices to become payment-enabled, without the manufacturer of such devices having to invest in and develop such capabilities. We are continuously developing new products to leverage our TRM Platform and expanding our network of payment card issuers and issuing banks. We have also developed proprietary payment devices that we expect to offer through business-to-business and direct-to-consumer channels. These new products will leverage the TRM Platform and expand our reach to new customers and emerging markets, such as cryptocurrency and other connected devices and products, generally referred to as the Internet of Things (“IoT”).

Our initial consumer product offering was a platform extension and contactless payment device called Flip™, which enables Bitcoin holders to make contactless payment transactions at millions of retail locations with value exchanged from their cryptocurrency. We believe the product represents an opportunity to bring to market a unique offering in an emerging market segment.

We are also a technology partner for Visa’s Token Service for credential-on-file (“COF”) token requestors. Through this program, we will be able to tokenize COF digital payments on behalf of merchant and payment ecosystem clients, greatly expanding the addressable market for our platform services. We leverage the EMVCo Payment Tokenization Standard during a payment transaction to “tokenize” or replace sensitive personal information, such as payment card numbers and expiration dates, with a unique digital identifier or “token.” Tokenizing COF records offers increased security for consumers and merchants by never exposing personal information and therefore also lowers fraud related expenses to payment card networks and issuing banks.

In addition to enhancing security, our technology allows financial institutions to seamlessly update expired or compromised payment credentials at one point of reference, thereby eliminating a significant point of friction for consumers and merchants. We believe these additional services will be buoyed by the expected overall growth in digital payments.

Together, we believe these opportunities position our emerging payment and financial technology business for growth as we begin to monetize our core TRM Platform technology and expand our products and services to new markets and customers.

Our Competitive Strengths

We believe our success has been, and will be, driven by the significant competitive strengths that we have developed:

Our payment solutions offer several distinctive features, the primary of which is that our contactless payment solutions remove friction from the consumer payment experience by reducing user interaction. Our solutions also enhance security by tokenizing customer payment information, therefore reducing the probability for payment card fraud, which improves the consumer experience and reduces costs for payment card networks and issuing banks. Our technology has been developed to work without requiring an internet connection at the point of sale and also without requiring a secondary device, such as a mobile phone, to be present. Our solutions are not dependent on a particular operating system or device, and are, therefore, extensible to a wider range of devices than other contactless payment solutions.

Furthermore, we believe that the following factors add to our competitive strengths and create a barrier to entry in the payments solutions space: (1) we believe that, currently, we are the only independent platform (i.e. not owned by, developed by, or proprietary to a single original equipment manufacturer (“OEM”)) to complete secure element tokenization integrations with major card networks (based on our review of the listings of network-certified service providers for secure element tokenization services published by Visa and Mastercard); (2) we have established relationships with payment networks and issuing banks, globally; establishing such relationships is complex and deploying technology through these networks requires a level of experience that makes it difficult for new entrants and OEMs to develop the capability themselves; (3) we maintain the security keys for contactless devices, which limits the ability of our customers to change providers without disrupting the service to current customers; (4) we offer a comprehensive, end-to-end solution as a single source for all of our cloud-based and IoT applications, including full-featured APIs (application programming interfaces) and SDKs (software development kits) to simplify implementation; and (5) we offer a scalable platform with direct access to the major card network and issuing banks.

Our Strategy

Our primary strategy is to leverage our proprietary technology, competitive strengths and established relationships with payment networks and payment card issuing banks to expand our end-to-end, secure contactless payment solutions across various industries. Our position as an independent payment platform provider, with our comprehensive and proprietary platform, positions us to serve the rapidly expanding wearable and IoT markets and to expand our addressable market to include large and mid-sized companies and other companies conducting ecommerce and credential-on-file transactions. The complex ecosystem needed to support full-function payment capabilities serves as a barrier to entry for competitors and manufacturers that consider developing their own payment capabilities and encourages continuity on our existing customer base. We expect to achieve our goals by:

●	scaling our payment platform by adding more customers and forms of payment, such as prepaid and reloadable payment card accounts, and tokenizing and securing online transactions;

●	building new revenue streams by adding additional OEM customers and devices and by bringing our private-label, reloadable payment card program to new markets;

●	adding new capabilities to our TRM Platform, such as cryptocurrency and blockchain payments;

●	developing our own proprietary payment devices for business-to-business or business-to-consumer channels; and

●	integrating our TRM Platform with additional ecosystems such as transit, hotels, and building access systems.

Company Information

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company for up to the last day of the fiscal year following the fifth anniversary of our initial public offering, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if, among other criteria, the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Pursuant to Section 102 of the JOBS Act, we have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from this information statement. Pursuant to Section 107 of the JOBS Act, we have elected to utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards.

Where You Can Find Us

Our principal executive offices are located at 5650 El Camino Real, Carlsbad, CA 92008, and our telephone number is (760) 444-0029. We also have offices located at 3360 Mitchell Lane, Boulder, CO 80301. Our website address is www.PartXinc.com. The information contained therein or connected thereto is not part of this information statement and shall not be deemed to be incorporated into this information statement.

Summary Risk Factors

There are a number of risks relating to our business, our industry, the spin-off and our common stock, including:

●	We are uncertain of our ability to generate sufficient revenue and profitability in the future and there is substantial doubt about our ability to continue as a going concern.

●	We have a limited operating history and we cannot offer any assurance as to our future financial results, and you should not rely on the historical financial data included in this information statement as an indicator of our future financial performance.

●	If we fail to keep pace with changing industry technology and consumer preferences, we will be at a competitive disadvantage.

●	If we cannot obtain additional capital required to finance our research and development efforts, our business may suffer.

●	We face intense competition in our market, especially from larger, well-established companies, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

●	Our markets are subject to technological change and our success depends on our ability to develop and introduce new products.

●	Claims by others that we infringe their intellectual property rights could increase our expenses and delay the development of our business. As a result, our business and financial condition could be harmed.

●	We may not be able to protect our intellectual property rights adequately.

●	We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

●	Our platform, applications, products and technologies may not be accepted by the intended commercial consumers of our products, which could harm our future financial performance.

●	Our platform, applications and products may become obsolete if we do not effectively respond to rapid technological change on a timely basis.

●	Our products may have defects, which could damage our reputation, decrease market acceptance of our products, cause us to lose customers and revenue and result in costly litigation or liability.

●	The Distribution may not be completed on the terms or timeline currently contemplated, if at all.

●	If our application for quotation of our common stock on the OTCQB is not approved prior to the Distribution, immediately following the Distribution, a trading market for our common stock may not exist.

●	We may be unable to achieve some or all of the benefits that we expect to achieve from our spin-off from Nxt-ID.

●	We have no operating history as a separate public company; our historical and pro forma financial information is not necessarily representative of the results we would have achieved as a separate publicly traded company and may not be a reliable indicator of our future results; we may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company, and as a result, we may experience increased costs.

●	We might have received better terms from unaffiliated third parties than the terms we received in our agreements with Nxt-ID entered into in connection with the spin-off.

●	We will incur certain indebtedness and assume certain indebtedness and contingent obligations as part of our spin-off from Nxt-ID, which may subject us to various restrictions and decrease our profitability.

●	Our accounting and other management systems and resources may not meet the financial reporting and other requirements to which we will be subject following the spin-off, and failure to achieve and maintain effective internal controls could have a material adverse effect on our business and the price of our common stock.

●	If the Distribution, together with certain related transactions, were to fail to qualify as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended, then our stockholders, we and Nxt-ID might be required to pay substantial U.S. federal income taxes (including as a result of indemnification under the Tax Matters Agreement we intend to enter into with Nxt-ID (See “Certain Relationships and Related Party Transactions—Agreements with Nxt-ID Related to the Spin-off –Tax Matters Agreement”)).

●	There is no existing market for our common stock, and a trading market that will provide you with adequate liquidity may not develop for our common stock. If and when a larger trading market for our common stock develops, the market price of our common stock is still likely to be highly volatile and subject to wide fluctuations.

●	The concentration of stock ownership by our executive officers and directors may enable such stockholders to exert significant influence over matters requiring stockholder approval.

●	Our stockholders may experience significant dilution.

●	We anticipate that we will issue non-convertible debt securities shortly prior to the spin-off and, depending on our future capital needs, we may issue additional debt or equity securities, including common stock, notes, options, warrants and convertible securities subsequent to the spin-off. The issuance of common stock, exercise of options or warrants or conversion of convertible securities would have a dilutive effect on your percentage ownership of common stock and would likely result in a dilution of your voting power and an increase in the number of shares of common stock eligible for future resale in the public market, which may negatively impact the trading price of our shares of common stock.

These and other risks relating to our business, our industry, the spin-off and our common stock are discussed in greater detail under the heading “Risk Factors” in this information statement. You should read all of these risks carefully.

Summary of the Spin-Off

The following provides only a summary of the terms of the spin-off. For a more detailed description of the matters described below, see “The Spin-Off.”

Overview

On September 21, 2018, Nxt-ID announced its intention to implement the spin-off of the Payments Business from Nxt-ID. In order to implement the spin-off, Nxt-ID will transfer to PartX (i) 100% of the issued and outstanding shares of common stock of Fit Pay Sub and (ii) the FinTech Assets of Nxt-ID, and the holders of the Nxt-ID Series C Preferred Stock will exchange all of their shares of Nxt-ID Series C Preferred Stock for shares of PartX’s Series A Preferred Stock, following which PartX will be an independent company, and Nxt-ID will have no continuing stock ownership interest in PartX.

Before our spin-off from Nxt-ID, we will enter into a Separation and Distribution Agreement and several other agreements with Nxt-ID related to the spin-off, which agreements will become effective upon the consummation of the spin-off. These agreements will govern the relationship between us and Nxt-ID after completion of the spin-off and provide for the allocation between us and Nxt-ID of various assets, liabilities, rights and obligations. These agreements will also include arrangements with respect to employee matters, tax matters, the licensing of trademarks and certain other intellectual property between us and Nxt-ID, and transitional services to be provided by Nxt-ID to us and by us to Nxt-ID. See “Certain Relationships and Related Party Transactions—Agreements with Nxt-ID Related to the Spin-Off.”

The Distribution is subject to the satisfaction or waiver (as applicable) of certain conditions. In addition, until the Distribution has occurred, the board of directors of Nxt-ID (the “Nxt-ID board of directors”) has the right to not proceed with the Distribution, even if all of the conditions are satisfied. See “The Spin-Off—Conditions to the Distribution.”

In addition, in connection with the spin-off, Nxt-ID will issue warrants to purchase PartX common stock to holders of certain outstanding Nxt-ID Warrants in order to meet certain obligations under such Nxt-ID Warrants. Such warrants to purchase PartX common stock will be exercisable following completion of the spin-off. See “The Spin-off—Treatment of Certain Nxt-ID Warrants.”

Following the spin-off, PartX will be an independent company and will own and operate the Payments Business. We have submitted an application to have PartX common stock quoted on the OTCQB of the OTC Markets Group Inc. under the symbol “PTXX”. In addition, Nxt-ID will continue to be an independent, publicly traded company listed on the NASDAQ Capital Market under the ticker symbol “NXTD” and will continue to own and operate all of its business other than the Payments Business, including the businesses which develop proprietary products and solutions that serve multiple end markets, including the security, healthcare and IoT markets (collectively, the “Non-Payments Businesses”).

Questions and Answers about the Spin-Off

The following provides only a summary of the terms of the spin-off. For a more detailed description of the matters described below, see “The Spin-Off.”

Q: What is the spin-off?

A: The spin-off is the method by which we will separate from Nxt-ID. In the spin-off, Nxt-ID will distribute to Nxt-ID stockholders all of the outstanding shares of PartX’s common stock. We refer to this distribution of PartX common stock to Nxt-ID stockholders as the “Distribution.” Following the spin-off, PartX will be an independent company, and Nxt-ID will not retain any ownership of the outstanding shares of PartX common stock.

Q: What will I receive in the spin-off?

A: As a holder of Nxt-ID common stock, you will retain your shares of Nxt-ID common stock and will receive one (1) share of PartX common stock for every [●] shares of Nxt-ID common stock you own as of the Record Date. The number of shares of Nxt-ID common stock you own and your proportionate interest in Nxt-ID common stock will not change as a result of the spin-off. See “The Spin-Off.”

Q: What is PartX?

A: After the spin-off is completed, PartX will be a new independent company in the Payments Business. Nxt-ID will transfer to PartX (i) 100% of the issued and outstanding shares of common stock of Fit Pay Sub and (ii) the FinTech Assets of Nxt-ID, and the holders of the Nxt-ID Series C Preferred Stock will exchange all of their shares of Nxt-ID Series C Preferred Stock for shares of PartX’s Series A Preferred Stock. As a result of these transactions, we will own and operate Fit Pay Sub whose core technology is a proprietary platform that enables contactless payment capabilities, allowing manufacturers of “smart devices” to add payment capabilities to their products with very little start-up time and minimal investment in software development, while granting them access to the leading card network and global credit card issuing banks. PartX is currently a wholly-owned subsidiary of Nxt-ID.

Q: Why is the separation of PartX from Nxt-ID structured as a spin-off?

A: Nxt-ID determined, and continues to believe, that a spin-off that is generally tax-free to Nxt-ID and Nxt-ID stockholders for U.S. federal income tax purposes will enhance the long-term value of both Nxt-ID and the Payments Business. Further, Nxt-ID believes that a spin-off offers the most efficient way to accomplish a separation of the Payments Business from Nxt-ID. See “The Spin-Off—Reasons for the Spin-Off.”

Q: What are the conditions to the Distribution?

A: The Distribution is subject to the satisfaction, or waiver by Nxt-ID (as applicable), of the following conditions:

●	the final approval of the Distribution by the Nxt-ID board of directors, which approval may be given or withheld in its absolute and sole discretion;

●	our Registration Statement on Form 10, of which this information statement forms a part, shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and a notice of internet availability of this information statement shall have been mailed to Nxt-ID stockholders;

●	Nxt-ID shall have obtained an opinion from its spin-off tax advisors, in form and substance satisfactory to Nxt-ID, to the effect that the Distribution of PartX common stock, together with certain related transactions, will qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”) in which no gain or loss is recognized by Nxt-ID or its stockholders, except, in the case of Nxt-ID stockholders, for cash received in lieu of fractional shares;

●	Nxt-ID shall have obtained opinions from a recognized valuation firm, in form and substance satisfactory to Nxt-ID, with respect to (i) the solvency of Nxt-ID after giving effect to the spin-off and (ii) the adequate surplus of Nxt-ID to declare the applicable dividend;

●	Nxt-ID shall have received financing to repay its outstanding obligations under its revolving loan facility;

●	all material governmental approvals and other consents necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect;

●	no order, injunction or decree issued by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be in effect, and no other event shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution; and

●	the completion of the pre-spinoff financing transaction described in this information statement. See “The Spin-Off—Assignment and Assumption of Certain Indebtedness and Incurrence of Additional Indebtedness” and “Description of Certain Indebtedness” for additional information regarding the pre-spinoff-financing.

See “The Spin-Off—Conditions to the Distribution.”

Q: Can Nxt-ID decide to not proceed with the Distribution even if all of the conditions to the Distribution have been met?

A: Yes. Until the Distribution has occurred, the Nxt-ID board of directors has the right to not proceed with the Distribution, even if all of the conditions are satisfied.

Q: What is being distributed in the spin-off?

A: Approximately [●] shares of PartX common stock will be distributed in the spin-off, based on the number of shares of Nxt-ID common stock expected to be outstanding as of [●], 2019 (the “Record Date”), and assuming each holder of Nxt-ID common stock will receive one (1) share of PartX common stock for every [●] shares of Nxt-ID common stock. The actual number of shares of PartX common stock distributed will be calculated as of the Record Date. The shares of PartX common stock distributed by Nxt-ID will constitute all of the issued and outstanding shares of PartX common stock immediately prior to the Distribution. However, as part of the spin-off, the holders of the Nxt-ID Series C Preferred Stock will exchange all of their shares of Nxt-ID Series C Preferred Stock for shares of PartX’s Series A Preferred Stock. In addition, in connection with the spin-off, Nxt-ID will issue warrants to purchase PartX common stock to holders of certain outstanding Nxt-ID Warrants in order to meet certain obligations under such Nxt-ID Warrants. Such warrants to purchase PartX common stock will be exercisable following completion of the spin-off. See “The Spin-off—Treatment of Certain Nxt-ID Warrants.”

Q: When is the record date for the Distribution?

A: The Record Date will be [●], 2019 as of 5:00 p.m., Eastern time.

Q: When will the Distribution occur?

A: The distribution date of the spin-off is [●], 2019 (the “Distribution Date”). We expect that it will take the distribution agent, VStock Transfer, LLC, acting on behalf of Nxt-ID, up to two (2) weeks after the Distribution Date to fully distribute the shares of PartX common stock to Nxt-ID stockholders.

Q: What do I have to do to participate in the spin-off?

A: Nothing. You are not required to take any action, although we urge you to read this entire information statement carefully. No stockholder approval of the Distribution is required or sought. You are not being asked for a proxy. No action is required on your part to receive your shares of PartX common stock. You will neither be required to pay anything for the new shares of PartX common stock nor be required to surrender any shares of Nxt-ID common stock to participate in the spin-off.

Q: Do I have appraisal rights in connection with the spin-off?

A: No. Holders of Nxt-ID common stock are not entitled to appraisal rights in connection with the spin-off.

Q: How will fractional shares be treated in the spin-off?

A: Fractional shares of PartX common stock will not be distributed. Fractional shares of PartX common stock to which Nxt-ID stockholders of record would otherwise be entitled will be aggregated and sold in the public market by the distribution agent at prevailing market prices. The distribution agent, in its sole discretion, will determine when, how, at what prices to sell these shares and through which broker-dealers, provided that such broker-dealers are not affiliates of Nxt-ID or PartX. The aggregate net cash proceeds of the sales will be distributed ratably to those stockholders who would otherwise have received fractional shares of PartX common stock. See “The Spin-Off—Treatment of Fractional Shares” for a more detailed explanation. Receipt by a stockholder of proceeds from these sales in lieu of a fractional share generally will result in a taxable gain or loss to those stockholders for U.S. federal income tax purposes. Each stockholder entitled to receive cash proceeds from these shares should consult his, her or its own tax advisor as to such stockholder’s particular circumstances. We describe the material U.S. federal income tax consequences of the Distribution in more detail under “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Distribution.”

Q: Why has Nxt-ID determined to undertake the spin-off?

A: The Nxt-ID board of directors has determined that the spin-off is in the best interests of Nxt-ID, Nxt-ID stockholders and other constituents because the spin-off will provide a number of benefits, including: (1) enhanced strategic and management focus on the core business and growth of each company; (2) more efficient capital allocation, direct access to capital and expanded growth opportunities for each company; (3) improved investor understanding of the business strategy and operating results of each company; and (4) enhanced investor choice by offering investment opportunities in separate entities. For a more detailed discussion of the reasons for the spin-off, see “The Spin-Off—Reasons for the Spin-Off.”

Q: What are the U.S. federal income tax consequences of the spin-off?

A: The spin-off is conditioned on the receipt of an opinion from Nxt-ID’s spin-off tax advisors confirming that the Distribution and certain related transactions will be treated as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”) in which no gain or loss is recognized by Nxt-ID or its stockholders, except, in the case of Nxt-ID stockholders, for cash received in lieu of fractional shares. Such condition is solely for the benefit of Nxt-ID and Nxt-ID stockholders and, although Nxt-ID has no current intention to do so, may be waived by Nxt-ID in its sole discretion. The material U.S. federal income tax consequences of the Distribution are described in more detail under “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Distribution.”

Q: Will the PartX common stock be listed or quoted on a stock exchange?

A: Although there is not currently a public market for PartX common stock, PartX has submitted an application to have its common stock quoted on the OTCQB of the OTC Markets Group Inc. under the symbol “PTXX.” However, there can be no assurance of when or if we will receive approval for quotation of PartX common stock on the OTCQB. If PartX common stock is not approved for quotation on the OTCQB prior to the Distribution, immediately following the Distribution a trading market for our common stock may not exist. See “Risk Factors.” Assuming PartX common stock is approved for quotation on the OTCQB, it is anticipated that trading of PartX common stock will commence on a “when-issued” basis at least one (1) trading day prior to the Record Date. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. “When-issued” trades generally settle within three (3) trading days after the Distribution Date. On the first trading day following the Distribution Date, any “when-issued” trading with respect to PartX common stock will end, and “regular-way” trading will begin. “Regular-way” trading refers to trading after a security has been issued and typically involves a transaction that settles on the second full trading day following the date of the transaction. We cannot predict the trading prices of our common stock before, on or after the Distribution Date. See “Trading Market.”

Q: Will my shares of Nxt-ID common stock continue to trade?

A: Yes. Nxt-ID common stock will continue to be listed and trade on the NASDAQ Capital Market under the symbol “NXTD.”

Q: If I sell, on or before the Distribution Date, shares of Nxt-ID common stock that I held as of the Record Date, am I still entitled to receive shares of PartX common stock distributable with respect to the shares of Nxt-ID common stock I sold?

A: Beginning on or shortly before the Record Date and continuing through the Distribution Date for the spin-off, Nxt-ID common stock will begin to trade in two markets on the NASDAQ Capital Market: a “regular-way” market and an “ex-distribution” market. If you hold shares of Nxt-ID common stock as of the Record Date and choose to sell those shares in the “regular-way” market after the Record Date and on or before the Distribution Date, you will also be selling the right to receive the shares of PartX common stock in connection with the spin-off. However, if you hold shares of Nxt-ID common stock as of the Record Date and choose to sell those shares in the “ex-distribution” market after the Record Date and on or before the Distribution Date, you will still receive the shares of PartX common stock in the spin-off.

Q: Will the spin-off affect the trading price of my Nxt-ID common stock?

A: Yes. The trading price of shares of Nxt-ID common stock immediately following the Distribution is expected to be lower than immediately prior to the Distribution because its trading price will no longer reflect the value of the Payments Business. However, we cannot predict the price at which the shares of Nxt-ID common stock will trade following the spin-off.

Q: What assignment and assumption of indebtedness will be undertaken in connection with the spin-off?

A: In connection with Nxt-ID’s acquisition of Fit Pay Sub on May 23, 2017 pursuant to the agreement and plan of merger (the “Merger Agreement”) among Fit Pay, Inc., Fit Pay Merger Sub, Inc., certain selling stockholders of Fit Pay, Inc. (the “Fit Pay Sellers”) and Nxt-ID, Nxt-ID agreed to pay the Fit Pay Sellers an earnout payment equal to 12.5% of the gross revenue derived from Fit Pay Sub’s technology for sixteen (16) fiscal quarters commencing on October 1, 2017 and ending on September 30, 2021. We are assuming the portion of this obligation that is applicable to the period subsequent to the spin-off as part of the internal reorganization in connection with the spin-off. In addition, pursuant to the Merger Agreement, Nxt-ID did not require the Fit Pay Sellers to cause all of Fit Pay Sub’s indebtedness to be repaid prior to the Merger and as part of the spin-off we agree to be responsible for such indebtedness as well as all outstanding indebtedness incurred by the Payments Business following the Merger (excluding amounts that Nxt-ID funded to Fit Pay Sub subsequent to its acquisition), in each case to the extent outstanding at the time of the spin-off. See “The Spin-Off—Assignment and Assumption of Certain Indebtedness and Incurrence of Additional Indebtedness” and “Description of Certain Indebtedness.”

Q: Will PartX borrow funds or sell shares of its stock in connection with the spin-off?

A: We anticipate that in order to finance our research and development and other efforts to expand our business and to meet our working capital requirements that shortly prior to the spin-off, we will incur approximately $1 million to $2 million of non-convertible debt. See “The Spin-Off—Assignment and Assumption of Certain Indebtedness and Incurrence of Additional Indebtedness” and “Description of Certain Indebtedness.”

Q: Who will form the senior management team and board of directors of PartX after the spin-off?

A: The executive officers and members of the board of directors of PartX (our “Board of Directors”) following the spin-off will be as follows: Michael J. Orlando, Chief Operating Officer of Nxt-ID and President of Fit Pay, Inc., will be the Chief Executive Officer and Chairman of the Board of PartX; Thomas J. DaPolito will be the Chief Financial Officer of PartX; and Gino Pereira, Chief Executive Officer of Nxt-ID, Steven Pellizzer, Gunther Bright, Michael Walsh, Joshua Perttula and Lamell McMorris will serve as directors of PartX. See “Management” for information on our executive officers and Board of Directors.

Q: What will the relationship be between Nxt-ID and PartX after the spin-off?

A: Following the spin-off, PartX will be an independent company, and Nxt-ID will not hold any of the shares of PartX common stock. We will enter into a Separation and Distribution Agreement and several other agreements with Nxt-ID related to the spin-off. These agreements will govern the relationship between us and Nxt-ID after completion of the spin-off and provide for the allocation between us and Nxt-ID of various assets, liabilities, rights and obligations. These agreements will also include arrangements with respect to employee matters, tax matters, the licensing of trademarks and certain other intellectual property between us and Nxt-ID and transitional services to be provided by Nxt-ID to us and by us to Nxt-ID. See “Certain Relationships and Related Party Transactions—Agreements with Nxt-ID Related to the Spin-Off.”

Q: What will PartX’s dividend policy be after the spin-off?

A: Any decision to declare and pay dividends will be made at the sole discretion of our Board of Directors and will depend on, among other things, on our earnings, financial condition and other business and economic factors affecting us at such time as our Board of Directors may consider relevant. We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. See “Dividend Policy.”

Q: What are the anti-takeover effects of the spin-off?

A: Some provisions of Delaware law, certain of our agreements with Nxt-ID, and our certificate of incorporation and bylaws (as each will be in effect immediately following the spin-off) may have the effect of making it more difficult to acquire control of PartX in a transaction not approved by our Board of Directors. For example, our certificate of incorporation and bylaws, among other things, require advance notice for stockholder proposals and nominations, place limitations on convening stockholder meetings and authorize our Board of Directors to issue one or more series of preferred stock. Further, under the Tax Matters Agreement to be entered into with Nxt-ID, PartX will agree, subject to certain terms, conditions and exceptions, not to enter into any transaction governed by Section 355(e) of the Code for a period of two (2) years following the Distribution involving an acquisition (including issuance) of PartX common stock or certain other transactions that could cause the Distribution to be taxable to Nxt-ID. The parties will also agree to indemnify each other for any tax resulting from any transaction to the extent a party’s actions caused such tax liability, regardless of whether the indemnified party consented to such transaction or the indemnifying party was otherwise permitted to enter into such transaction under the Tax Matters Agreement, and for all or a portion of any tax liabilities resulting from the Distribution under certain other circumstances. Generally, Nxt-ID will recognize a taxable gain on the Distribution if there are (or have been) one or more acquisitions (including issuances) of PartX capital stock representing 50% or more of PartX common stock, measured by vote or value, and the acquisitions are deemed to be part of a plan or series of related transactions that include the Distribution. Any such acquisition of PartX common stock within two (2) years before or after the Distribution (with exceptions, including public trading by less-than-5% stockholders and certain compensatory stock issuances) generally will be presumed to be part of such a plan unless that presumption is rebutted. As a result, these obligations may discourage, delay or prevent a change of control of PartX. See “Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation, Bylaws and Delaware Law” and “The Spin-Off—Treatment of the Spin-Off” for more information.

Q: What are the risks associated with the spin-off?

A: There are a number of risks associated with the spin-off and ownership of PartX common stock. These risks are discussed under “Risk Factors.”

Q: Who will be the distribution agent, transfer agent and registrar for PartX common stock?

A: The distribution agent for PartX common stock will be VStock Transfer, LLC, whose address is 18 Lafayette Place, Woodmere, NY 11598 and its telephone number is (212) 828-8436. The transfer agent and registrar for PartX common stock will be Philadelphia Stock Transfer, Inc., whose address is 2320 Haverford Rd, Ardmore, PA 19003, and its telephone number is (484) 416-3124.

Q: Where can I get more information about the mechanics of the Distribution?

A: If you have any questions relating to the mechanics of the Distribution, you should contact the distribution agent at:

VStock Transfer, LLC

18 Lafayette Place

Woodmere, NY 11598

Tel: (212) 828-8436

Before the spin-off, if you have any questions relating to the spin-off, you should contact Nxt-ID at:

Nxt-ID, Inc.

1627 U.S. Highway 1

Unit 206

Sebastian, FL 32958

Tel: (203) 266-2103

After the spin-off, if you have any questions relating to PartX, you should contact PartX at:

PartX, Inc.

5650 El Camino Real

Carlsbad, CA 920008

Tel: (760) 444-0029

Summary of the Spin-Off

Distributing Company	Nxt-ID, Inc., a Delaware corporation. After the Distribution, Nxt-ID will own no shares of PartX common stock.

Distributed Company	PartX, Inc., a Delaware corporation, and, prior to the spin-off, a wholly-owned subsidiary of Nxt-ID. After the spin-off, PartX will be an independent company.

Distributed Securities	All of the outstanding shares of PartX common stock owned by Nxt-ID, which will be 100% of the PartX common stock issued and outstanding immediately prior to the Distribution.

Record Date	The record date for the Distribution is [●], 2019.

Distribution Date	The distribution date for the Distribution is [●], 2019.

Transfer of Fit Pay Sub common stock and FinTech Assets	As part of the spin-off, Nxt-ID will transfer to PartX (i) 100% of the issued and outstanding shares of common stock of Fit Pay Sub and (ii) the FinTech Assets, including certain specified intellectual property. See “The Spin-Off—Manner of Effecting the Spin-Off—Internal Reorganization.”

After completion of the spin-off:

● PartX will be an independent company in the Payments Business (we intend to apply for quotation of our common stock on the OTCQB of the OTC Markets Group Inc.); and

● Nxt-ID will continue to be an independent, publicly traded company (NASDAQ: NXTD) and continue to furnish products and solutions that serve multiple end markets, including the security, healthcare and “Internet of Things” (“IoT”) markets.

Distribution Ratio	Each holder of Nxt-ID common stock will receive one (1) share of PartX common stock for every [●] shares of Nxt-ID common stock held at 5:00 p.m., Eastern time, on the Record Date.

The Distribution	On the Distribution Date, Nxt-ID will release the shares of PartX common stock to the distribution agent to distribute to Nxt-ID stockholders. The Distribution will be made in book-entry form only, meaning that no physical share certificates will be issued. It is expected that it will take the distribution agent up to two (2) weeks to issue shares of PartX common stock to you or to your bank or brokerage firm electronically on your behalf by way of direct registration in book-entry form. Trading of our shares will not be affected during that time. You will not be required to make any payment, surrender or exchange your shares of Nxt-ID common stock or take any other action to receive your shares of PartX common stock.

Treatment of Certain Nxt-ID Warrants	In connection with the spin-off, Nxt-ID will issue warrants to purchase PartX common stock to holders of certain outstanding Nxt-ID Warrants in order to meet certain obligations under such Nxt-ID Warrants. Such warrants to purchase PartX common stock will be exercisable following completion of the spin-off. See “The Spin-off—Treatment of Certain Nxt-ID Warrants.”

Fractional Shares	The distribution agent will not distribute any fractional shares of PartX common stock to Nxt-ID stockholders. Fractional shares of PartX common stock to which Nxt-ID stockholders of record would otherwise be entitled will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of the sales will be distributed ratably to those stockholders who would otherwise have received fractional shares of PartX common stock. Receipt of the proceeds from these sales generally will result in a taxable gain or loss to those stockholders for U.S. federal income tax purposes. Each stockholder entitled to receive cash proceeds from these shares should consult his, her or its own tax advisor as to such stockholder’s particular circumstances. The material U.S. federal income tax consequences of the Distribution are described in more detail under “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Distribution.”

Equity of PartX after the Distribution

Immediately following the spin-off, PartX expects to have approximately [●] record holders of shares of its common stock and approximately [●] shares of common stock outstanding, based on the number of stockholders and outstanding shares of Nxt-ID common stock on the Record Date and the distribution ratio. The actual number of shares of PartX common stock to be distributed will be determined as of the Record Date and will reflect any repurchases of shares of Nxt-ID common stock and issuances of shares of Nxt-ID common stock in respect of awards under Nxt-ID equity-based incentive plans between the date the Nxt-ID board of directors declares the dividend for the Distribution and the Record Date.

In addition, in connection with the spin-off, the holders of the Nxt-ID Series C Preferred Stock will exchange all of their shares of Nxt-ID Series C Preferred Stock for shares of PartX’s Series A Preferred Stock. Immediately following the spin-off, PartX expects to have 2,000 shares of Series A Preferred Stock outstanding based on the holders of the Nxt-ID Series C Preferred Stock receiving one (1) share of Series A Preferred Stock for each share of Nxt-ID Series C Preferred Stock.

Furthermore, in connection with the spin-off, Nxt-ID will issue warrants to purchase PartX common stock to holders of certain outstanding Nxt-ID Warrants in order to meet certain obligations under such Nxt-ID Warrants. Such warrants to purchase PartX common stock will be exercisable following completion of the spin-off. See “The Spin-off—Treatment of Certain Nxt-ID Warrants.”

Conditions to the Distribution

The Distribution is subject to the satisfaction, or waiver (as applicable) by Nxt-ID, of the following conditions:

● the final approval of the Distribution by the Nxt-ID board of directors, which approval may be given or withheld in its absolute and sole discretion;

● our Registration Statement on Form 10, of which this information statement forms a part, shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and a notice of internet availability of this information statement shall have been mailed to Nxt-ID stockholders;

● Nxt-ID shall have obtained an opinion from its spin-off tax advisors, in form and substance satisfactory to Nxt-ID, to the effect that the Distribution of PartX common stock, together with certain related transactions, will qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code in which no gain or loss is recognized by Nxt-ID or its stockholders, except, in the case of Nxt-ID stockholders, for cash received in lieu of fractional shares;

● Nxt-ID shall have obtained opinions from a recognized and credentialed valuation firm, in form and substance satisfactory to Nxt-ID, with respect to (i) the solvency of Nxt-ID after giving effect to the spin-off and (ii) the adequate surplus of Nxt-ID to declare the applicable dividend;

●Nxt-ID shall have received financing to repay its outstanding obligations under its revolving loan facility;

● all material governmental approvals and other consents necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect;

● no order, injunction or decree issued by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be in effect, and no other event shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution; and

● the completion of the pre-spinoff financing transaction described in this information statement. See “The Spin-Off—Assignment and Assumption of Certain Indebtedness and Incurrence of Additional Indebtedness” and “Description of Certain Indebtedness” for additional information regarding the pre-spinoff-financing.

We are not aware of any material U.S. federal, non-U.S. or state regulatory requirements that must be complied with or any material approvals that must be obtained, other than compliance with the rules and regulations of the SEC and the declaration of effectiveness of the Registration Statement on Form 10, of which this information statement forms a part, by the SEC, in connection with the Distribution. Nxt-ID and PartX cannot assure you that any or all of these conditions will be met, and Nxt-ID may waive (as applicable) any of the conditions to the Distribution. In addition, until the Distribution has occurred, the Nxt-ID board of directors has the right to not proceed with the Distribution, even if all of the conditions are satisfied. For more information, see “The Spin-Off—Conditions to the Distribution.”

Trading Market and Symbol	We have submitted an application to have PartX common stock quoted on the OTCQB of the OTC Markets Group Inc. under the ticker symbol “PTXX.” Assuming PartX common stock is approved for listing on the OTCQB, we anticipate that, at least one (1) trading day prior to the Record Date, trading of shares of PartX common stock will begin on a “when-issued” basis and will continue up to and including the Distribution Date, and we expect “regular-way” trading of PartX common stock will begin on the first trading day following the Distribution Date. We also anticipate that, at least one (1) trading day prior to the Record Date, there will be two (2) markets in Nxt-ID common stock: (i) a “regular-way” market on which shares of Nxt-ID common stock will trade with an entitlement for the purchaser of Nxt-ID common stock to shares of PartX common stock to be distributed pursuant to the Distribution; and (ii) an “ex-distribution” market on which shares of Nxt-ID common stock will trade without an entitlement for the purchaser of Nxt-ID common stock to shares of PartX common stock. For more information, see “Trading Market.”

Tax Consequences of the Distribution	The Distribution is conditioned upon, among other things, the receipt of an opinion from its spin-off tax advisors to the effect that the Distribution, and certain related transactions, will be treated as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code, in which no gain or loss is recognized by Nxt-ID or its stockholders, except, in the case of Nxt-ID stockholders, for cash received in lieu of fractional shares. See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Distribution.”

Each stockholder is urged to consult his, her or its tax advisor as to the specific tax consequences of the spin-off to such stockholder, including the effect of any state, local or non-U.S. tax laws and of changes in applicable tax laws.

Relationship with Nxt-ID after the Spin-Off	Before our spin-off from Nxt-ID, we will enter into a Separation and Distribution Agreement and several other agreements with Nxt-ID related to the spin-off which agreements will become effective upon the consummation of the spin-off. These agreements, the effectiveness of which will be conditioned upon consummation of the spin-off, will govern the relationship between us and Nxt-ID after completion of the spin-off and provide for the allocation between us and Nxt-ID of various assets, liabilities, rights and obligations. These agreements include:

● a Separation and Distribution Agreement with Nxt-ID, which will provide for the transfer to PartX of (i) 100% of the issued and outstanding shares of common stock of Fit Pay Sub and (ii) the FinTech Assets of Nxt-ID, the allocation of assets and liabilities between us and Nxt-ID and will establish certain rights and obligations between the parties following the Distribution;

● a Transition Services Agreement with Nxt-ID, pursuant to which certain services will be provided on an interim basis following the Distribution;

● an Employee Matters Agreement with Nxt-ID, which will set forth the agreements between us and Nxt-ID concerning certain employee, compensation and benefit-related matters;

● a Tax Matters Agreement with Nxt-ID, regarding the sharing of tax liabilities incurred and tax assets generated before and after completion of the spin-off, certain indemnification rights with respect to tax matters and certain restrictions on our conduct following the Distribution intended to preserve the tax-free status of the Distribution;

● a License Agreement with Nxt-ID, pursuant to which PartX and Nxt-ID will grant each other the right to use certain intellectual property in its business; and

● an Assumption and Assignment Agreement with Nxt-ID, assigning to PartX certain debt obligations that arose from Nxt-ID’s acquisition of Fit Pay Sub, and an Assumption and Assignment Agreement with Nxt-ID, assigning to PartX certain earnout obligations that arose from Nxt-ID’s acquisition of Fit Pay Sub (each, an “Assumption and Assignment Agreement,” and collectively, the “Assumption and Assignment Agreements”).

We describe these arrangements in greater detail under “Certain Relationships and Related Party Transactions—Agreements with Nxt-ID Related to the Spin-Off,” and describe some of the risks of these arrangements under “Risk Factors—Risks Relating to the Spin-Off.”

Dividend Policy	Any decision to declare and pay dividends will be made at the sole discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition and other business and economic factors affecting us at such time as our Board of Directors may consider relevant. We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. See “Dividend Policy.”

Assignment and Assumption of Certain Indebtedness and Incurrence of Additional Indebtedness	In connection with Nxt-ID’s acquisition of Fit Pay Sub on May 23, 2017 (the “Merger”) pursuant to the agreement and plan of merger (the “Merger Agreement”) among Fit Pay, Inc., Fit Pay Merger Sub, Inc., certain selling stockholders of Fit Pay, Inc. (the “Fit Pay Sellers”) and Nxt-ID, Nxt-ID agreed to pay the Fit Pay Sellers an earnout payment equal to 12.5% of the gross revenue derived from Fit Pay Sub’s technology for sixteen (16) fiscal quarters commencing on October 1, 2017 and ending on September 30, 2021. PartX is assuming the portion of this obligation that is applicable to the period subsequent to the spin-off as part of the internal reorganization in connection with the spin-off. In addition pursuant to the Merger Agreement, Nxt-ID did not require the Fit Pay Sellers to cause all of Fit Pay Sub’s indebtedness to be repaid prior to the Merger and as part of the spin-off, PartX agrees to be responsible for such indebtedness as well as all outstanding indebtedness incurred by the Payments Business following the Merger (excluding amounts that Nxt-ID funded to Fit Pay Sub subsequent to its acquisition), in each case to the extent outstanding at the time of the spin-off. We also anticipate that in order to finance our research and development and other efforts to expand our business and to meet our working capital requirements that shortly prior to the spin-off, we will incur approximately $1 million to $2 million of non-convertible debt. See “The Spin-Off—Assignment and Assumption of Certain Indebtedness and Incurrence of Additional Indebtedness” and “Description of Certain Indebtedness.”

Distribution Agent, Transfer Agent and Registrar	The distribution agent for PartX common stock will be VStock Transfer, LLC, whose address is 18 Lafayette Place, Woodmere, NY 11598 and its telephone number is (212) 828-8436. The transfer agent and registrar for PartX common stock will be Philadelphia Stock Transfer, Inc. The transfer agent’s address is 2320 Haverford Rd, Ardmore, PA 19003 and its telephone number is (484) 416-3124.

Risk Factors	We face both general and specific risks and uncertainties relating to our business and our industry, the spin-off and our common stock. We also are subject to risks relating to our relationship with Nxt-ID and our being an independent company following the spin-off. You should carefully read the risk factors set forth in the section titled “Risk Factors” in this information statement.

RISK FACTORS

You should carefully read each of the following risk factors and all of the other information set forth in this information statement. The risk factors generally have been separated into the following groups: risks relating to our business, risks relating to our platform, applications and related products, risks relating to the spin-off, and risks relating to our common stock. Based on the information currently known to us, we believe that the following information identifies the most significant risk factors affecting our company in each of these categories of risks. However, the risks and uncertainties we face are not limited to those set forth in the risk factors described below. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on our business, financial condition or results of operations. In such case, the trading price of our common stock could decline.

Risks Relating to the Company’s Business

We are uncertain of our ability to generate sufficient revenue and profitability in the future and there is substantial doubt about our ability to continue as a going concern.

We continue to develop and refine our business model, but we can provide no assurance that we will be able to generate a sufficient amount of revenue from our business in order to achieve profitability.  It is not possible for us to predict at this time the potential success of our business. The revenue and income potential of our proposed business and operations are currently unknown.

We are an emerging growth company (as defined in the JOBS Act). For the year ended December 31, 2018, we incurred a net loss of $1,795,896. As of December 31, 2018, we had cash, deficit and negative working capital of $36,274, $3,482,687 and $807,603, respectively. Although we plan to raise approximately $1 million to $2 million in a private placement of non-convertible debt immediately prior to the spin-off, we cannot provide any assurance that the funds raised by us in such private placement will be sufficient to satisfy our working capital requirements and, if such funds are not sufficient, there is no assurance that we will be able to raise additional cash from equity financings, secure debt financing, and/or generate revenue from the sales of our products to satisfy our working capital requirements. As a result, there is substantial doubt about our ability to continue as a going concern. If we are unable to secure sufficient capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations.

We have a limited operating history and we cannot offer any assurance as to our future financial results, and you should not rely on the historical financial data included in this information statement as an indicator of our future financial performance.

We have a limited operating history upon which to base any assumption as to the likelihood that we will be successful in implementing our business plan, and we may not be able to generate significant revenues or achieve profitability. You should consider our business and prospects in light of the risks and difficulties we face with our limited operating history and should not rely on our past results as an indication of our future performance. There is no assurance that the growth rate we have experienced to date will continue. Even if we generate future revenues sufficient to expand operations, increased infrastructure costs and cost of goods sold and marketing expenses could impair or prevent us from generating profitable returns. We recognize that if we are unable to generate significant revenues from our business development, we will not be able to earn profits or potentially continue operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

If we fail to keep pace with changing industry technology and consumer preferences, we will be at a competitive disadvantage.

The industry segments in which we operate are evolving rapidly. They are characterized by changing technology, budding industry standards, frequent new and enhanced product introductions, rapidly changing end-user/consumer preferences and product obsolescence. In order to continue to compete effectively in these markets, we need to respond quickly to technological changes and to understand their impact on our customers’ preferences. It may take significant time and resources to respond to these technological changes. If we fail to keep pace with these changes, our business may suffer. Moreover, developments by others may render our technologies and intended products noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. If any of our competitors implement new technologies before we are able to implement them, those competitors may be able to provide more effective products than ours. Any delay or failure in the introduction of new or enhanced products could have a material adverse effect on our business, results of operations and financial condition.

Because we are an emerging growth company, we expect to incur significant additional operating losses.

We are an emerging growth company (as defined in the JOBS Act). The amount of future losses and when, if ever, we will achieve profitability are uncertain. Our current products have not generated significant commercial revenue for us and there can be no guarantee that we can generate sufficient revenues from the commercial sale of our products in the near future to fund our ongoing capital needs.

If we cannot obtain additional capital required to finance our research and development efforts, our business will suffer.

Notwithstanding any funds we raise from the issuance of non-convertible debt immediately prior to the spin-off (See “The Spin-Off—Assignment and Assumption of Certain Indebtedness and Incurrence of Additional Indebtedness” and “Description of Certain Indebtedness), we will still require additional funds to further execute our business plan and expand our business. If we raise additional funds through the sale of common stock or the issuance of other securities which are convertible into or exercisable for our shares of common stock, your ownership percentage of our common stock will be reduced. In addition, if we issue additional shares of common stock or other securities which are convertible into or exercisable for our shares of common stock the value of our common stock may be diluted. We may have to issue securities that have rights, preferences and privileges senior to our common stock. The terms of any additional indebtedness may also include restrictive financial and operating covenants that would limit our ability to compete and expand. There can be no assurance that we will be able to obtain the additional financing we may need to fund our business, or that such financing will be available on terms acceptable to us. In addition, if we are unable to obtain additional capital when needed, we may have to restructure our business or delay or abandon our development and expansion plans.

We face intense competition in our market, especially from larger, well-established companies, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

A number of other companies engage in the business of developing contactless payment and tokenization platform-related businesses. The market for these products is intensely competitive, and we expect competition to increase in the future from established competitors and new market entrants. Our current competitors include both emerging or developmental stage companies, such as ourselves, as well as larger companies. Many of our existing competitors have, and some of our potential competitors could have, substantial competitive advantages such as:

●	greater name recognition and longer operating histories;

●	larger sales and marketing budgets and resources;

●	broader distribution and established relationships with distribution partners and end-customers;

●	greater customer support resources;

●	greater resources to make acquisitions;

●	larger and more mature intellectual property portfolios; and

●	substantially greater financial, technical and other resources.

In addition, some of our larger competitors have substantially broader product offerings and leverage their relationships based on other products or incorporate functionality into existing products to gain business in a manner that discourages users from purchasing our products, including through selling at zero or negative margins, product bundling, or closed technology platforms. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnering by our competitors or continuing market consolidation. New start-up companies that innovate and large competitors that are making significant investments in research and development may invent similar or superior products and technologies that compete with our products and technology. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources.

Our markets are subject to technological change and our success depends on our ability to develop and introduce new products.

Each of the markets for our products is characterized by:

●	changing technologies;

●	changing customer needs;

●	frequent new product introductions and enhancements;

●	increased integration with other functions; and

●	product obsolescence.

Our success will be dependent in part on the design and development of new products. To develop new products and designs for our target markets, we must develop, gain access to and use leading technologies in a cost-effective and timely manner and continue to expand our technical and design expertise. The product development process is time-consuming and costly, and there can be no assurance that product development will be successfully completed, that necessary regulatory clearances or approvals will be granted on a timely basis, or at all, or that the potential products will achieve market acceptance. Our failure to develop, obtain necessary regulatory clearances or approvals for, or successfully market potential new products could have a material adverse effect on our business, financial condition and results of operations.

Claims by others that we infringe their intellectual property rights could increase our expenses and delay the development of our business. As a result, our business and financial condition could be harmed.

Our industry is characterized by the existence of a large number of patents as well as frequent claims and related litigation regarding patent and other intellectual property rights. We cannot be certain that our products do not and will not infringe issued patents, patents that may be issued in the future, or other intellectual property rights of others.

We do not have the resources to conduct exhaustive patent searches to determine whether the technology used in our products infringe patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed.

We may face claims by third parties that our products or technology infringe on their patents or other intellectual property rights. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management. If any of our products are found to violate third-party proprietary rights, we may be required to pay substantial damages. In addition, we may be required to re-engineer our products or obtain licenses from third parties to continue to offer our products. Any efforts to re-engineer our products or obtain licenses on commercially reasonable terms may not be successful, which would prevent us from selling our products, and, in any case, could substantially increase our costs and have a material adverse effect on our business, financial condition and results of operations.

We may not be able to protect our intellectual property rights adequately.

Our ability to compete for customers is affected, in part, by our ability to protect our intellectual property rights. We rely on a combination of patents, trademarks, copyrights, trade secrets, confidentiality procedures and non-disclosure and licensing arrangements to protect our intellectual property rights. Despite these efforts, we cannot be certain that the steps we take to protect our proprietary information will be adequate to prevent misappropriation of our technology or protect that proprietary information. The validity and breadth of claims in technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. Nor can we assure you that, if challenged, our patents will be found to be valid or enforceable, or that the patents of others will not have an adverse effect on our ability to do business. In addition, the enforcement of laws protecting intellectual property may be inadequate to protect our technology and proprietary information.

We may not have the resources to assert or protect our rights to our patents and other intellectual property. Any litigation or proceedings relating to our intellectual property, whether or not meritorious, will be costly and may divert the efforts and attention of our management and technical personnel.

We also rely on other unpatented proprietary technology, trade secrets and know-how and no assurance can be given that others will not independently develop substantially equivalent proprietary technology, techniques or processes, that such technology or know-how will not be disclosed or that we can meaningfully protect our rights to such unpatented proprietary technology, trade secrets, or know-how. Although we intend to enter into non-disclosure agreements with our employees and consultants there can be no assurance that such non-disclosure agreements will provide adequate protection for our trade secrets or other proprietary know-how.

Our success will depend, in part, on our ability to protect our existing intellectual property and to obtain new patents.

To date, we have applied for 17 patents in the U.S., two (2) of which have been awarded, and our success will depend, in part, on our ability to obtain patent and trade secret protection for proprietary technology that we currently possess or that we may develop in the future. No assurance can be given that any pending or future patent applications will issue as patents, that the scope of any patent protection obtained will be sufficient to exclude competitors or provide competitive advantages to us, that any of our patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by us.

Furthermore, there can be no assurance that our competitors have not or will not independently develop technology, processes or products that are substantially similar or superior to ours, or that they will not duplicate any of our products or design around any patents issued or that may be issued in the future to us. In addition, whether or not patents are issued to us, others may hold or receive patents which contain claims having a scope that covers products or processes developed by us.

We may not have the resources to adequately defend any patent infringement litigation or proceedings. Any such litigation or proceedings, whether or not determined in our favor or settled by us, is costly and may divert the efforts and attention of our management and technical personnel. In addition, we may be required to obtain licenses to patents or proprietary rights from third parties. There can be no assurance that such licenses will be available on acceptable terms if at all. If we do not obtain required licenses, we could encounter delays in product development or find that the development, manufacture or sale of products requiring such licenses could be foreclosed. Accordingly, challenges to our intellectual property, whether or not ultimately successful, could have a material adverse effect on our business and results of operations.

Our future success depends on the continued service of management, engineering and sales personnel and our ability to identify, hire and retain additional personnel.

Our success depends, to a significant extent, upon the efforts and abilities of members of our senior management. Prior to the spin-off , we expect to enter into an employment agreement with our Chief Executive Officer, Michael J. Orlando. Subsequent to the spin-off , we also intend on entering into employment agreements with other key members of management. The loss of the services of one or more of our senior management or other key employees could adversely affect our business.

There is intense competition for qualified employees in our industry, particularly for highly skilled design, applications, engineering and sales people. We may not be able to continue to attract and retain developers, managers, or other qualified personnel necessary for the development of our business or to replace qualified individuals who may leave us at any time in the future. Our anticipated growth is expected to place increased demands on our resources and will likely require the addition of new management and engineering staff as well as the development of additional expertise by existing management employees. If we lose the services of or fail to recruit engineers or other technical and management personnel, our business could be harmed.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act), the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with the SEC with respect to our business and operating results.

As a result of disclosure of information in this information statement and in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

Periods of rapid growth and expansion could place a significant strain on our resources, including our employee base, which could negatively impact our operating results.

We may experience periods of rapid growth and expansion, which may place significant strain and demands on our management, our operational and financial resources, customer operations, research and development, marketing and sales, administrative, and other resources. To manage our possible future growth effectively, we will be required to continue to improve our management, operational and financial systems. Future growth would also require us to successfully hire, train, motivate and manage our employees. In addition, our continued growth and the evolution of our business plan will require significant additional management, technical and administrative resources. If we are unable to manage our growth successfully, we may not be able to effectively manage the growth and evolution of our current business and our operating results could suffer.

Some of our offerings depend on contract manufacturers, and our production and products could be harmed if such contract manufacturers are unable to meet our volume and quality requirements and alternative sources are not available.

We rely on contract manufacturers to provide manufacturing services for some of our products. If these services become unavailable, we would be required to identify and enter into an agreement with a new contract manufacturer or take the manufacturing in-house. The loss of our contract manufacturers could significantly disrupt production as well as increase the cost of production, thereby increasing the prices of our products. These changes could have a material adverse effect on our business and results of operations.

A limited number of customers account for a significant portion of our sales. The loss of a principal customer or other significant business relationship could have a material adverse effect on our business, financial condition and results of operations.

A significant portion of our product sales are made to a limited number of customers. Two (2) customers accounted for 95% and 89% of our revenue and accounts receivable, respectively, for the year ended December 31, 2018. For the year ended December 31, 2017, two (2) customers accounted for 85% of our revenue and three (3) customers accounted for 88% of our accounts receivable. The loss of our relationships with principal customers or a decline in sales to principal customers could materially adversely affect our business, financial condition and results of operations.

If we do not effectively manage changes in our business, these changes could place a significant strain on our management and operations.

Our ability to grow successfully requires an effective planning and management process. The expansion and growth of our business could place a significant strain on our management systems, infrastructure and other resources. To manage our growth successfully, we must continue to improve and expand our systems and infrastructure in a timely and efficient manner. Our controls, systems, procedures and resources may not be adequate to support a changing and growing company. If our management fails to respond effectively to changes and growth in our business, including acquisitions, this could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We are an emerging growth company within the meaning of the JOBS Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are not applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five (5) years although we could lose that status sooner if our annual gross revenues exceed $1.07 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if, among other criteria, the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Under the JOBS Act, emerging growth companies may also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to utilize such extended transition period for complying with new or revised accounting standards.

We may not be able to access the equity or credit markets.

We face the risk that we may not be able to access various capital sources, including investors, lenders, or suppliers. Failure to access the equity or credit markets from any of these sources could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Persistent global economic trends could adversely affect our business, liquidity and financial results.

Although improving, persistent global economic conditions, particularly the scarcity of capital available to smaller businesses, could adversely affect us, primarily through limiting our access to capital and disrupting our clients’ businesses. In addition, continuation or worsening of general market conditions in economies important to our businesses may adversely affect our clients’ level of spending and ability to obtain financing, leading to us being unable to generate the levels of sales that we require.  Current and continued disruption of financial markets could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We may seek or need to raise additional funds. Our ability to obtain financing for general corporate and commercial purposes or acquisitions depends on operating and financial performance and is also subject to prevailing economic conditions and to financial, business and other factors beyond our control. The global credit markets and the financial services industry have experienced a period of unprecedented turmoil characterized by the bankruptcy, failure or sale of various financial institutions in recent history. An unprecedented level of intervention from the U.S. and other governments has been seen. As a result of such disruption, our ability to raise capital may be severely restricted and the cost of raising capital through such markets or privately may increase significantly at a time when we would like, or need, to do so. Either of these events could have an impact on our flexibility to fund our business operations, make capital expenditures, pursue additional expansion or acquisition opportunities, or make another discretionary use of cash and could adversely impact our financial results.

Although recent trends point to continuing improvements, there is still lingering volatility and uncertainty. A change or disruption in the global financial markets for any reason may cause consumers, businesses and governments to defer purchases in response to tighter credit, decreased cash availability and declining consumer confidence. Accordingly, demand for our products could decrease and differ materially from current expectations. Further, some of our customers may require substantial financing in order to fund their operations and make purchases from us. The inability of these customers to obtain sufficient credit to finance purchases of our products and meet their payment obligations to us or possible insolvencies of our customers could result in decreased customer demand, an impaired ability for us to collect on outstanding accounts receivable, significant delays in accounts receivable payments, and significant write-offs of accounts receivable, each of which could adversely impact our financial results.

Rising interest rates could adversely impact our business.

Changes in interest rates could have an adverse impact on our business by increasing our cost of capital. For example:

●	rising interest rates would increase our cost of capital; and

●	rising interest rates may negatively impact our ability to secure financing on favorable terms and may impact our ability to provide cost-effective financing to our end-customers or end-users, where applicable.

Rising interest rates could generally harm our business and financial condition.

We are dependent on credit and debit account issuers, payment card networks and independent standards boards, and any changes to their rules or practices could harm our business.

Key components of our business depend on technological programs, certifications or industry standards established by credit and debit account issuers, the payment card networks, including Visa, Mastercard, Maestro, and Discover, and standards established by industry organizations, including the Payment Card Industry Data Security Standard (PCI DSS).

Actions may be taken by such credit and debit account issuers, payment card networks and industry organizations to alter these technological programs, certifications or standards that degrade the functionality of our services, impose additional costs or requirements on us or give preferential treatment to competitive services. If we are unsuccessful in meeting any new requirements, or renegotiating or maintaining mutually beneficial relationships with these entities or organizations, our business may be harmed. In addition, violations of such technological programs, certifications or standards, or any failure to maintain good relationships with the payment card networks and to secure certifications necessary for our business, could impact our ability to maintain our current customers or obtain new customers, increase our costs or otherwise harm our business.

We, our sellers, our partners and others who use our services obtain and process a large amount of sensitive data. Any real or perceived improper or unauthorized use of, disclosure of, or access to such data could harm our reputation as a trusted brand, as well as have a material adverse effect on our business.

We, our sellers, and our partners, including third-party vendors and data centers that we use, obtain and process large amounts of sensitive data, including data related to our sellers, their customers and their transactions. We face risks, including to our reputation as a trusted brand, in the handling and protection of this data, and these risks will increase as our business continues to expand to include new products and technologies. Our operations may involve the transmission of sensitive personally identifiable information of individuals and payment account number data using our services.

We have administrative, technical and physical security measures in place, and we have policies and procedures in place to contractually require third parties to whom we transfer data to implement and maintain appropriate privacy and security measures. However, if our privacy and security measures or those of the previously mentioned third parties are inadequate or are breached as a result of third-party action, employee error, malfeasance, malware, phishing, hacking attacks, system error, software bugs or defects in our products, trickery, process failure, or otherwise, and, as a result, there is improper disclosure of data, or someone obtains unauthorized access to our systems or our partners’ systems, or if we suffer a ransomware or advanced persistent threat attack, or if any of the foregoing is reported or perceived to have occurred, our reputation and business could be harmed. If the sensitive information is lost or improperly disclosed or threatened to be disclosed, we could incur significant liability, financial loss and be subject to regulatory scrutiny and penalties, including costs associated with remediation.

While we maintain cybersecurity insurance, our insurance may be insufficient to cover all liabilities incurred by such attacks. We also cannot be certain that our insurance coverage will be adequate for data handling or data security liabilities actually incurred, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, results of operations and reputation.

Because we have international operations, we will be subject to the risks of conducting business in foreign countries.

We currently sell our products internationally and, therefore, we are subject to the risks of conducting business in foreign countries, including:

●	different standards for the development, use and marketing of our products and technologies;

●	the potential burden of complying with a variety of foreign laws and trade standards; and

●	general geopolitical risks, such as political and economic instability, changes in diplomatic and trade relations and foreign currency risks and fluctuations.

No assurance can be given that we will be able to positively manage the risks inherent in the conduct of our international operations or that such operations will not have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Platform, Applications and Related Products

Our platform, applications, products and technologies may not be accepted by the intended commercial consumers of our products, which could harm our future financial performance.

There can be no assurance that our platform, applications, products and technologies will achieve wide acceptance by commercial consumers of such security-based products, and/or market acceptance generally. The degree of market acceptance for products and services based on our technology will also depend upon a number of factors, including the receipt and timing of approvals and certifications, if any, and the establishment and demonstration of the ability of our proposed platform, applications and products to provide added security and convenience in an efficient manner and at a reasonable cost. Our failure to develop a commercial product to compete successfully with existing technologies could delay, limit or prevent market acceptance. Moreover, the market for contactless payment technology systems and services is largely undeveloped, and we believe that the overall demand for contactless payment technology will depend significantly upon public perception of the need for such services. There can be no assurance that the public will adopt contactless payment technology at a rate sufficient to support our growth plans. Long-term market acceptance of our products and services will depend, in part, on the capabilities, operating features and price of our products and technologies as compared to those of other available products and services. As a result, there can be no assurance that currently available products, or products under development for commercialization, will be able to achieve market penetration, revenue growth or profitability.

Our platform, applications and products may become obsolete if we do not effectively respond to rapid technological change on a timely basis.

The payments, authentication, credential management, and personal identification industries are characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards. If we are unable to keep pace with these changes, our business may be harmed. Products using new technologies, or emerging industry standards, could make our technologies less attractive. In addition, we may face unforeseen problems when developing our products, which could harm our business. Furthermore, our competitors may have access to technologies not available to us, which may enable them to produce products of greater interest to consumers or at a more competitive cost.

Because of the new and evolving nature of payment and tokenization technology, it is difficult to predict the size of this specialized market, the rate at which the market for our platform, applications and products will grow or be accepted, if at all, or whether other technologies will render our applications less competitive or obsolete.  If the market for our applications fails to develop or grows slower than anticipated, we would be significantly and materially adversely affected.

If our products and services do not achieve market acceptance, we may never have significant revenues or any profits.

If we are unable to operate our business as contemplated by our business model or if the assumptions underlying our business model prove to be unfounded, we could fail to achieve our revenue and earnings goals within the time we have projected, or at all, which would have a detrimental effect on our business.

We may in the future experience competition from other payment and tokenization platform, application and product developers.

Competition in the development of payment and tokenization technology is expected to become more intense. Competitors range from university-based research and development graphics labs to development-stage companies and major domestic and international companies. Many of these entities have financial, technical, marketing, sales, distribution and other resources significantly greater than those that we have. There can be no assurance that we can continue to develop our technologies, or that present or future competitors will not develop technologies that render our biometric applications obsolete or less marketable or that we will be able to introduce new products and product enhancements that are competitive with other products marketed by industry participants.

We may fail to create new applications for our products and enter new markets, which would have an adverse effect on our operations, financial condition and prospects.

Our future success depends in part on our ability to develop and market our technology for applications other than those currently intended. If we fail in these goals, our business strategy and ability to generate revenues and cash flow would be significantly impaired. We intend to expend significant resources to develop new technology, but the successful development of new technology cannot be predicted, and we cannot guarantee we will succeed in these goals.

Our products may have defects, which could damage our reputation, decrease market acceptance of our products, cause us to lose customers and revenue and result in costly litigation or liability.

Our products may contain defects for many reasons, including defective design or manufacture, defective material or software interoperability issues. Products as complex as those we offer frequently develop or contain undetected defects or errors. Despite testing, defects or errors may arise in our existing or new products, which could result in loss of revenue, market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation, and increased service and maintenance cost. Defects or errors in our products and solutions might discourage customers from purchasing future products. Often, these defects are not detected until after the products have been shipped. If any of our products contain defects or perceived defects or have reliability, quality or compatibility problems or perceived problems, our reputation might be damaged significantly, we could lose or experience a delay in market acceptance of the affected product or products and might be unable to retain existing customers or attract new customers. In addition, these defects could interrupt or delay sales. In the event of an actual or perceived defect or other problem, we may need to invest significant capital and technical, managerial and other resources to investigate and correct the potential defect or problem and potentially divert these resources from other development efforts. If we are unable to provide a solution to the potential defect or problem that is acceptable to our customers, we may be required to incur substantial product recall, repair and replacement and even litigation costs. These costs could have a material adverse effect on our business and operating results.

We will provide warranties on certain product sales and allowances for estimated warranty costs are recorded during the period of sale. The determination of such allowances requires us to make estimates of product return rates and expected costs to repair or to replace the products under warranty. We will establish warranty reserves based on our best estimates of warranty costs for each product line combined with liability estimates based on the prior twelve months’ sales activities. If actual return rates and/or repair and replacement costs differ significantly from our estimates, adjustments to recognize additional cost of sales may be required in future periods. In addition, because our customers rely on secure authentication and identification of cardholders to prevent unauthorized access to programs, PCs, networks, or facilities, a malfunction of or design defect in its products (or even a perceived defect) could result in legal or warranty claims against us for damages resulting from security breaches. If such claims are adversely decided against us, the potential liability could be substantial and have a material adverse effect on our business and operating results. Furthermore, the possible publicity associated with any such claim, whether or not decided against us, could adversely affect our reputation. In addition, a well-publicized security breach involving smart card-based or other security systems could adversely affect the market’s perception of products like ours in general, or our products in particular, regardless of whether the breach is attributable to our products. Any of the foregoing events could cause demand for our products to decline, which would cause our business and operating results to suffer.

Risks Relating to the Spin-Off

The Distribution may not be completed on the terms or timeline currently contemplated, if at all.

While we are actively engaged in planning for the Distribution, unanticipated developments could delay or negatively affect the Distribution, including those related to the filing and effectiveness of appropriate filings with the SEC and receiving any required regulatory approvals. In addition, until the Distribution has occurred, the Nxt-ID board of directors has the right to not proceed with the Distribution, even if all of the conditions are satisfied. Therefore, the Distribution may not be completed on the terms or timeline currently contemplated, if at all.

If our application for quotation of our common stock on the OTCQB is not approved prior to the Distribution, immediately following the Distribution, a trading market for our common stock may not exist.

We intend to apply to have our common stock quoted on the OTCQB of the OTC Markets Group Inc. However, quotation of our common stock on the OTCQB is not a condition to the Distribution. If our application for quotation of our common stock is not approved by the OTC Markets Group Inc. prior to the Distribution, there may be no trading market for our common stock immediately following the Distribution, and there can be no assurance of when or if our common stock will be approved for quotation on the OTCQB. Without a trading market for our common stock, you will not be able to trade our common stock.

We may be unable to achieve some or all of the benefits that we expect to achieve from our spin-off from Nxt-ID.

We believe that as a standalone, independent company, our business will benefit from, among other things, allowing our management to design and implement corporate policies and strategies that are based primarily on the characteristics of our business, allowing us to focus our financial resources wholly on our own operations and implement and maintain a capital structure designed to meet our own specific needs. However, by separating from Nxt-ID, we may be more susceptible to market fluctuations and other adverse events than we would have been were we still a part of Nxt-ID. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our results of operations and financial condition could be materially adversely affected.

We have no operating history as a separate company; our historical and pro forma financial information is not necessarily representative of the results we would have achieved as a separate publicly traded company and may not be a reliable indicator of our future results; we may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company, and as a result, we may experience increased costs.

Since Nxt-ID’s acquisition of Fit Pay Sub on May 23, 2017, Nxt-ID has performed various corporate functions for us, including tax administration, governance, compliance, accounting, internal audit and external reporting. Our historical and pro forma financial results reflect allocations of corporate expenses from Nxt-ID for these and similar functions that may be less than the comparable expenses we would have incurred had we operated as a separate publicly traded company. Prior to the spin-off, we shared economies of scope and scale in costs, employees and vendor relationships. While we expect to enter into short-term transition agreements and longer-term licensing, marketing and other agreements that will govern certain commercial and other relationships between us and Nxt-ID, those arrangements may not capture the benefits our business has enjoyed as a result of being integrated with the other businesses of Nxt-ID.

Generally, our working capital requirements, including acquisitions and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of Nxt-ID. Following the completion of the spin-off, Nxt-ID will not be providing us with funds to finance our working capital or other cash requirements, and, in addition to any funds raised in our contemplated private placement of $1 million to $2 million in non-convertible debt immediately prior to the spin-off, we may need to obtain financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements. We may be unable to obtain such financing in a timely manner or on comparable terms and costs of the services or other benefits that Nxt-ID previously provided to us.

The loss of the benefits from being a part of Nxt-ID could have an adverse effect on our business, results of operations and financial condition following the completion of the spin-off. Other significant changes may occur in our cost structure, management, financing and business operations as a result of our operating as a company separate from Nxt-ID.

We might have received better terms from unaffiliated third parties than the terms we received in our agreements with Nxt-ID entered into in connection with the spin-off.

The agreements related to the spin-off from Nxt-ID were negotiated in the context of the spin-off from Nxt-ID while we were still part of Nxt-ID. Although these agreements are intended to be on an arm’s-length basis, they may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. The terms of the agreements being negotiated in the context of the spin-off are related to, among other things, allocations of assets and liabilities, rights and indemnification and other obligations between us and Nxt-ID. To the extent that certain terms of those agreements provide for rights and obligations that could have been procured from third parties, we might have received better terms from third parties because third parties might have competed with each other to win our business. See “Certain Relationships and Related Party Transactions—Agreements with Nxt-ID Related to the Spin-Off.”

We will incur certain indebtedness, assume certain indebtedness and contingent obligations as part of our spin-off from Nxt-ID, which may subject us to various restrictions and decrease our profitability.

In connection with the spin-off, PartX will assume certain indebtedness that Fit Pay, Inc. held prior to its being acquired by Nxt-ID and certain contingent obligations of Nxt-ID to the Fit Pay Sellers, and we will be responsible for servicing this indebtedness and obtaining and maintaining sufficient working capital and other funds to satisfy our cash requirements. We also expect that in order to finance our research and development and other efforts to expand our business and to meet our working capital requirements immediately prior to the spin-off, we will complete a private placement of $1 million to $2 million in non-convertible debt. The agreement for these indebtedness and contingent obligations may contain restrictions, covenants and events of default that could limit our ability to (i) respond to market conditions, provide for capital investment needs or take advantage of business opportunities by restricting our ability to incur or guarantee additional indebtedness or requiring us to offer to repurchase such indebtedness in the event of a change of control; (ii) pay dividends or make distributions; (iii) make investments or acquisitions; (iv) sell, transfer or otherwise dispose of certain assets; (v) create liens; (vi) consolidate or merge; (vii) enter into transactions with affiliates; and (viii) prepay and repurchase or redeem certain indebtedness. In addition, our financing costs may be higher than they were as part of Nxt-ID.

Our accounting and other management systems and resources may not meet the financial reporting and other requirements to which we will be subject following the spin-off, and failure to achieve and maintain effective internal controls could have a material adverse effect on our business and the price of our common stock.

As a result of the spin-off, we will be directly subject to reporting and other obligations under U.S. securities laws and will be required to comply with internal controls and reporting requirements thereunder. These reporting and other obligations may place significant demands on our management, administrative and operational resources, including accounting systems and resources and may require us to upgrade our systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. If we are unable to obtain or maintain adequate financial and management controls, reporting systems, information technology systems and procedures in a timely and effective fashion, our ability to comply with the internal controls, financial reporting requirements and other rules that apply to reporting companies under U.S. securities laws may be impaired. In addition, any failure to comply with the internal controls, financial reporting requirements and other rules that apply to reporting companies under U.S. securities laws, or difficulties encountered in their implementation, could have a material adverse effect on our operating results. Any material weakness in our internal controls may also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our company and, if a public market develops for our securities, the trading price of our common stock. We expect to incur additional annual expenses for the purpose of addressing these requirements that may be significant.

The spin-off and related transactions may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal distribution requirements.

While Nxt-ID will receive a solvency opinion from an investment bank confirming that Nxt-ID will be adequately capitalized immediately after the spin-off, the spin-off could be challenged under various state and federal fraudulent conveyance laws. An unpaid creditor could claim that Nxt-ID did not receive fair consideration or reasonably equivalent value in the spin-off, that the spin-off left Nxt-ID insolvent or with unreasonably small capital or that Nxt-ID intended or believed it would incur debts beyond its ability to pay such debts as they mature. If a court were to agree with such a plaintiff, then such court could void the spin-off as a fraudulent transfer and could impose a number of different remedies, including without limitation, returning our assets or your shares in our company to Nxt-ID or providing Nxt-ID with a claim for money damages against us in an amount equal to the difference between the consideration received by Nxt-ID and the fair market value of our company at the time of the spin-off.

Certain directors who serve on our Board of Directors will serve as directors of the Nxt-ID board of directors, and ownership of shares of Nxt-ID common stock or equity awards of Nxt-ID by directors and executive officers of PartX may create conflicts of interest or the appearance of conflicts of interest.

Michael J. Orlando and Gino M. Pereira, who will serve on our Board of Directors, will continue to serve on the Nxt-ID board of directors. This could create, or appear to create, potential conflicts of interest when our or Nxt-ID’s management and directors face decisions that could have different implications for us and Nxt-ID, including the resolution of any dispute regarding the terms of the agreements governing the spin-off and the relationship between us and Nxt-ID after the spin-off, any commercial agreements entered into in the future between us and Nxt-ID and the allocation of such directors’ time between us and Nxt-ID.

Because of their current or former positions with Nxt-ID, certain of our directors and executive officers will own shares of Nxt-ID common stock. The continued ownership of Nxt-ID common stock by PartX directors and executive officers following the spin-off creates or may create the appearance of conflicts of interest when these directors and executive officers are faced with decisions that could have different implications for us and Nxt-ID.

If the Distribution, together with certain related transactions, were to fail to qualify as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code, then our stockholders, we and Nxt-ID might be required to pay substantial U.S. federal income taxes (including as a result of indemnification under the Tax Matters Agreement).

The Distribution is conditioned upon Nxt-ID’s receipt of an opinion from its spin-off tax advisors to the effect that the Distribution, together with certain related transactions, will qualify as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code in which no gain or loss is recognized by Nxt-ID or its stockholders, except, in the case of Nxt-ID stockholders, for cash received in lieu of fractional shares. The opinion from Nxt-ID’s spin-off tax advisors will be based on, among other things, certain assumptions as well as on the continuing accuracy of certain factual representations and statements that we and Nxt-ID make to the spin-off tax advisors. In providing their opinion, the spin-off tax advisors will also rely on certain covenants that we and Nxt-ID will enter into, including the adherence by Nxt-ID and us to certain restrictions on our future actions contained in the Tax Matters Agreement. If any of the representations or statements that we or Nxt-ID make are or become inaccurate or incomplete, or if we or Nxt-ID breach any of our covenants, the Distribution and such related transactions might not qualify for such tax treatment. The opinion from Nxt-ID’s spin-off tax advisors is not binding on the Internal Revenue Service (the “IRS”) or a court, and there can be no assurance that the IRS will not challenge the validity of the Distribution and such related transactions as a reorganization for U.S. federal income tax purposes under Sections 368(a)(1)(D) and 355 of the Code eligible for tax-free treatment, or that any such challenge ultimately will not prevail.

If the Distribution, together with certain related transactions, does not qualify as a tax-free transaction for any reason, including as a result of a breach of a representation or covenant, Nxt-ID would recognize taxable gain on the Distribution equal to the amount by which the fair market value of the PartX common stock distributed to Nxt-ID stockholders exceeds Nxt-ID’s tax basis in its shares of PartX common stock. In such case, under U.S. Treasury regulations, each member of the Nxt-ID consolidated group at the time of the spin-off (including us and certain of our subsidiaries) would be jointly and severally liable for the entire resulting amount of any U.S. federal income tax liability. Additionally, if the Distribution of our common stock does not qualify as tax-free under Section 355 of the Code, Nxt-ID stockholders will be treated as having received a taxable distribution equal to the value of our stock distributed, treated as a taxable dividend to the extent of Nxt-ID’s current and accumulated earnings and profits, and then would have a tax-free basis recovery up to the amount of their tax basis in their shares, and then would have taxable gain from the sale or exchange of the shares to the extent of any excess. For more information, see “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Distribution.”

In addition, pursuant to the Tax Matters Agreement, if the Distribution, together with certain related transactions, does not qualify as a tax-free transaction under Section 355 of the Code due to the fault of PartX, PartX will be responsible for the payment of any resulting tax liabilities and will indemnify Nxt-ID with respect thereto. Similarly, if the failure of the Distribution, together with certain related transactions, to qualify as a tax-free transaction under Section 355 of the Code is due to the fault of Nxt-ID, Nxt-ID will be responsible for the payment of any resulting tax liabilities and will indemnify PartX with respect thereto.

Our ability to engage in acquisitions and other strategic transactions is subject to limitations because we are agreeing to certain restrictions intended to support the tax-free nature of the Distribution.

The U.S. federal income tax laws that apply to transactions like the spin-off generally create a presumption that the Distribution would be taxable to Nxt-ID (but not to Nxt-ID stockholders) if we engage in, or enter into an agreement to engage in, a transaction that would result in a 50% or greater change by vote or by value in our stock ownership during the four-year period beginning two years before the Distribution Date, unless it is established that the transaction is not pursuant to a plan or series or transactions related to the Distribution. U.S. Treasury regulations currently in effect generally provide that whether an acquisition transaction and a Distribution are part of a plan is determined based on all of the facts and circumstances, including specific factors listed in the Treasury regulations. In addition, these Treasury regulations provide several “safe harbors” for acquisition transactions that are not considered to be part of a plan that includes a Distribution.

There are other restrictions imposed on us under current U.S. federal income tax laws with which we will need to comply in order for the Distribution and certain related transactions to qualify as a transaction that is tax-free under Sections 368(a)(1)(D) and 355 of the Code. For example, we will generally be required to continue to own and manage our Payments Business, and there will be limitations on issuances, redemptions and sales of our stock for cash or other property following the Distribution, except in connection with certain stock-for-stock acquisitions and other permitted transactions. If these restrictions are not followed, the Distribution could be taxable to Nxt-ID and Nxt-ID stockholders.

We will enter into a Tax Matters Agreement with Nxt-ID under which we will allocate, between Nxt-ID and ourselves, responsibility for U.S. federal, state and local and non-U.S. income and other taxes relating to taxable periods before and after the spin-off and provide for computing and apportioning tax liabilities and tax benefits between the parties. In the Tax Matters Agreement, we will agree that, among other things, we may not take, or fail to take, any action following the Distribution if such action, or failure to act: would be inconsistent with or prohibit the spin-off and certain restructuring transactions related to the Distribution and certain related transactions from qualifying as a tax-free reorganization under Sections 368(a)(1)(D) and 355 and related provisions of the Code to Nxt-ID and Nxt-ID stockholders (except with respect to the receipt of cash in lieu of fractional shares of our stock); or would be inconsistent with, or cause to be untrue, any representation, statement, information or covenant made in connection with the opinion provided by Nxt-ID’s spin-off tax advisors or the Tax Matters Agreement relating to the qualification of the Distribution and certain related transactions as a tax-free transaction under Sections 368(a)(1)(D) and 355 and related provisions of the Code.

In addition, we will agree that we may not, among other things, during the two-year period following the spin-off, except under certain specified circumstances, issue, sell or redeem our stock or other securities (or those of certain of our subsidiaries); liquidate, merge or consolidate with another person; sell or dispose of assets outside the ordinary course of business or materially change the manner of operating our business; or enter into any agreement, understanding or arrangement, or engage in any substantial negotiations with respect to any transaction or series of transactions which would cause us to undergo a specified percentage or greater change in our stock ownership by value or voting power. These restrictions could limit our strategic and operational flexibility, including our ability to finance our operations by issuing equity securities, make acquisitions using equity securities, repurchase our equity securities, or raise money by selling assets or enter into business combination transactions. We will also agree to indemnify Nxt-ID for certain tax liabilities resulting from any such transactions. Further, our stockholders may consider these covenants and indemnity obligations unfavorable as they might discourage, delay or prevent a change of control.

Risks Relating to Our Common Stock

There is no existing market for our common stock, and a trading market that will provide you with adequate liquidity may not develop for our common stock. If and when a larger trading market for our common stock develops, the market price of our common stock is still likely to be highly volatile and subject to wide fluctuations.

There is currently no public market for our common stock and an active trading market for our common stock may not develop as a result of the Distribution or be sustained in the future. The lack of an active trading market may make it more difficult for you to sell your shares of common stock and could lead to our stock price being depressed or more volatile.

We cannot predict the prices at which our common stock may trade after the Distribution. The market price of our common stock may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	our business profile and market capitalization may not fit the investment objectives of Nxt-ID stockholders, and as a result, Nxt-ID stockholders may sell our shares after the Distribution;

●	a shift in our investor base;

●	success or failure of our business strategies;

●	failure to achieve our growth and performance objectives;

●	variations in our revenues and operating expenses;

●	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally;

●	our ability to obtain financing as needed;

●	changes in laws and regulations affecting our business;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	announcements of innovations or new products or services by us or our competitors;

●	market conditions in our industry, the industries of our customers and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	changes in the market valuations of other comparable companies;

●	overall market fluctuations; and

●	developments in the financial markets and worldwide or regional economies.

In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of our common stock. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

For many reasons, including the risks identified in this information statement, the market price of our common stock following the spin-off may be more volatile than the market price of Nxt-ID common stock before the spin-off. These factors may result in short-term or long-term negative pressure on the value of our common stock. Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

The concentration of stock ownership by our executive officers and directors may enable such stockholders to exert significant influence over matters requiring stockholder approval.

Our executive officers and directors will beneficially own approximately [●]% of our common stock following the spin-off. As a result, our executive officers and directors may have significant influence to:

●	elect or defeat the election of our directors;

●	amend or prevent amendment of our certificate of incorporation or bylaws;

●	effect or prevent a merger, sale of assets or other corporate transaction; and

●	affect the outcome of any other matter submitted to the stockholders for vote.

The interests of our executive officers and directors may not always coincide with the interests of other stockholders, and these stockholders may act in a manner that advances their interests and not necessarily those of other stockholders. In addition, any sale of a significant amount of our common stock held by our directors and executive officers, or the possibility of such sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing any gains from our common stock.

The market price for our common stock is likely to be particularly volatile given our status as a corporation that prior to the spin-off was a subsidiary of a relatively unknown company with a small and thinly traded public float and lack of profits. This could lead to wide fluctuations in the price of our common stock.

The market for Nxt-ID’s common stock is characterized by significant price volatility when compared to the securities of larger, more established companies that trade on a national securities exchange and have large public floats, and as we are appreciably smaller than Nxt-ID in terms of assets, revenues and earnings, and lack any trading history we expect that following the spin-off the price of our common stock will be more volatile than the securities of larger, more established companies for the indefinite future. The volatility in the price of our common stock may be attributable to a number of factors. First, as noted above, Nxt-ID’s common stock is, compared to the securities of such larger, more established companies, sporadically and thinly traded and we have no basis to conclude that following the spin-off our common stock will trade more frequently and heavily. The price of our common stock could, for example, decline precipitously in the event that a large number of shares of our common stock were sold on the market without commensurate demand. Second, we are a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of common stock on the market more quickly and at greater discounts than would be the case with the securities of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our common stock regardless of our operating performance.

Our stockholders may experience significant dilution.

The issuance of material amounts of common stock by us in the future would cause our existing stockholders to experience significant dilution in their investment in us. We will need to raise additional capital in the future to execute our business plan, and if we obtain additional financing involving the issuance of equity securities or securities convertible into or exercisable for equity securities, our existing stockholders’ investment would be diluted. Any such dilution could cause the market price of our common stock to decline, which could impair our ability to raise additional financing.

We do not anticipate paying dividends in the foreseeable future.

The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board of Directors may consider relevant.  If we do not pay dividends, our common stock may be less appealing because a return on a stockholder’s investment would only occur if our stock price appreciates.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation authorizes the issuance of up to 20,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. Pursuant to our certificate of incorporation, in addition to the Series A Preferred Stock discussed elsewhere in this information statement, our Board of Directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control of the Company. For example, it would be possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may limit a stockholder’s ability to buy and sell our common stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for certain customers. Since PartX common stock is a speculative investment due to our lack of profits to date, FINRA requirements will likely make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

Sales of a significant number of shares of our common stock in the public markets or significant short sales of our common stock, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of our common stock. If there are significant short sales of our common stock, the price decline that could result from this activity may cause the share price to decline more so, which, in turn, may cause long holders of the common stock to sell their shares, thereby contributing to sales of common stock in the market. Such sales also may impair our ability to raise capital through the sale of additional equity securities in the future at a time and price that our management deems acceptable, if at all.

We anticipate that we will issue non-convertible debt securities shortly prior to the spin-off and, depending on our future capital needs, we may issue additional debt or equity securities, including common stock, notes, options, warrants and convertible securities subsequent to the spin-off. The issuance of common stock, the exercise of options or warrants or the conversion of convertible securities would have a dilutive effect on your percentage ownership of common stock and might result in a dilution of your voting power and an increase in the number of shares of common stock eligible for future resale in the public market, which may negatively impact the trading price of our common stock.

Our Board of Directors is empowered, without stockholder approval, to issue additional common stock, options, warrants and convertible securities. The issuance of such common stock or the exercise or conversion of such options, convertible securities and warrants that may be issued following the spin-off could result in significant dilution in the percentage ownership interest of our existing common stockholders and in a significant dilution of voting rights and earnings per share.

In addition to the dilutive effects described above, the exercise or conversion of such securities would lead to an increase in the number of shares of common stock eligible for resale in the public market. Sales of substantial numbers of such shares of common stock in the public market could adversely affect the market price of our common stock. Substantial dilution and/or a substantial increase in the number of shares of common stock available for future resale may negatively impact the trading price of our common stock.

In the future, we may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute the ownership of our common stock. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our common stock.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our common stock. Any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of common stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our holders of common stock. If we experience dilution from the issuance of additional securities and we grant superior rights to new securities over holders of common stock, it may negatively impact the trading price of our common stock.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our common stock.

Our certificate of incorporation and our bylaws contain provisions that could delay or prevent a change in control of our Company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

●	authorizing the board of directors to issue, without stockholder approval, preferred stock with rights senior to those of our common stock;

●	limiting the persons who may call special meetings of stockholders; and

●	requiring advance notification of stockholder nominations and proposals.

In addition, the provisions of Section 203 of the Delaware General Corporation Law govern us. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time without the consent of our Board of Directors.

These and other provisions in our certificate of incorporation and our bylaws and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions. See the section entitled “Description of Capital Stock” for additional information on anti-takeover provisions.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, our common stock price and trading volume could decline.

The trading market for our shares of common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This information statement contains forward-looking statements, including in the sections titled “Summary,” “Risk Factors,” “The Spin-Off,” “Trading Market,” “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, the benefits resulting from the spin-off, the effects of competition and the effects of future legislation or regulations and other non-historical statements. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “outlook,” “believes,” “expects,” “outlook,” “potential,” “continues,” “may,” “might,” “will,” “should,” “could,” “seeks,” “approximately,” “goals,” “future,” “projects,” “predicts,” “guidance,” “target,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

The risk factors discussed in “Risk Factors” could cause our results to differ materially from those expressed in forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include general economic conditions, the performance of the financial and credit markets, the economic environment for the payments industry, the impact of war, terrorist activity or political strife, operating risks associated with our Payments Business, uncertainties that may delay or negatively impact the spin-off or cause the spin-off to not occur at all, uncertainties related to our ability to realize the anticipated benefits of the spin-off, uncertainties related to our ability to successfully complete the spin-off on a tax-free basis within the expected time frame or at all, unanticipated developments that delay or otherwise negatively affect the spin-off, uncertainties related to our ability to obtain financing or the terms of such financing, unanticipated developments related to the impact of the spin-off on our relationships with customers, suppliers, employees, Nxt-ID and others with whom we have relationships, unanticipated developments resulting from possible disruption to our operations resulting from the spin-off. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. Any such risks could cause our results to differ materially from those expressed in forward-looking statements.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not place undue reliance on any forward-looking statements in this information statement. We do not have any obligation to update forward-looking statements after we distribute this information statement except as required by law.

THE SPIN-OFF

Background

On September 21, 2018, Nxt-ID announced its intention to implement the spin-off of the Payments Business from Nxt-ID. In order to implement the spin-off, Nxt-ID will transfer to PartX (i) 100% of the issued and outstanding shares of common stock of Fit Pay Sub and (ii) the FinTech Assets of Nxt-ID, and the holders of the Nxt-ID Series C Preferred Stock will exchange such shares for shares of PartX’s Series A Preferred Stock.

Before our spin-off from Nxt-ID, we will enter into a Separation and Distribution Agreement and several other agreements with Nxt-ID related to the spin-off. These agreements will govern the relationship between us and Nxt-ID after completion of the spin-off and provide for the allocation between us and Nxt-ID of various assets, liabilities, rights and obligations. These agreements will provide that (i) all of the assets and liabilities (whether accrued, contingent or otherwise, and including, without limitation, the earn-out payments due to the Fit Pay Sellers pursuant to the Merger Agreement) associated with the Payments Business, subject to certain exceptions, will be retained by or transferred to PartX; and (ii) all other assets and liabilities (whether accrued, contingent or otherwise) of Nxt-ID, subject to certain exceptions (including the shared contingent assets and the shared contingent liabilities), will be retained by or transferred to Nxt-ID. See “The Spin-off—Manner of Effecting the Spin-Off—Internal Reorganization.” These agreements will also include arrangements with respect to employee matters, tax matters, the licensing of trademarks and certain other intellectual property between us and Nxt-ID, and transitional services to be provided by Nxt-ID to us, and by us to Nxt-ID. See “Certain Relationships and Related Party Transactions—Agreements with Nxt-ID Related to the Spin-Off.”

To complete the spin-off, Nxt-ID will, following the internal transfers to PartX of 100% of the issued and outstanding shares of Fit Pay Sub and the FinTech Assets and the exchange of shares of Nxt-ID Series C Preferred Stock for shares of PartX Series A Preferred Stock, distribute to Nxt-ID stockholders all of the outstanding shares of PartX common stock. The Distribution will occur on the Distribution Date, which is expected to be [●], 2019. Each holder of Nxt-ID common stock will receive one (1) share of our common stock for every [●] shares of Nxt-ID common stock held at 5:00 p.m., Eastern time, on [●], 2019, the Record Date.

After completion of the spin-off:

●	PartX will be an independent company and will own and operate the Payments Business (we intend to apply to have our common stock quoted on the OTCQB of the OTC Markets Group Inc.); and

●	Nxt-ID will continue to be an independent, publicly traded company (listed on the NASDAQ Capital Market under the ticker symbol “NXTD”) and will continue to own and operate all of its business other than the Payments Business, including the businesses which develop proprietary products and solutions that serve multiple end markets, including the security, healthcare and “Internet of Things” (“IoT”) markets (collectively, the “Non-Payments Businesses”).

Each holder of Nxt-ID common stock will continue to hold his, her or its shares in Nxt-ID. No vote of Nxt-ID stockholders is required or is being sought in connection with the spin-off, including the internal reorganization set forth above, and Nxt-ID stockholders will not have any appraisal rights in connection with the spin-off.

The Distribution is subject to the satisfaction or waiver of certain conditions. In addition, until the Distribution has occurred, the Nxt-ID board of directors has the right to not proceed with the Distribution, even if all of the conditions are satisfied. See “—Conditions to the Distribution.”

Reasons for the Spin-Off

The Nxt-ID board of directors believes that the spin-off of PartX is in the best interests of Nxt-ID and its stockholders because the spin-off is expected to provide various benefits, including: (i) enhanced strategic and management focus for each company; (ii) more efficient capital allocation, direct access to capital and expanded growth opportunities for each company; (iii) improved investor understanding of the business strategy and operating results of each company; and (iv) enhanced investor choices by offering investment opportunities in separate entities.

Enhanced Strategic and Management Focus. The Non-Payments Businesses and the Payments Business currently compete with each other for management attention and resources. While there can be no assurance, Nxt-ID management believes that the spin-off could permit each of Nxt-ID and PartX to tailor its business strategies to best address market opportunities in its industry. In addition, the spin-off could allow the management of each company to enhance its strategic vision and focus on the core business and growth of that company. The spin-off could also provide each company with the flexibility needed to pursue its own goals and serve its own needs.

More Efficient Capital Allocation, Direct Access to Capital and Expanded Growth Opportunities. As part of Nxt-ID, the Payments Business effectively competes with the Non-Payments Businesses for capital resources. After the spin-off, however, management believes that each company could be able to access the capital markets directly to fund its growth strategy and to establish a capital structure tailored to its business needs. Each company could be able to allocate capital and make investments as its management determines in order to grow its business. Moreover, the liquidity of its stock could enable PartX to use its securities to fund future growth.

Improved Investor Understanding. After the spin-off, investors will receive disclosure about our operating results and Nxt-ID’s operating results on a stand-alone basis, which could better enable them to evaluate the financial performance of each company, as well as each company’s strategy within the context of its industry, thereby increasing the likelihood that each company’s common stock will be appropriately valued by the market.

Enhanced Investor Choices by Offering Investment Opportunities in Separate Entities. The Nxt-ID board of directors believes that the Payments Business and the Non-Payments Businesses may appeal to different types of investors with different investment goals and risk profiles. Finding investors who want to invest in both industries together may be more challenging than finding investors for each individually. After the spin-off, investors will be able to pursue investment goals in either or both companies. In addition, the management of each company will be able to establish goals, implement business strategies and evaluate growth opportunities in light of investor expectations specific to that company’s particular business, without undue consideration of investor expectations for the other business. Each company will also be able to focus its public relations efforts on cultivating its own separate identity.

Manner of Effecting the Spin-Off

The general terms and conditions relating to the spin-off will be set forth in the Separation and Distribution Agreement between PartX and Nxt-ID.

Internal Reorganization

As part of the spin-off, Nxt-ID will transfer to PartX (i) 100% of the issued and outstanding shares of common stock of Fit Pay Sub and (ii) the FinTech Assets of Nxt-ID, and the holders of the Nxt-ID Series C Preferred Stock will exchange all of their shares of Nxt-ID Series C Preferred Stock for shares of PartX’s Series A Preferred Stock on a 1:1 basis pursuant to an Exchange Agreeement by and among Nxt-ID, PartX and the holders of Nxt-ID Series C Preferred Stock. Before our spin-off from Nxt-ID, we will enter into a Separation and Distribution Agreement and several other agreements with Nxt-ID related to the spin-off, which agreements will become effective upon the consummation of the spin-off. These agreements will govern the relationship between us and Nxt-ID after completion of the spin-off and provide for the allocation between us and Nxt-ID of various assets, liabilities, rights and obligations. These agreements will provide that (i) all of the assets and liabilities (whether accrued, contingent or otherwise, and including, without limitation, the earn-out payments due to the Fit Pay Sellers pursuant to the Merger Agreement) associated with the Payments Business, subject to certain exceptions, will be retained by or transferred to PartX; and (ii) all other assets and liabilities (whether accrued, contingent or otherwise) of Nxt-ID, subject to certain exceptions (including the shared contingent assets and the shared contingent liabilities), will be retained by or transferred to Nxt-ID. These agreements will also include arrangements with respect to employee matters, tax matters, the licensing of trademarks and certain other intellectual property between us and Nxt-ID, and transitional services to be provided by Nxt-ID to us, and by us to Nxt-ID. See “Certain Relationships and Related Party Transactions—Agreements with Nxt-ID Related to the Spin-Off.”

Distribution of Shares of Our Common Stock

Under the Separation and Distribution Agreement, the Distribution will be effective as of 5:00 p.m., Eastern time, on the Distribution Date. As a result of the spin-off, on the Distribution Date, each holder of Nxt-ID common stock will receive one (1) share of our common stock for each share of Nxt-ID common stock that he, she or it owns as of 5:00 p.m., Eastern time, on the Record Date. The actual number of shares to be distributed will be determined based on the number of shares of Nxt-ID common stock expected to be outstanding as of the Record Date and will be reduced to the extent that cash payments are to be made in lieu of the issuance of fractional shares of PartX common stock. The actual number of shares of PartX common stock to be distributed will be calculated as of the Record Date. The shares of PartX common stock to be distributed by Nxt-ID will constitute all of the issued and outstanding shares of PartX common stock immediately prior to the Distribution.

On the Distribution Date, Nxt-ID will release the shares of our common stock to our distribution agent to distribute to Nxt-ID stockholders. Our distribution agent will credit the shares of our common stock to the book-entry accounts of Nxt-ID stockholders established to hold their shares of our common stock. Our distribution agent will send these stockholders a statement reflecting their ownership of our common stock. Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued. For stockholders who own Nxt-ID common stock through a broker or other nominee, their shares of our common stock will be credited to these stockholders’ accounts by the broker or other nominee. It may take the distribution agent up to two (2) weeks to distribute shares of our common stock to Nxt-ID stockholders or to their bank or brokerage firm electronically by way of direct registration in book-entry form. Trading of our stock will not be affected by this delay in distribution by the distribution agent. As further discussed below, we will not issue fractional shares of our common stock in the Distribution.

Nxt-ID stockholders will not be required to make any payment or surrender or exchange their shares of Nxt-ID common stock or take any other action to receive their shares of our common stock. No vote of Nxt-ID stockholders is required or sought in connection with the spin-off, including the internal reorganization, and Nxt-ID stockholders have no appraisal rights in connection with the spin-off.

Treatment of Fractional Shares

The distribution agent will not distribute any fractional shares of our common stock to Nxt-ID stockholders. Instead, as soon as practicable on or after the Distribution Date, the distribution agent will aggregate fractional shares of our common stock to which Nxt-ID stockholders of record would otherwise be entitled into whole shares, sell them in the open market at the prevailing market prices and then distribute the aggregate net sale proceeds ratably to Nxt-ID stockholders who would otherwise have been entitled to receive fractional shares of our common stock. The amount of this payment will depend on the prices at which the distribution agent sells the aggregated fractional shares of our common stock in the open market shortly after the Distribution Date and will be reduced by any amount required to be withheld for tax purposes and any brokerage fees and other expenses incurred in connection with these sales of fractional shares. Receipt of the proceeds from these sales generally will result in a taxable gain or loss to those Nxt-ID stockholders. Each stockholder entitled to receive cash proceeds from these shares should consult his, her or its own tax advisor as to the stockholder’s particular circumstances. The tax consequences of the Distribution are described in more detail under “—Material U.S. Federal Income Tax Consequences of the Distribution.” In addition, if our common stock is not approved for quotation on the OTCQB prior to the Distribution Date, the distribution agent will not be able to sell the fractional shares on the open market until our common stock is approved for quotation on the OTCQB, and there can be no assurance of when or if we will receive such approval.

Transaction and Separation Costs

One-time separation costs related to the spin-off are expected to be approximately $[●], consisting of estimated transaction costs, including debt issuance costs, legal, accounting, capital markets fees and expenses, investment banking, severance, and other costs relating to the internal reorganization. Pursuant to the Separation and Distribution Agreement, these separation costs and expenses are to be primarily borne by Nxt-ID.

Material U.S. Federal Income Tax Consequences of the Distribution

The following is a summary of the material U.S. federal income tax consequences to the holders of shares of Nxt-ID common stock in connection with the Distribution and certain related transactions. This summary is based on the Code, the Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this information statement, and all of which are subject to differing interpretations and may change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below. This summary assumes that the spin-off will be consummated in accordance with the Separation and Distribution Agreement and as described in this information statement.

This summary is limited to holders of shares of Nxt-ID common stock that are U.S. Holders, as defined immediately below. For purposes of this summary, a “U.S. Holder” is a beneficial owner of Nxt-ID common stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or a resident of the United States;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust (i) with respect to which a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) that has a valid election in place under applicable Treasury regulations to be treated as a U.S. person.

This summary does not discuss all tax considerations that may be relevant to U.S. Holders in light of their particular circumstances, nor does it address the consequences to U.S. Holders subject to special treatment under the U.S. federal income tax laws, such as:

●	persons acting as nominees or otherwise not as beneficial owners;

●	dealers or traders in securities or currencies;

●	broker-dealers;

●	traders in securities that elect to use the mark-to-market method of accounting;

●	tax-exempt entities;

●	cooperatives;

●	banks, trusts, financial institutions or insurance companies;

●	persons who acquired shares of Nxt-ID common stock pursuant to the exercise of employee stock options or otherwise as compensation;

●	stockholders who own, or are deemed to own, at least 10% or more, by voting power or value, of Nxt-ID equity;

●	holders owning Nxt-ID common stock as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, integrated investment, or other risk reduction transaction for U.S. federal income tax purposes;

●	regulated investment companies;

●	former citizens or former long-term residents of the United States or entities subject to Section 7874 of the Code; or

●	holders who are subject to the alternative minimum tax.

This summary addresses only U.S. Holders that hold shares of Nxt-ID common stock as a capital asset (generally, property held for investment). Moreover, this summary does not address the alternative minimum tax, the Medicare tax on net investment income) or any aspects of U.S. state, local or non-U.S. taxes.

In addition, this summary does not address the tax treatment of partnerships or persons who hold their Nxt-ID common stock through partnerships or other entities that are pass-through entities for U.S. federal income tax purposes. If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Nxt-ID common stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partner and the partnership. Such a partner or partnership is urged to consult its tax advisor as to the tax consequences of the spin-off.

WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR AS TO THE SPECIFIC U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE SPIN-OFF IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

Treatment of the Spin-Off

The Distribution is conditioned upon Nxt-ID’s receipt of an opinion from its spin-off tax advisors to the effect that the Distribution of our common stock and certain related transactions will qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code that is tax-free to Nxt-ID and its stockholders, except, in the case of Nxt-ID stockholders, for cash received in lieu of fractional shares. The opinion from the spin-off tax advisors will not address any U.S. state or local or non-U.S. consequences of the spin-off. The opinion will assume that the Distribution and certain related transactions will be completed according to the terms of the Separation and Distribution Agreement and will rely on the facts as stated in the Separation and Distribution Agreement, the Tax Matters Agreement, the other ancillary agreements, this information statement and a number of other documents. The opinion will also be based on, among other things, current law and certain assumptions and representations as to factual matters made by Nxt-ID and us. Any change in currently applicable law, which may or may not be retroactive, or the failure of any factual representation or assumption to be true, correct and complete in all material respects, could adversely affect the conclusions reached by the spin-off tax advisors in the opinion. The opinion will be expressed as of the date issued and does not cover subsequent periods. The opinion will represent the spin-off tax advisors’ best legal judgment based on current law. The opinion from the spin-off tax advisors will not be binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions expressed in the opinion. We cannot assure you that the IRS will agree with the conclusions set forth in the opinion, and it is possible that the IRS or another tax authority could adopt a position contrary to one or all of those conclusions and that a court could sustain that contrary position. If any of the facts, representations, assumptions or undertakings described or made in connection with the opinion are not correct, are incomplete or have been violated, our ability to rely on the opinion could be jeopardized. We are not aware of any facts or circumstances, however, that would cause these facts, representations or assumptions to be untrue or incomplete, or that would cause any of these undertakings to fail to be complied with, in any material respect.

Material U.S. Federal Income Tax Consequences if the Distribution, Together with Certain Related Transactions, Qualifies Under Sections 355 and 368(a)(1)(D) of the Code

Assuming the Distribution together with certain related transactions, qualifies as a transaction described under Section 355 and 368(a)(1)(D) of the Code, for U.S. federal income tax purposes:

●	no gain or loss will be recognized by Nxt-ID as a result of the spin-off (except to the extent Section 355(e) of the Code applies as described below and possible gain or loss arising out of the internal reorganizations undertaken in connection with the spin-off and with respect to certain items required to be taken into account under Treasury regulations relating to consolidated federal income tax returns);

●	no gain or loss will be recognized by, or be includible in the income of, a U.S. Holder as a result of the Distribution, except to the extent such holder receives cash in lieu of a fractional share of Nxt-ID common stock in the spin-off (as described below);

●	the aggregate tax basis of the shares of Nxt-ID common stock and shares of our common stock, including any fractional share deemed received, in the hands of each U.S. Holder immediately after the spin-off will be the same as the aggregate tax basis of the shares of Nxt-ID common stock held by such holder immediately before the spin-off, and will be allocated between the shares of Nxt-ID common stock and shares of our common stock, including any fractional share deemed received, in proportion to their relative fair market values immediately following the spin-off; and

●	the holding period with respect to shares of our common stock received by U.S. Holders, including any fractional share deemed received, will include the holding period of their shares of Nxt-ID common stock, provided that such shares of Nxt-ID common stock are held as capital assets immediately following the spin-off.

U.S. Holders that have acquired different blocks of Nxt-ID common stock at different times or at different prices are urged to consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, our common stock and Nxt-ID common stock.

If a U.S. Holder receives cash in lieu of a fractional share of our common stock as part of the Distribution, the U.S. Holder will be treated as though it first received a distribution of the fractional share in the Distribution and then sold it for the amount of cash actually received. Such U.S. Holder will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the U.S. Holder’s tax basis in that fractional share, as determined above. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Nxt-ID common stock exceeds one (1) year on the date of the Distribution. The deductibility of capital losses is subject to significant limitations.

Material U.S. Federal Income Tax Consequences if the Distribution is Taxable

If, notwithstanding the conclusions included in the opinion, it is ultimately determined that the Distribution, together withcertain related transactions, does not qualify as a transaction described under Sections 355 and 368(a)(1)(D) of the Code, then Nxt-ID could recognize taxable gain or loss in an amount equal to the difference, if any, of the fair market value of the shares of our common stock over its tax basis in such shares. In addition, each Nxt-ID stockholder that receives shares of our common stock in the spin-off would be treated as receiving a distribution in an amount equal to the fair market value of our common stock that was distributed to the stockholder, which would generally be taxed as a dividend to the extent of the stockholder’s pro rata share of Nxt-ID’s current and accumulated earnings and profits, including Nxt-ID’s taxable gain, if any, on the spin-off, then treated as a non-taxable return of capital to the extent of the stockholder’s basis in the Nxt-ID stock and thereafter treated as capital gain from the sale or exchange of Nxt-ID common stock.

Under current U.S. federal income tax law, certain non-corporation citizens or residents of the United States (including individuals) currently are subject to U.S. federal income tax on dividends (assuming certain holding period requirements are met) and long-term capital gains (i.e., capital gains on assets held for more than one (1) year) at favorable rates.

Even if the Distribution otherwise qualifies as a transaction described under Sections 355 and 368(a)(1)(D) of the Code, it may result in corporate-level taxable gain to Nxt-ID under Section 355(e) of the Code if 50% or more, by vote or value, of the Nxt-ID stock or our stock is treated as acquired or issued as part of a plan or series of related transactions that includes the Distribution (including as a result of transactions occurring before the spin-off). The process for determining whether an acquisition or issuance triggering these provisions has occurred is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case, and any such acquisitions may not be within our or Nxt-ID’s control. For this purpose, any acquisitions or issuances of our stock or Nxt-ID stock within two (2) years before the Distribution, and any acquisitions or issuances of our stock or Nxt-ID stock within two (2) years after the Distribution generally are presumed to be part of such a plan (subject to certain exceptions and safe harbors), although we or Nxt-ID, as applicable, may be able to rebut that presumption. In connection with this, we note that Nxt-ID acquired Fit Pay, Inc. pursuant to the Merger Agreement on May 23, 2017. If an acquisition or issuance of our stock or Nxt-ID stock triggers the application Section 355(e) of the Code, Nxt-ID or we could incur significant U.S. federal income tax liabilities attributable to the Distribution and certain related transactions, but the Distribution would generally be tax-free to each of Nxt-ID stockholders, as described above.

In addition, pursuant to the Tax Matters Agreement, if the Distribution, together with certain related transactions, does not qualify as a tax-free transaction under Section 355 of the Code due to the fault of PartX, PartX will be responsible for the payment of any resulting tax liabilities and will indemnify Nxt-ID with respect thereto. Similarly, if the failure of the Distribution, together with certain related transactions, to qualify as a tax-free transaction under Section 355 of the Code is due to the fault of Nxt-ID, Nxt-ID will be responsible for the payment of any resulting tax liabilities and will indemnify PartX with respect thereto.

Information and Backup Withholding

Payments to Nxt-ID stockholders of cash in lieu of fractional shares of PartX common stock may be subject to information reporting and to backup withholding, unless such holder delivers a properly completed IRS Form W-9 certifying such holder’s correct U.S. taxpayer identification number and certain other information or otherwise establishes a basis for exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against such holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Additional Information to Help Calculate Tax Basis

After completion of the Distribution and if and as required under the Code, additional information will be provided to Nxt-ID stockholders concerning the allocation of each stockholder’s basis in Nxt-ID common stock prior to the Distribution between the shares of Nxt-ID common stock and PartX common stock following the Distribution, including fractional shares. We intend to provide this information by making it publicly available on the investor websites of Nxt-ID and PartX.

Tax Return Statement

U.S. Treasury regulations require each U.S. Holder that owns at least 5% of the total outstanding Nxt-ID common stock to attach to their U.S. federal income tax returns for the year in which the spin-off occurs a statement setting forth certain information with respect to the transaction. U.S. Holders are urged to consult their tax advisors to determine whether they are required to provide the foregoing statement and the contents thereof.

THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Results of the Spin-Off

After the spin-off, we will be an independent company. Immediately following the spin-off, we expect to have approximately [●] record holders of shares of our common stock and approximately [●] shares of our common stock outstanding, based on the number of stockholders and outstanding shares of Nxt-ID common stock on  [●], 2019 and assuming each holder of Nxt-ID common stock will receive one (1) share of PartX common stock for every [●] shares of Nxt-ID common stock held by such stockholder and that Nxt-ID will retain no shares of our common stock. The actual number of shares to be distributed will be determined as of the Record Date.

Before the spin-off, we will enter into several agreements with Nxt-ID to effect the spin-off and provide a framework for our relationship with Nxt-ID after the spin-off. These agreements will govern the relationship between us and Nxt-ID after completion of the spin-off and provide for the allocation between us and Nxt-ID of the assets, liabilities, rights and obligations of Nxt-ID. See “Certain Relationships and Related Party Transactions—Agreements with Nxt-ID Related to the Spin-Off.”

Trading Prior to the Distribution Date

Assuming we are approved for quotation on the OTCQB, it is anticipated that, at least one (1) trading day prior to the Record Date and continuing up to and including the Distribution Date, there will be a “when-issued” market in our common stock. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The when-issued trading market will be a market for shares of our common stock that will be distributed to Nxt-ID stockholders on the Distribution Date. Any Nxt-ID stockholder who owns shares of Nxt-ID common stock at 5:00 p.m., Eastern time, as of the Record Date will be entitled to shares of our common stock distributed in the spin-off. Nxt-ID stockholders may trade this entitlement to shares of our common stock, without the shares of Nxt-ID common stock they own, on the when-issued market. Assuming we are approved for quotation on the OTCQB, on the first trading day following the Distribution Date, we expect when-issued trading with respect to our common stock will end and “regular-way” trading will begin. See “Trading Market.”

Following the Distribution Date, upon approval of our application for quotation, we expect shares of our common stock to be quoted on the OTCQB of the OTC Markets Group Inc. under the ticker symbol “PTXX.” We will announce the when-issued ticker symbol if and when it becomes available.

It is also anticipated that, at least one (1) trading day prior to the Record Date and continuing up to and including the Distribution Date, there will be two (2) markets in Nxt-ID common stock: a “regular-way” market and an “ex-distribution” market. Shares of Nxt-ID common stock that trade on the regular-way market will trade with an entitlement to shares of our common stock distributed pursuant to the Distribution. Shares that trade on the ex-distribution market will trade without an entitlement to shares of our common stock distributed pursuant to the Distribution. Therefore, if shares of Nxt-ID common stock are sold in the regular-way market up to and including the Distribution Date, the selling stockholder’s right to receive shares of our common stock in the Distribution will be sold as well. However, if Nxt-ID stockholders own shares of Nxt-ID common stock as of 5:00 p.m., Eastern time, as of the Record Date and sell those shares on the ex-distribution market up to and including the Distribution Date, the selling stockholders will still receive the shares of our common stock that they would otherwise receive pursuant to the Distribution. See “Trading Market.”

Assignment and Assumption of Certain Indebtedness and Incurrence of Additional Indebtedness

In connection with Nxt-ID’s acquisition of Fit Pay Sub pursuant to the Merger Agreement, Nxt-ID agreed to pay the Fit Pay Sellers an earnout payment equal to 12.5% of the gross revenue derived from Fit Pay Sub’s technology for sixteen (16) fiscal quarters commencing on October 1, 2017 and ending on September 30, 2021. Prior to the spin-off, we intend to enter into an Assignment and Assumption Agreement with Nxt-ID pursuant to which we will assume the portion of this earnout obligation that is applicable to the period subsequent to the spin-off as part of the internal reorganization in connection with the spin-off. As of December 31, 2018, the earnout was valued at approximately $2.9 million.

In addition, pursuant to an Assignment and Assumption Agreement with Nxt-ID, we will assume an obligation to repay the remaining outstanding amount due to our Chief Executive Officer in connection with a promissory note (the “Seller Note Payable”) issued to him in connection with Fit Pay Sub’s acquisition by Nxt-ID. As of March 31, 2019, the Seller Note Payable had a principal balance of $638,881. Prior to the spin-off, Nxt-ID has agreed to pay the accrued principal amount owed on the Seller Note Payable, which is $159,720 plus the accrued interest up through the effective date of the spin-off. See “Certain Relationships and Related Party Transactions—Agreements with Nxt-ID Related to the Spin-Off—Assumption and Assignment Agreements” for more information regarding our assumed obligations in connection with the earnout payments due to the Fit Pay Sellers and the Seller Note Payable.

As a result, we expect to have total indebtedness of approximately $3.3 million following the spin-off, which includes the estimated fair value of the obligation to pay the earnout payments commencing with the quarterly period ending June 30, 2019 to the Fit Pay Sellers and the obligation to pay the outstanding obligations due under the Seller Note Payable.

We also anticipate that in order to finance our research and development and other efforts to expand our business and to meet our working capital requirements, we will incur approximately $1 million to $2 million of non-convertible debt in a private placement transaction shortly prior to the spin-off. We have entered into an engagement agreement, dated February 19, 2019, with a financial advisor pursuant to which the financial advisor will act on our behalf on a best efforts basis with respect to such private placement. The incurrence of this indebtedness undertaken in connection with the spin-off will be described in greater detail in a subsequent amendment to the registration statement of which this information statement forms a part.

Conditions to the Distribution

We expect that the Distribution will be effective as of 5:00 p.m., Eastern time, on the Distribution Date. The Distribution is subject to the satisfaction, or waiver by Nxt-ID (as applicable), of the following conditions:

●	the final approval of the Distribution by the Nxt-ID board of directors, which approval may be given or withheld in its absolute and sole discretion;

●	our Registration Statement on Form 10, of which this information statement forms a part, shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and a notice of internet availability of this information statement shall have been mailed to Nxt-ID stockholders;

●	Nxt-ID shall have obtained an opinion from its spin-off tax advisors, in form and substance satisfactory to Nxt-ID, to the effect that the Distribution of PartX common stock, together with certain related transactions, will qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code in which no gain or loss is recognized by Nxt-ID or its stockholders, except, in the case of Nxt-ID stockholders, for cash received in lieu of fractional shares;

●	Nxt-ID shall have obtained opinions from a recognized valuation firm, in form and substance satisfactory to Nxt-ID, with respect to (i) the solvency of Nxt-ID after giving effect to the spin-off and (ii) the adequate surplus of Nxt-ID to declare the applicable dividend;

●	Nxt-ID shall have received financing to repay its outstanding obligations under its revolving loan facility;

●	all material governmental approvals and other consents necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect;

●	no order, injunction or decree issued by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be in effect, and no other event shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution; and

●	the completion of the pre-spinoff financing transaction described in this information statement. See “The Spin-Off—Assignment and Assumption of Certain Indebtedness and Incurrence of Additional Indebtedness” and “Description of Certain Indebtedness” for additional information regarding the pre-spinoff-financing.

We are not aware of any material federal, foreign or state regulatory requirements that must be complied with or any material approvals that must be obtained, other than compliance with the rules and regulations of the SEC and the declaration of effectiveness of the Registration Statement on Form 10, of which this information statement forms a part, by the SEC, in connection with the Distribution. Nxt-ID and PartX cannot assure you that any or all of these conditions will be met, and Nxt-ID may waive (as applicable) any of the conditions to the Distribution. In addition, until the Distribution has occurred, the Nxt-ID board of directors has the right to not proceed with the Distribution, even if all of the conditions are satisfied. In the event the Nxt-ID board of directors determines to waive a material condition to the Distribution, to modify a material term of the Distribution or not to proceed with the Distribution, Nxt-ID intends to promptly issue a press release or other public announcement and file a Current Report on Form 8-K to report such event.

Treatment of Certain Nxt-ID Warrants

In connection with the spin-off, Nxt-ID will issue to certain holders of 2,469,163 outstanding Nxt-ID Warrants warrants to purchase an aggregate number of shares of PartX common stock determined as if the applicable Nxt-ID Warrant had been completely exercised as of the Record Date. Such warrants to purchase PartX common stock will be exercisable following completion of the spin-off for a period of five (5) years. The exercise price of the warrants to purchase PartX common stock will be $0.01 per share.

Reasons for Furnishing this Information Statement

This information statement is being furnished solely to provide information to Nxt-ID stockholders that are entitled to receive shares of PartX common stock in the spin-off. This information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities or any securities of Nxt-ID. We believe that the information in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither Nxt-ID nor we undertake any obligation to update the information.

TRADING MARKET

Market for Our Common Stock

There is currently no public market for our common stock and an active trading market may not develop or may not be sustained. We have submitted an application to have our common stock quoted on the OTCQB of the OTC Markets Group Inc. under the ticker symbol “PTXX.” We will announce our “when-issued” trading symbol when and if it becomes available. Assuming our common stock is approved for quotation on the OTCQB, we anticipate that trading of our common stock will commence on a “when-issued” basis at least one (1) trading day prior to the Record Date and continue through the Distribution Date. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. When-issued trades generally settle within three (3) trading days after the Distribution Date. If you own shares of Nxt-ID common stock as of 5:00 p.m., Eastern time, as of the Record Date, you will be entitled to shares of our common stock distributed pursuant to the spin-off. You may trade this entitlement to shares of our common stock, without the shares of Nxt-ID common stock you own, on the when-issued market. Assuming our common stock is approved for quotation on the OTCQB, on the first trading day following the Distribution Date, any when-issued trading with respect to our common stock will end and “regular-way” trading will begin.

It is also anticipated that, at least one (1) trading day prior to the Record Date and continuing up to and including the Distribution Date, there will be two (2) markets in Nxt-ID common stock: a “regular-way” market and an “ex-distribution” market. Shares of Nxt-ID common stock that trade on the regular-way market will trade with an entitlement to shares of our common stock distributed pursuant to the Distribution. Shares that trade on the ex-distribution market will trade without an entitlement to shares of our common stock distributed pursuant to the Distribution. Therefore, if you sell shares of Nxt-ID common stock in the regular-way market up to and including the Distribution Date, you will be selling your right to receive shares of our common stock in the Distribution. However, if you own shares of Nxt-ID common stock as of 5:00 p.m., Eastern time, as of the Record Date and sell those shares on the ex-distribution market up to and including the Distribution Date, you will still receive the shares of our common stock that you would otherwise receive pursuant to the Distribution.

We cannot predict the prices at which our common stock may trade before the spin-off on a “when-issued” basis or after the spin-off. Those prices will be determined by the marketplace. Prices at which trading in our common stock occurs may fluctuate significantly. Those prices may be influenced by many factors, including anticipated or actual fluctuations in our operating results or those of other companies in our industry, investor perception of PartX and the payments industry, market fluctuations and general economic conditions. In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the performance of many stocks and that have often been unrelated or disproportionate to the operating performance of these companies. These are just some factors that may adversely affect the market price of our common stock. See “Risk Factors—Risks Relating to Our Common Stock” for further discussion of risks relating to the trading prices of our common stock.

Transferability of Shares of Our Common Stock

On [●], 2019, Nxt-ID had approximately [●] shares of its common stock issued and outstanding. Based on this number and the fact that Nxt-ID will hold no shares of our common stock upon completion of the spin-off, we expect that upon completion of the spin-off, we will have approximately [●] shares of common stock issued and outstanding. The shares of our common stock that you will receive in the Distribution will be freely transferable, unless you are considered an “affiliate” of ours under Rule 144 under the Securities Act. Persons who can be considered our affiliates after the spin-off generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, us, and may include certain of our officers and directors. As of the Distribution Date, we estimate that our directors and executive officers will beneficially own in the aggregate approximately [●]% of our shares of common stock. In addition, Nxt-ID and individuals who are affiliates of Nxt-ID on the Distribution Date may be deemed to be affiliates of ours. Our affiliates may sell shares of our common stock received in the Distribution only:

●	under a registration statement that the SEC has declared effective under the Securities Act; or

●	under an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144.

In general, under Rule 144 as currently in effect, an affiliate will be entitled to sell, within any three-month period commencing the date that the registration statement of which this information statement is a part is declared effective, a number of shares of our common stock that does not exceed the greater of:

●	1.0% of our common stock then outstanding; or

●	the average weekly trading volume of our common stock on the OTCQB during the four (4) calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to restrictions relating to manner of sale and the availability of current public information about us.

In the future, we expect to adopt new equity-based compensation plans and issue stock-based awards. We currently expect to file a registration statement under the Securities Act to register shares to be issued under these equity plans. Shares issued pursuant to awards after the effective date of such registration statement, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act.

Except for shares of our common stock distributed in the Distribution,2,000 shares of our Series A Preferred Stock to be issued in exchange for 2,000 shares of Nxt-ID’s Series C Preferred Stock in connection with the spin-off and the warrants to purchase PartX common stock to be issued to certain Nxt-ID warrantholders in connection with the spin-off, we will have no equity securities outstanding immediately after the spin-off.

DIVIDEND POLICY

Any decision to declare and pay dividends will be made at the sole discretion of our Board of Directors and will depend on, among other things, on our earnings, financial condition and other business and economic factors affecting us at such time as our Board of Directors may consider relevant. We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

CAPITALIZATION

The following table sets forth the cash and capitalization of PartX as of December 31, 2018 on a historical basis and on a pro forma basis to give effect to the spin-off and related transactions, as if they occurred on December 31, 2018. Explanation of the pro forma adjustments made to our audited combined financial statements can be found under the section titled “Unaudited Pro Forma Combined Financial Statements.” The following table should be reviewed in conjunction with the sections titled “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited combined financial statements and related notes thereto, in each case included elsewhere in this information statement.

We have not yet finalized our post-spinoff capitalization. Pro forma financial information reflecting our post-spinoff capitalization is subject to change and we may include an update to such information in an amendment to the registration statement of which this information statement forms a part. See “Unaudited Pro Forma Combined Financial Statements” and the “Notes to Unaudited Pro Forma Combined Financial Statements” for an explanation of the pro forma assumptions.

	Historical	Proforma
	December 31,	December 31,
	2018 (1)	2018

Cash and cash equivalents	$36,274	$1,036,274
Long-term debt	-	1,000,000
Fair value of contingent consideration payable	2,900,465	2,762,426
Note payable to related party	638,881	585,641
Total debt	3,539,346	4,348,067

Series A Preferred Stock, par value $0.0001 per share; 2,000 shares issued and outstanding	-	1,807,300

Common stock, par value $0.0001 per share	-	-
Additional paid-in capital	5,470,038	4,654,017
Accumulated deficit	(8,952,725)	(9,752,725)
Deficit	(3,482,687)	(3,291,408)

Total capitalization	$56,659	$1,056,659

(1)	Represents historical cash and cash equivalents, debt and equity of the Payments Business, and is not indicative of PartX’s future capitalization.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined balance sheet as of December 31, 2018 and unaudited pro forma combined statement of income for the years ended December 31, 2018 and 2017 have been prepared to reflect the spin-off and related transactions, as described below, as if they had occurred on December 31, 2018 for the unaudited pro forma combined balance sheet, and as of January 1, 2017 for the unaudited pro forma combined statements of income. The unaudited pro forma combined financial statements of PartX have been derived from the audited historical combined financial statements of the Payments Business.

The unaudited pro forma combined financial statements of PartX give effect to the following transactions in connection with the spin-off:

●	Nxt-ID will transfer to PartX (i) 100% of the issued and outstanding shares of common stock of Fit Pay Sub and (ii) the FinTech Assets;

●	The holders of the Nxt-ID Series C Preferred Stock will exchange all of their shares of Nxt-ID Series C Preferred Stock for shares of PartX Series A Preferred Stock;

●	Nxt-ID will complete the spin-off by distributing all of the outstanding shares of common stock of PartX on a pro rata basis to the holders of Nxt-ID’s common stock;

●	We intend to enter into a license agreement with Nxt-ID pursuant to which PartX and Nxt-ID will grant each other the right to use certain intellectual property in its business;

●	In connection with Nxt-ID’s acquisition of Fit Pay Sub on May 23, 2017, Nxt-ID agreed to pay the Fit Pay Sellers an earnout payment equal to 12.5% of the gross revenue derived from Fit Pay Sub’s technology for sixteen (16) fiscal quarters commencing on October 1, 2017 and ending on September 30, 2021. We are assuming the portion of this obligation that is applicable to the period subsequent to the spin-off as part of the internal reorganization in connection with the spin-off. As of December 31, 2018, Nxt-ID was responsible for paying $138,039 of such obligation and will be responsible for an additional amount through the date of the spin-off. In addition, Nxt-ID did not require the Fit Pay Sellers to cause all of Fit Pay Sub’s indebtedness to be repaid prior to the acquisition of Fit Pay Sub and as part of the spin-off we have agreed to be responsible for the portion of such indebtedness that is applicable to the period following the date of the spin-off. As of December 31, 2018, Nxt-ID was responsible for paying $53,240 (plus accrued interest) of such indebtedness and will be responsible for an additional amount through the date of the spin-off; and

●	We anticipate that in order to finance our research and development and other efforts to expand our business and to meet our working capital requirements that shortly prior to the spin-off, we will incur approximately $1 million to $2 million of non-convertible debt in a private placement transaction.

The unaudited pro forma combined financial statements should be read in conjunction with the sections titled “Capitalization,” “Our Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our audited combined financial statements and notes thereto, which are included elsewhere in this information statement.

The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of our financial position or results of operations had the transactions described herein for which we are giving pro forma effect actually occurred on the dates or for the periods indicated, nor is such unaudited pro forma financial information indicative of the results to be expected for any future period. A number of factors may affect our results. See “Risk Factors” and “Special Note About Forward-Looking Statements.”

PARTX, Inc.
Unaudited Pro Forma Combined Balance Sheet
as of December 31, 2018

		Proforma
	Historical	Adjustments		Proforma

ASSETS
Cash and cash equivalents	$36,274	$1,000,000	(d)	$1,036,274
Accounts receivable, net of allowance for doubtful accounts	125,318	-		125,318
Unbilled revenue	15,996	-		15,996
Prepaid and other current assets	74,770	-		74,770
Current assets	252,358	1,000,000

Property and equipment, net	38,793	-		38,793
Security deposits	6,142	-		6,142
Total assets	$297,293	$1,000,000		$1,297,293

LIABILITIES AND DEFICIT
Accounts payable	$175,982	$-		$175,982
Accrued expenses	55,390	-		55,390
Fair value of contingent consideration payable, current	553,126	(138,039)	(b)	415,087
Note payable to related party, current	266,201	(53,240)	(b)	212,961
Deferred rent	5,929	-		5,929
Deferred revenue	3,333	-		3,333
Current liabilities	1,059,961	(191,279)		868,682

Long-term debt	-	1,000,000	(d)	1,000,000
Fair value of contingent consideration payable, net of current portion	2,347,339	-		2,347,339
Note payable to related party, less current portion	372,680	-		372,680
Total liabilities	3,779,980	808,721		4,588,701

Commitments and contingencies

Series A Preferred Stock, par value $0.0001 per share; 2,000 shares issued and outstanding	-	1,807,300	(c)	1,807,300

Common stock, par value $0.0001 per share	-	-	(a)	-
Additional paid-in capital	5,470,038	(816,021)	(a)(b)(c)	4,654,017
Accumulated deficit	(8,952,725)	(800,000)	(e)	(9,752,725)
Deficit	(3,482,687)	191,279		(3,291,408)

Total liabilities and deficit	$297,293	$1,000,000		$1,297,293

PARTX, Inc.
Unaudited Pro Forma Combined Statements of Operations
For the year ended December 31, 2018

		Proforma
	Historical	Adjustments	Proforma

Revenue	$948,764	$-	$948,764

Cost of goods sold	185,678	-	185,678
			-
Gross profit	763,086	-	763,086

General and administrative	1,189,663	800,000 (e)	1,989,663
Research and development	2,616,397	-	2,616,397
Selling and marketing	278,931	-	278,931
Depreciation and amortization	12,767	-	12,767
Total operating expenses	4,097,758	800,000	4,897,758

Loss from operations	(3,334,672)	(800,000)	(4,134,672)

Change in fair value of contingent consideration payable	1,502,175	-	1,502,175
Other income (expense)	1,989	-	1,989
Interest expense	(38,114)	-	(38,114)
Loss before income taxes	(1,868,622)	(800,000)	(2,668,622)

Income tax (benefit) expense	(72,727)	-	(72,727)
Net loss	$(1,795,895)	$(800,000)	$(2,595,895)

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a) - Represents the impact of shares of PartX common stock expected to be issued in connection with the Distribution.

(b) - Reflects payments expected to be made on the fair value of contingent consideration payable and notes payable to related party by Nxt-ID prior to the Distribution, for balances outstanding as of December 31, 2018.

(c) - Represents the conversion of Nxt-ID Series C Preferred Stock into PartX Series A Preferred Stock that is expected to occur concurrently with the spin-off.

(d) – Represents an estimated amount of non-convertible debt to be raised in a private placement transaction expected to take place prior to the spin-off to fund PartX’s immediate working capital needs. The amount ultimately raised could differ materially.

(e) - PartX expects that it will incur additional costs after the spin-off related to becoming an independent company. Costs in addition to those allocated to the Payments Business are expected to range from approximately $600,000 to $800,000 and represent incremental costs related to audit, accounting, legal, compliance and other professional services and fees. Due to the scope and complexity of these activities, the amount of these costs could increase materially.

OUR BUSINESS

Overview

Our core technology is a proprietary platform that enables contactless payment capabilities, allowing our customers, which include manufacturers of “smart devices,” to add payment capabilities to their products with very little start-up time and minimal investment in software development. We also connect our customers to leading payment card networks, including Visa, Mastercard and Discover, and to credit card issuing banks, globally. We became one of the first successful third-party payment network token service providers with the launch of the Garmin Pay™, which is our technology, platform and tokenization service that powers a contactless payment feature included in smartwatches manufactured by Garmin International, Inc. (“Garmin”). The payment feature, which went live in the fall of 2017, is now included in 11 of Garmin’s smartwatches. In January 2019, we extended our contactless payment functionality to another iconic brand, announcing that our Token Requester Management (“TRM”) platform is also enabling SwatchPAY! on four (4) new watches announced by Swatch AG.

In addition, the geographic and issuer footprint for Garmin Pay™ is expanding and now is a network of more than 330 issuers of credit and debit accounts in 45 countries with additions being made regularly. This represents a significant increase from year-end 2017, at which time the network included 60 issuers in 8 countries. As a part of this growth, we have announced recent agreements with Chase, Westpac, Discover and Mastercard’s Maestro network in Europe. This expansion of the Garmin Pay™ network increases the overall revenue opportunity of this flagship customer and establishes banking and network relationships that we may be able to use for future payment solutions.

Our TRM Platform offers an opportunity for a whole new range of devices to become payment-enabled, without the manufacturer of such devices having to invest in and develop such capabilities. We are continuously developing new products to leverage our TRM Platform and expanding our network of payment card issuers and issuing banks. We have also developed proprietary payment devices that we expect to offer through business-to-business and direct-to-consumer channels. These new products will leverage the TRM Platform and expand our reach to new customers and emerging markets, such as cryptocurrency and other connected devices and products, generally referred to as the Internet of Things (“IoT”).

Our initial consumer product offering was a platform extension and contactless payment device called Flip™, which enables Bitcoin holders to make contactless payment transactions at millions of retail locations with value exchanged from their cryptocurrency. We believe the product represents an opportunity to bring to market a unique offering in an emerging market segment.

We are also a technology partner for Visa’s Token Service for credential-on-file (“COF”) token requestors. Through this program, we will be able to tokenize COF digital payments on behalf of merchant and payment ecosystem clients, greatly expanding the addressable market for our platform services. We leverage the EMVCo Payment Tokenization Standard during a payment transaction to “tokenize” or replace sensitive personal information, such as payment card numbers and expiration dates, with a unique digital identifier or “token.” Tokenizing COF records offers increased security for consumers and merchants by never exposing personal information and therefore also lowers fraud related expenses to payment card networks and issuing banks.

In addition to enhancing security, our technology allows financial institutions to seamlessly update expired or compromised payment credentials at one point of reference, thereby eliminating a significant point of friction for consumers and merchants. We believe these additional services will be buoyed by the expected overall growth in digital payments.

Together, we believe these opportunities position our emerging payment and financial technology business for growth as we begin to monetize our core TRM Platform technology and expand our products and services to new markets and customers.

As an early and established entrant into the contactless and digital payments market, we believe that we are well-positioned to take advantage of both the growth of payment-enabled devices and the consumer demand for new methods of payments.

Strategic Product and Service Offerings

We offer a range of technology platform services and products. These include:

Token Requestor Manager (TRM) Platform Integrations

With our Token Requestor Manager (“TRM”) Platform, manufacturers can add contactless payment capabilities to their products with very little start up time, no investment in software development, and instant access to the leading card networks.

The TRM Platform provides IoT and wearable devices with contactless payment capabilities and full digital wallet functionality. It enables consumers to simply tap and pay at near field communication (“NFC”) enabled point-of-sale (“POS”) terminals or ATMs using an existing credit, debit or prepaid card account. The TRM Platform uses tokenization, a payment security technology that replaces cardholders’ account information with a unique digital identifier (a “token”), to transact highly secure contactless payments and authentication services. We leverage embedded secure element chip technology within devices to offer a payment solution that is very power and memory efficient. This frees devices from needing to be tethered to a host device or connected to the Internet to transact payments, creating a convenient and completely frictionless payment experience for consumers.

We are the primary connection point between card networks, banks, merchants and the wearable user. We have built a payment ecosystem that includes device manufacturers, the Visa, Mastercard, Discover card networks (with additional networks to be added), and more than 280 issuing banks in 34 countries, including the largest markets worldwide. Issuing banks accepting payments from devices connected to the TRM Platform include Bank of America, Capital One, U.S. Bank and Wells Fargo in the United States, and BonusCard, Cornérbank, ANZ and NAB (National Australia Bank), among others, elsewhere.

Ecommerce and Credential-on-file Tokenization

Our real-time ecommerce tokenization allows retailers to offer their customers fast, secure transactions—no matter how they shop–removing card data from the payment process and reducing risk. Tokenizing card-on-file transactions for everything from utility bills to gym memberships takes card data out of the system, reducing risk and giving consumers more control.

Connected Devices

We design, develop and produce connected, proprietary payment and credential management devices that generate or have the potential to generate revenue with: monthly “subscription” fees, reload, interchange, and exchange fees, as well as revenue generated from the sale of the device itself. These devices include:

●	Full-function and passive contactless payment devices

●	White-labeled connected cards with cryptocurrency and file vaults

●	Contactless cryptocurrency payments

We offer these devices through strategic partnership and distribution channels. Prototypes of certain offerings are undergoing testing and the network devices certification process. We anticipate commercial distribution through selected partners will begin in 2019.

Financial Services

We offer general purpose reloadable (or “GPR”) prepaid account capabilities on devices connected to the TRM Platform as an added feature of our core TRM Platform as well as the basis for stand-alone product offerings. The GPR program gives consumers with our contactless payment-enabled devices the convenience of storing funds directly on their devices. The GPR program provides consumers with the ease and security of contactless payments. The GPR accounts are available to device OEMs that integrate their products with the TRM Platform. The program allows consumers to load their PartX-enabled IoT or wearable device with a prepaid value for contactless purchases. A digital wallet allows the user to re-load the account, set top-off thresholds and manage account settings. As a part of the GPR program, we earn certain recurring account-based fees.

Cryptocurrency, Blockchain Payments and Loyalty

We are extending our platform to integrate with the latest financial technology, including cryptocurrency, blockchain payments and loyalty programs.

In 2018, we announced Flip™, a new contactless payment device that will enable cryptocurrency holders to use the value of their currency to make purchases at millions of retail locations. The new device leverages an expansion of the TRM Platform to connect cryptocurrencies to the payment ecosystem. Flip™ will use value exchanged from Bitcoin to make traditional payment transactions.

Flip™ will be NFC-enabled, allowing it to transact payments at any retail point of sale location that accepts contactless payments. Flip™ will store a preloaded amount of U.S. dollars that are exchanged from a user’s existing cryptocurrency account. It includes a digital wallet that allows users to set how much value they would like their Flip™ to hold and when they would like it to reload, and to suspend the account should the device become lost or stolen.

Credential Provisioning and Management

Our TRM Platform is built to securely authenticate and provision any credential, making it ideal for digital hotel room keys, transit, ticketing, access, and other use cases. Each of these markets represents an area of potential future growth for our company.

Our Competition

PartX operates in the digital payments industry, and therefore its products compete on the basis of ease-of-use, security and functionality. Our primary offering includes a tokenization platform that enable secure payments and other authenticated digital transactions. Fit Pay’s current and future target markets and customers include device manufacturers, merchants, financial institutions, businesses with large membership or user communities and consumers.

Other companies competing to offer similar or related services to these markets include, NXP Semiconductors N.V., Digiseq, Giesecke+Devrient Mobile Security (with which Fit Pay also partners), Gemalto NV, Rambus, Inc., Fidesmo AB, IDEMIA, and Sequent Software Inc. While the solution offerings, technology, market focus, and level of commercialization and product readiness varies among these companies, all can be considered among the current and future competitive set for our services. New entrants and companies with comparable technological capabilities not listed here may also compete with us in the future.

The digital wallet marketplace in which we operate, also includes Google Wallet, ApplePay, SamsungPay and Fitbit Pay. While these services may be considered indirect competitors, PartX offers its services on a “white-label” basis, which means it can be deployed across any operating platform or device. The digital wallets of the other “pays” are intended primarily for their proprietary operating systems and products and are generally not offered to other OEMs or device manufacturers. As such, they generally do not directly compete to serve our primary target customers and markets (i.e. other device manufacturers).

In addition, PartX is currently one of the few platform providers that is certified by the major card networks (Visa, Mastercard, Discover and Maestro) to provide tokenization services, particularly within an embedded secure element chipset, which many wearables and IoT devices utilize because it requires less power and memory capacity.

As we expand our offerings to include ecommerce/credential-on-file tokenization and other services that leverage our TRM Platform, the competitive landscape will also expand, and could include me direct competition form the companies included above, new entrants, or other companies not currently identified as potential competitors.

We believe that our payment products have certain competitive advantages. The existing contactless payment companies’ propriety capabilities are not available to other device manufacturers. Our TRM Platform creates an opportunity for a whole new range of devices to be payment-enabled by significantly reducing the cost and time to market. While other companies are seeking to build a similar white-labeled solution, we believe that the extent of our existing relationships provides us with an advantage in the market.

Our payment solutions offer several distinctive features, the primary of which is that our contactless payment solutions remove friction from the consumer payment experience by reducing user interaction. Our solutions also enhance security by tokenizing customer payment information, therefore reducing the probability for payment card fraud, which improves the consumer experience and reduces costs for payment card networks and issuing banks. Our technology has been developed to work without requiring an internet connection at the point of sale and also without requiring a secondary device, such as a mobile phone, to be present. Our solutions are not dependent on a particular operating system or device, and are, therefore, extensible to a wider range of devices than other contactless payment solutions.

Furthermore, we believe that the following factors add to our competitive strengths and create a barrier to entry in the payments solutions space: (1) we believe that, currently, we are the only independent platform (i.e. not owned by, developed by, or proprietary to a single OEM) to complete secure element tokenization integrations with major card networks (based on our review of the listings of network-certified service providers for secure element tokenization services published by Visa and Mastercard); (2) we have established relationships with payment networks and issuing banks, globally; establishing such relationships is complex and deploying technology through these networks requires a level of experience that makes it difficult for new entrants and OEMs to develop the capability themselves; (3) we maintain the security keys for contactless devices, which limits the ability of our customers to change providers without disrupting the service to current customers; (4) we offer a comprehensive, end-to-end solution as a single source for all of our cloud-based and IoT applications, including full-featured APIs (application programming interfaces) and SDKs (software development kits) to simplify implementation; and (5) we offer a scalable platform with direct access to the major card network and issuing banks.

Our Strategy

Our primary strategy is to leverage our proprietary technology, competitive strengths and established relationships with payment networks and payment card issuing banks to expand our end-to-end, secure contactless payment solutions across various industries. Our position as an independent payment platform provider, with our comprehensive and proprietary platform, positions us to serve the rapidly expanding wearable and IoT markets and to expand our addressable market to include large and mid-sized companies and other companies conducting ecommerce and credential-on-file transactions. The complex ecosystem needed to support full-function payment capabilities creates a barrier to entry for competitors and manufacturers that may consider attempting to develop the capability on their own and it also offers continuity for our existing customer base. We expect to achieve our goals by:

●	scaling our payment platform by adding more customers and forms of payment, such as prepaid and reloadable payment card accounts, and tokenizing and securing online transactions;

●	building new revenue streams by adding additional OEM customers and devices and by bringing our proprietary reloadable payment card program to new markets;

●	adding new capabilities to our TRM Platform, such as cryptocurrency and blockchain payments;

●	developing our own proprietary payment devices for business-to-business or business-to-consumer channels; and

●	integrating our TRM Platform with additional conditional access ecosystems such as transit, hotels, and building access systems.

Our Intellectual Property

Our ability to compete effectively depends to a significant extent on our ability to protect our intellectual property and proprietary information. We currently rely and will continue to rely primarily on trademarks, trade names, patents and trade secret laws and confidentiality procedures to protect our intellectual property rights. As of the date hereof, we have filed 18 U.S. patents, two (2) of which have been awarded to date. We have been awarded patents in the areas of multi-device authentication and near field communication antenna functionality. These patents expire in 2036. We also have pending patent applications in the areas of transaction tokenization, payment management, near field communication antenna functionality, authentication and data exchange methodologies and crypto-currency transaction management.

We enter into confidentiality agreements with our consultants and key employees and maintain control over access to and distribution of our technology, software and other proprietary information. However, the steps that we have taken to protect our technology may be inadequate to prevent others from using what we regard as our technology to compete with us.

We do not generally conduct exhaustive patent searches to determine whether the technology used in our products infringes on the patents that are held by third parties. Product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

We may face claims by third parties that our products or technology infringe their patents or other intellectual property rights in the future. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of our management. If any of our products are found to violate third-party proprietary rights, we may be required to pay substantial damages. In addition, we may be required to re-engineer our products or seek to obtain licenses from third parties to continue to offer our products. Any efforts to re-engineer our products or obtain licenses on commercially reasonable terms may not be successful, which would prevent us from selling our products, and in any case, could substantially increase our costs and have a material adverse effect on our business, financial condition and results of operations.

Properties

Our principal executive offices are located at 5650 El Camino Real, Carlsbad, CA 92008. In September 2018, we entered into a lease agreement for this office space. The lease term commenced on November 1, 2018 and ends on December 31, 2020. Our monthly rent under the lease agreement is $2,735.

We also lease an office at 3360 Mitchell Lane, Suite A, Boulder, CO 80301. On May 23, 2016, we entered into a lease agreement for this office space. The lease term commenced on June 1, 2016 and ends on May 31, 2020. Our monthly rent under the lease agreement is $3,240 with payments escalating annually through the end of the lease.

Corporate Information

History

On May 23, 2017 pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among Nxt-ID, Fit Merger Sub, Inc., a wholly-owned subsidiary of Nxt-ID formed on May 19, 2017 (“Merger Sub”), Fit Pay, Inc., Michael Orlando, Giesecke & Devrient Mobile Security America, Inc. (“G&D”), and the other stockholders of Fit Pay, Inc., Fit Pay, Inc. merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving entity named Fit Pay, Inc. (“Fit Pay Sub”) and a wholly-owned subsidiary of Nxt-ID.

PartX was formed on October 11, 2018 as a wholly-owned subsidiary of Nxt-ID. In order to separate the Payments Business from Nxt-ID, Nxt-ID will transfer to PartX (i) 100% of the issued and outstanding shares of common stock of Fit Pay Sub and (ii) the FinTech Assets of Nxt-ID, and the holders of the Nxt-ID Series C Preferred Stock will exchange all of their shares of Nxt-ID Series C Preferred Stock for shares of PartX’s Series A Preferred Stock.

Other

Our principal executive offices are located at 5650 El Camino Real, Carlsbad, CA 92008 and our telephone number is (760) 444-0029. We have an additional office located at 3360 Mitchell Lane, Suite A, Boulder, CO 80301. Our website address is www.PartXinc.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this information statement.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an emerging growth company for up to the last day of the fiscal year following the fifth anniversary of our initial public offering, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if, among other criteria, the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Pursuant to Section 102 of the JOBS Act, we have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from this information statement. Pursuant to Section 107 of the JOBS Act, we have elected to utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

Employees

As of December 31, 2018, we had 19 full-time employees, including 14 in product engineering, four (4) in finance and administration and one (1) in sales and customer service.  None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be satisfactory. Our future success depends on our continuing ability to attract and retain highly qualified engineers, graphic designers, computer scientists, sales and marketing and senior management personnel. In addition, we have independent contractors whose services we are using on an as-needed basis to assist with the engineering and design of our products.

Legal Proceedings

From time to time we may be involved in various claims and legal actions arising in the ordinary course of our business. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, or any of our subsidiaries, in which an adverse decision could have a material adverse effect upon our business, operating results, or financial condition.

Relationship with Nxt-ID

Following the spin-off, we will continue to benefit from the existing relationship with Nxt-ID, which operates, and expects to continue to operate, the Non-Payments Businesses. PartX and Nxt-ID will grant to each other the right to use certain intellectual property in its business under a license agreement. Under a Transition Services Agreement, Nxt-ID and PartX will provide transitional services to each other for, among other things, finance, information technology, human resources, payroll, tax and other services for a limited time to help ensure an orderly transition following the Distribution.

For a more detailed description, see “Certain Relationships and Related Party Transactions—Agreements with Nxt-ID Related to the Spin-Off.”

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of the Payments Business should be read in conjunction with our Unaudited Pro Forma Combined Financial Statements and our Audited Combined Financial Statements and related notes that appear elsewhere in this information statement. In addition to historical combined financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. See “Special Note About Forward-Looking Statements.” Factors that could cause or contribute to these differences include those discussed below and elsewhere in this information statement, particularly in “Risk Factors.”

Following the consummation of the spin-off, PartX will hold, directly or through its subsidiaries, the Payments Business and will be the financial reporting entity.

Business Overview

On May 23, 2017, pursuant to the Merger Agreement by and among Nxt-ID, Merger Sub, a wholly-owned subsidiary of Nxt-ID formed on May 19, 2017, Fit Pay, Inc., Michael Orlando, G&D, and the other stockholders of Fit Pay, Inc., Fit Pay, Inc. merged with and into Merger Sub, with Merger Sub continuing as the surviving entity named Fit Pay, Inc. (“Fit Pay Sub”) and a wholly-owned subsidiary of Nxt-ID.

On September 21, 2018, Nxt-ID announced its intention to implement the spin-off of its Payments Business from Nxt-ID. We were formed on October 11, 2018 as a wholly-owned subsidiary of Nxt-ID. In order to separate the Payments Business from Nxt-ID, Nxt-ID will transfer to us (i) 100% of the issued and outstanding shares of common stock of Fit Pay Sub and (ii) the FinTech Assets of Nxt-ID, and the holders of the Nxt-ID Series C Preferred Stock will exchange all of their shares of Nxt-ID Series C Preferred Stock for shares of PartX’s Series A Preferred Stock. Following the spin-off, we will operate the Payments Business.

We are a technology company with a proprietary technology platform that delivers payment, credential management, authentication and other secure services to the Internet of Things” (“IoT”) and ecommerce ecosystems. The platform uses tokenization, a payment security technology that replaces cardholders’ account information with a unique digital identifier, to transact highly secure contactless payment and authentication services. We evaluate the performance of our business on, among other things, profit and loss from operations. We partner with companies to provide solutions for modern payment and IoT applications.

Before our spin-off from Nxt-ID, we will enter into a Separation and Distribution Agreement and several other agreements with Nxt-ID related to the spin-off which agreements will become effective upon the consummation of the spin-off. These agreements will govern the relationship between us and Nxt-ID after completion of the spin-off and provide for the allocation between us and Nxt-ID of various assets, liabilities, rights and obligations. These agreements will provide that (i) all of the assets and liabilities (whether accrued, contingent or otherwise, and including, without limitation, the earn-out payments due to the Fit Pay Sellers pursuant to the Merger Agreement) associated with the Payments Business, subject to certain exceptions, will be retained by or transferred to PartX; and (ii) all other assets and liabilities (whether accrued, contingent or otherwise) of Nxt-ID, subject to certain exceptions (including the shared contingent assets and the shared contingent liabilities), will be retained by or transferred to Nxt-ID. See “—Manner of Effecting the Spin-Off—Internal Reorganization.” These agreements will also include arrangements with respect to employee matters, tax matters, the licensing of trademarks and certain other intellectual property between us and Nxt-ID, and transitional services to be provided by Nxt-ID to us, and by us to Nxt-ID. See “Certain Relationships and Related Party Transactions—Agreements with Nxt-ID Related to the Spin-Off.”

To complete the spin-off, Nxt-ID will, following the internal reorganization, distribute to Nxt-ID stockholders all of the outstanding shares of PartX common stock. The Distribution is subject to the satisfaction or waiver of certain conditions. In addition, until the Distribution has occurred, the Nxt-ID board of directors has the right to not proceed with the Distribution, even if all of the conditions are satisfied. See “The Spin-Off—Conditions to the Distribution.”

Following the spin-off, we will continue to benefit from the existing relationship with Nxt-ID. Additionally, following the spin-off, PartX will own certain of the trademarks and other intellectual property currently associated with Nxt-ID’s businesses, and PartX and Nxt-ID will grant each other the right to use certain intellectual property in its business pursuant to a license agreement.

Results of Operations

Year ended December 31, 2018 compared with the year ended December 31, 2017

Revenue and Gross Profit

	For the Years Ended December 31,
	2018	2017	$ Variance	% Variance
Revenue	$948,764	$238,735	$710,029	297.4%
Cost of goods sold	185,678	120,941	64,737	53.5%
Gross profit	$763,086	$117,794	$645,292	547.8%
Gross profit margin	80.4%	49.3%

The increase in revenue in 2018 primarily reflects the number of payments-enabled devices that were activated on our TRM Platform and professional fees recognized to implement and customize our software for our customers’ use. As of December 31, 2018, our TRM Platform was integrated into ten (10) Garmin devices and offered the ability for Garmin device owners to connect their devices to more than 280 payment card issuing banks globally. We expect revenue earned from device activation to continue to be a significant source of revenue in the future as our customers continue to add more payments-enabled devices and as we continue to add device manufacturers to our TRM Platform. In January 2019, we announced that our TRM Platform is enabling SwatchPAY!, a contactless payment feature, on four (4) new watches made by Swatch AG. Two (2) customers accounted for more than 95% of our revenue in the year ended December 31, 2018.

Cost of goods sold for each of the years ended December 31, 2018 and 2017 represents costs associated with operating our TRM Platform, such as costs associated with cloud computing infrastructure, web hosting and salaries and related expenses for employees dedicated to customer service. The increase in cost of goods sold for the year ended December 31, 2018 compared to the year ended December 31, 2017 was primarily attributable to an increase of approximately $60,000 in cloud infrastructure costs, as we expanded the capacity of our TRM Platform to be able to handle a greater number of payments-enabled devices.

Gross profit margins increased from $49.3% in the year ended December 31, 2017 to 80.4% in the year ended December 31, 2018, reflecting increased revenue associated with the activation of payments-enabled devices on our TRM Platform, which carry no direct cost of goods sold.

Operating Expenses

	For the Years Ended December 31,
Operating Expenses:	2018	2017	$ Variance	% Variance
General and administrative	$1,189,663	$1,159,254	$30,409	2.6%
Research and development	2,616,397	1,261,881	1,354,516	107.3%
Selling and marketing	278,931	218,270	60,661	27.8%
Depreciation and amortization	12,767	13,095	(328)	-2.5%
Total operating expenses	$4,097,758	$2,652,500	$1,445,258	54.5%

General and administrative expenses increased in the year ended December 31, 2018 compared to the year ended December 31, 2017 as a result of increased salaries and related expenses of approximately $0.3 million, which was offset by lower professional fees related to the acquisition of Fit Pay, Inc. by Nxt-ID. In addition, in the year ended December 31, 2018, we recognized increased facilities costs related to our research and development facility in Boulder, Colorado and our newly signed lease for corporate office space in Carlsbad, California, which commenced in November 2018.

Our general and administrative expenses do not represent the level of expenses that are required to meet and maintain the compliance requirements of being a publicly traded company. Had we been independent and publicly traded, we believe that our general and administrative expenses would have been approximately $600,000 to $800,000 higher than the amounts presented for the years ended December 31, 2018 and 2017, reflecting incremental costs for insurance, legal, accounting, audit and directors’ services and other professional fees.

Research and development expenses increased in the year ended Deccember 31, 2018 compared to the year ended December 31, 2017 as a result of increased headcount and use of independent contractor resources dedicated to building and refining the capabilities of our TRM Platform.

Selling and marketing expenses also increased $60,661 in the year ended December 31, 2018 compared to the year ended December 31, 2017 as a result of additional marketing expenses, primarily for trade shows and related travel expenses.

Non-Operating Income and Expenses

Interest and other expenses recorded in the years ended December 31, 2018 and 2017 represent interest expense on the related party note payable to our Chief Executive Officer and other miscellaneous expenses, including interest expense recorded in connection with certain accounts payable.

Income tax benefit for the year ended December 31, 2018 reflects a credit received for certain research and development activities.

Liquidity and Capital Resources

We are an emerging growth company and we have incurred net losses since inception. Since our inception, we have financed our operations substantially through: (1) intercompany transfers from Nxt-ID, our parent company; (2) prior to acquisition by Nxt-ID, through the private placement of shares of our stock; and (3) the issuance of promissory notes.

We will continue to generate net losses in the future until our products gain greater market share. To date, our net losses have primarily resulted from our investments in research and development, marketing, business development and expenses for general corporate overhead. In order to execute our long-term strategic plan and to expand our business, we may need to raise additional funds, through public or private equity offerings, debt financings, or other means. We can give no assurance that the cash raised subsequent to December 31, 2018 or any additional funds raised will be sufficient to execute our business plan. Additionally, we can give no assurance that additional funds will be available on reasonable terms, or available at all. As a result, there is substantial doubt about our ability to continue as a going concern.

We have related party debt and contingent obligations to our founder and Chief Executive Officer and the Fit Pay Sellers, respectively. As of December 31, 2018, we had a related party note payable to our Chief Executive Officer with an outstanding principal amount of $638,881, which is payable in cash, including accrued interest calculated at 5% annually, upon maturity on May 19, 2021. Prior to the spin-off, Nxt-ID has agreed to pay the accrued principal amount owed on the Seller Note Payable, which is $159,720 plus the accrued interest through the effective date of the spin-off. In May 2017, in connection with the acquisition of Fit Pay Sub, Nxt-ID agreed to pay the Fit Pay Sellers an earnout amount equal to 12.5% of Fit Pay Sub’s quarterly gross revenue through September 30, 2021. As part of the spin-off, we assumed the portion of the obligation of such earnout payment and note payable to our Chief Executive Officer that is applicable to the period subsequent to the spin-off. As of December 31, 2018, the earnout was valued at approximately $2.9 million.

Concentration of Risk

For the year ended December 31, 2018, two (2) customers accounted for 95% and 89% of our revenue and accounts receivable balance, respectively. For the year ended December 31, 2017, two (2) customers accounted for 85% and 88% of our revenue and accounts receivable, respectively.

Cash Flows

Cash and Working Capital

We incurred net losses of $1,795,895 and $2,572,609 for the years ended December 31, 2018 and 2017, respectively. As of December 31, 2018, we had cash and deficit of $36,274 and $3,482,687, respectively. At December 31, 2018, we had negative working capital of $807,603.

	For the Years Ended December 31,
	2018	2017
Cash used in operating activities	$(3,788,790)	$(2,143,506)
Cash used in investing activities	(21,174)	(6,430)
Cash provided by financing activities	3,794,698	1,957,942

Cash used in operating activities in the years ended December 31, 2018 and 2017 was primarily driven by our loss from operations and therefore reflects the level of resources and effort that we put toward the development of our TRM Platform, executive compensation, and selling and marketing expenses.

Cash flows used in investing activities consisted of purchases of property and equipment in the years ended December 31, 2018 and 2017.

Cash provided by financing activities in the years ended December 31, 2018 and 2017 primarily reflects funding from Nxt-ID, our parent company. For the year ended December 31, 2018, cash provided by financing activities was partially offset by $212,962 of payments to our Chief Executive Officer for a related party note payable. In the year ended December 31, 2017, cash provided by financing activities included $51,993 of proceeds received from our Chief Executive Officer with respect to related party notes payable.

Impact of Inflation

We believe that our business has not been affected to a significant degree by inflationary trends during the past three (3) years. However, inflation is still a factor in the worldwide economy and may increase the cost of purchasing products from our contract manufacturers in Asia, as well as the cost of certain raw materials, component parts and labor used in the production of our products. It also may increase our operating expenses, manufacturing overhead expenses and the cost to acquire or replace fixed assets. We have generally been able to maintain or improve our profit margins through productivity and efficiency improvements, cost reduction programs and to a lesser extent, price increases, and we expect to be able to do the same during 2019. As such, we do not believe that inflation will have a significant impact on our business during 2019.

Off Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not have any undisclosed borrowings or debt, and we have not entered into any synthetic leases. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Recent Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The amendments in ASU 2018-13 modify the disclosure requirements associated with fair value measurements based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. We are currently evaluating ASU 2018-13 and its impact on our financial statements.

In July 2018, the FASB issued ASU No. 2018-11, “Leases (Topic 842): Targeted Improvements,” (“ASU 2018-11”). The amendments in ASU 2018-11 related to transition relief on comparative reporting at adoption affect all entities with lease contracts that choose the additional transition method and separating components of a contract affect only lessors whose lease contracts qualify for the practical expedient. The amendments in ASU 2018-11 are effective for emerging growth companies for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. We are currently assessing the impact this guidance will have on our financial statements.

In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting to simplify the accounting for nonemployee share-based payment transactions by expanding the scope of ASC Topic 718, Compensation - Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. Under the new standard, most of the guidance on stock compensation payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. This standard is effective for annual reporting periods beginning after December 15, 2018, including interim reporting periods within those annual reporting periods, with early adoption permitted. The adoption of this guidance is not expected to have a material impact on our financial statements.

In February 2016, FASB issued guidance amending the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The new guidance, issued as ASU 2016-02, Leases (Topic 842), will be effective for public entities for annual periods beginning after December 15, 2018 and interim periods therein. Early adoption is permitted. The new lease standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating its contracts and the methods and impact of adopting this guidance on its financial statements.

Critical Accounting Policies and Estimates

The above discussion and analysis of financial condition and results of operations is based upon our combined financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States. Certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of our control. As a result, they are subject to an inherent degree of uncertainty. In applying these policies, our management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, our observance of trends in the industry and information available from other outside sources, as appropriate. Please see Note 3 to our combined financial statements for the year ended December 31, 2018 for a more complete description of our significant accounting policies.

We are an emerging growth company within the meaning of the rules under the Securities Act, and we intend to utilize certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies. For example, we will not have to provide an auditor’s attestation report on our internal controls in future annual reports on Form 10-K as otherwise required by Section 404(b) of the Sarbanes-Oxley Act. In addition, Section 107 of the JOBS Act provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to utilize this extended transition period. As part of the election, we will not be required to comply with any new or revised financial accounting standard until such time that a company that does not qualify as an “issuer” (as defined under Section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such new or revised accounting standards. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards as they become applicable to public companies.

Revenue Recognition

Adoption of ASC Topic 606, “Revenue from Contracts with Customers”

We adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“Topic 606”), as of January 1, 2018, using the modified retrospective method, which requires recognition of the cumulative effect of initially applying Topic 606 as an adjustment to the opening balance of deficit at January 1, 2018. Therefore, the comparative information for the years ended prior to January 1, 2018 was not restated to comply with ASC 606. We applied the practical expedient and did not capitalize the incremental costs to obtain a contract if the amortization period for the asset is one year or less. The impact of adopting Topic 606 did not result in a change in accounting treatment for any of our revenue streams. Prior to January 1, 2018, we recognized revenue in accordance with ASC Topic 605, which required recognition when the price was fixed and determinable, persuasive evidence of an arrangement existed, the service was performed, and collectability of the resulting receivable was reasonably assured

In accordance with Topic 606, we determine revenue recognition by:

●	identifying the contract, or contracts, with the customer;

●	identifying the performance obligations in the contract;

●	determining the transaction price;

●	allocating the transaction price to performance obligations in the contract; and

●	recognizing revenue when, or as, we satisfy performance obligations by transferring the promised goods or services.

We recognize revenue in the amount that reflects the consideration we expect to receive in exchange for the services provided and when the control of the promised products and services is transferred to our customers and our performance obligations under the contract have been satisfied. When applicable, revenue subject to certain direct taxes is recorded net of transaction taxes assessed by governmental authorities such as sales value-added taxes and other similar taxes.

We generally earn revenue from fees charged when smart device applications are activated on our software platform. Leading up to the activation of a device on our platform, we also earn revenue from professional services fees related to product implementation and device integration. The timing and recognition of professional service revenue earned depends on negotiated terms and conditions. When projects are conditioned upon customer acceptance, we defer milestone payments, if any, and recognize revenue at project completion. When customer acceptance is not required, we recognize revenue over the term of the implementation or integration project in a manner that approximates the economic characteristics of our efforts.

Payment terms and conditions vary by customer and typically range from 30 to 90 days. We do not adjust the promised amount of consideration for the effects of a significant financing component when we expect, at contract inception, that the period between our transfer of a promised product or service to our customer and payment for that product or service will be one (1) year or less.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages and positions (as of April [___], 2019) of PartX’s expected directors and executive officers following the spin-off.

Name	Age	Position
Michael J. Orlando	51	Chairman, Chief Executive Officer

Thomas J. DaPolito	44	Chief Financial Officer

Gino M. Pereira	61	Director

Steven D. Pellizzer	49	Director

Gunther T. Bright	59	Director

Michael Walsh	50	Director

Joshua M. Perttula	48	Director

Lamell J. McMorris	45	Director

Background of Directors and Executive Officers

Michael J. Orlando has served as our Chief Executive Officer since our inception in October 2018 and will serve as our Chairman of the Board. Mr. Orlando is also a director of Nxt-ID. Mr. Orlando initially founded Fit Pay, Inc. in September 2014. Prior to founding Fit Pay, Inc., Mr. Orlando served in numerous roles at payment, authentication, and software-as-a-service companies. From September 2012 to September 2014, Mr. Orlando served as Chief Sales Officer at Jumio, Inc., a leading mobile identify verification solution provider. In 2012, Mr. Orlando served as Senior Vice President, Sales and Marketing at EZ Prints, Inc., an online merchandise printing and fulfillment services company. From September 2000 to February 2012, Mr. Orlando served as Senior Vice President, Global Sales and Services at CyberSource Inc., a leading e-commerce and credit card systems management company, where he oversaw all enterprise sales and professional services functions worldwide. Mr. Orlando has served as Nxt-ID’s Chief Operating Officer since May 23, 2017 and will continue in such position until the spin-off. Mr. Orlando holds a Bachelor of Science in Management from California Coast University. Mr. Orlando will bring to our Board of Directors significant experience in the payments industry and technology sector.

Thomas J. DaPolito was appointed as Chief Financial Officer of the Company in December 2018 and is responsible for overseeing Accounting and Finance. Mr. DaPolito is a certified public accountant with over 20 years of financial and business experience in the software, entertainment and internet advertising industries with both privately held and publicly traded companies. Prior to joining the Company, Mr. DaPolito was Vice President, Corporate Controller of Verimatrix, Inc., a privately held software company focused on conditional access systems for the telecommunications and entertainment industries. From 2010 to 2017, Mr. DaPolito worked as an independent consultant serving clients in a variety of industries, with his practice focusing on outsourced Chief Financial Officer, controller, public markets reporting and investor relations projects. From 2006 to 2010, Mr. DaPolito held positions of increasing responsibility with Take-Two Interactive Software, Inc., most recently serving as Vice President, Corporate Controller. From 2000 to 2006, Mr. DaPolito held senior accounting and financial reporting positions at Monster Worldwide, Inc. Earlier in his career, he also held positions in the audit department of BDO Seidman, LLP. Mr. DaPolito holds a Bachelor of Science in Business Administration – Accounting from Rochester Institute of Technology.

Gino M. Pereira will serve as a director of PartX and has served as the Chief Executive Officer, President and director of Nxt-ID since its inception. Mr. Pereira has over 30 years of executive, operational and financial experience with technology companies in the United States, Europe and the Far East. He has also helped to develop several technology start-ups as well as served in an executive capacity in a large multinational public company. Mr. Pereira was Chief Financial Officer and later Chief Executive Officer of Technest Holdings Inc., a publicly quoted defense contracting company, from 2004 to 2011, and Technest Holdings operated subsidiaries, EOIR Technologies, Inc. and Genex Technologies, Inc. Mr. Pereira is a Fellow of the Chartered Association of Certified Accountants (UK) and has an MBA, with a specialty in finance, from the Manchester Business School in England.

Mr. Pereira will bring to our Board of Directors significant expertise in the biometric and software recognition industries, as well as experience in international business technology and extensive management and operating experience. Having founded and/or operated companies in similar or related industries during the past 15 years, Mr. Pereira will provide our Board of Directors with unparalleled knowledge of the Company and its operations and an understanding of the markets in which the Company plans to operate.

Steven D. Pellizzer will serve as a director of PartX. Mr. Pellizzer is a Chief Financial Officer with over 25 years of experience with start-up technology companies, primarily focusing on FinTech. He is currently providing consulting services as Chief Financial Officer for various clients, but Mr. Pellizzer was previously the Chief Financial Officer at WePay, a provider of payment services for platform customers. WePay was subsequently acquired by Chase Bank in 2017 for approximately $300 million. Prior to WePay, Mr. Pellizzer was Chief Financial Officer at eWise, a global technology company that was developing an online and mobile alternative to credit cards and PayPal. Before eWise, Mr. Pellizzer was the Chief Financial Officer of CyberSource Corporation, a publicly traded provider of electronic payment, fraud management, and payment security solutions. He was with CyberSource from its initial public offering in 1999 to its acquisition by Visa for $2 billion in 2010. Prior to CyberSource, Mr. Pellizzer was an Audit Manager with PriceWaterhouseCoopers providing audit services to start-up technology companies. Mr. Pellizzer has a Bachelor of Science degree in Accounting from Santa Clara University and is a Certified Public Accountant (inactive) in California. Mr. Pellizzer will bring to our Board of Directors significant expertise in finance, as well as experience in technology and the payments industry.

Gunther T. Bright will serve as a director of PartX. Mr. Bright is Executive Vice President and General Manager of the U.S. Merchant Services business of American Express – the company’s largest strategic business unit for merchant relationships, which delivers an annual billed business volume of US$350 billion. He brings years of leadership experience at American Express, having led both U.S. based and global teams across business strategy, sales, account management, partnership development, business travel operations, and support services. Mr. Bright is recognized as a strategic thought leader and a partner who delivers consistent value to customers, partners, and the enterprise, while continuously strengthening employee engagement scores that rank among the highest across the company. Mr. Bright currently serves on the board of both the National Retail Federation and Alvin Ailey American Dance Theater and is a member of the Executive Leadership Council. He received his Bachelor of Science degree in International Economics from Pace University and completed an Advanced Executive Management Program at the Wharton School. Mr. Bright will bring to our Board of Directors extensive management and operations experience and significant leadership experience.

Michael Walsh will serve as a director of PartX. Mr. Walsh currently serves as an Industry Advisor in the Technology, Media and Telecommunications Group of Warburg Pincus, LLC. Mr. Walsh is the former President and Chief Executive Officer of CyberSource Corporation, a payment management company that was acquired by Visa, Inc. in 2010 for $2 billion and is a wholly-owned subsidiary of the company. As an executive member of Visa’s Operating Committee, he led the multi-year integration of the CyberSource business. During his tenure, Mr. Walsh was also head of Visa’s Merchant and Acquirer businesses in the Americas and led the creation of Visa’s Global Merchant Sales and Solutions framework. Mr. Walsh also was responsible for the company’s global expansion to Asia, Europe, Latin America, Africa, and the Middle East. Prior to joining CyberSource, he worked in enterprise software sales for Oracle and in the private wealth management division of Merrill Lynch. Mr. Walsh graduated from the University of California, Irvine with a Bachelor’s degree in Political Science. Mr. Walsh will bring to our Board of Directors extensive experience in the payments industry and technology sector.

Joshua M. Perttula will serve as a director of PartX. Mr. Perttula is the founding partner and a member of the Investment Committee at Abington Emerson Investments, LLC (“Abington Emerson”) and the founding member and principal at Kirra, LLC (“Kirra’’). Abington Emerson is a private real estate investment company headquartered in Los Angeles, California. The firm runs an opportunistic real estate investment strategy, focusing on the acquisition and management of value-add real estate in all asset classes. The firm’s current portfolio includes residential, multi-family, office, retail, industrial, hospitality and mobile home park properties across seven states. Mr. Perttula leads the operations, investment and investor relations activities of the firm.  Kirra is a full service political and public affairs consulting firm specializing in advising public and private institutions on federal, state and local public policy and public affairs issues. Kirra is focused on helping its clients bridge the gap between business, government, politics and the media.  Mr. Perttula also has over 25 years of government experience at the federal, state, and local level and currently represents technology, renewable energy, infrastructure, engineering, aviation, construction, advertising, food service, and venue management clients in California, Hawaii and the District of Columbia. Prior to founding Kirra and Abington Emerson, Josh was a Senior Vice President at ACC Capital Holdings, served as Special Assistant City Attorney for the City of Los Angeles, was a corporate attorney at the law offices of Buchalter Nemer and worked for the U.S. Department of Education. Mr. Perttula graduated with a B.A. in both Economics and Political Science from the University of California, Irvine and holds a J.D. from the University of California, Hastings College of the Law. Mr. Perttula is a licensed member of the State Bar of California, serves on the Board of Trustees of the State Bar of California and is a licensed real estate broker in the State of California. Mr. Perttula will bring to our Board of Directors significant operations and investment experience, as well as significant public affairs experience.

Lamell J. McMorris will serve as a director of PartX. Mr. McMorris is the founder and Chief Executive Officer of the Washington, DC-based company, Phase 2 Consulting. Phase 2 Consulting is the evolution of Perennial Strategy Group, a prominent strategic advisory firm Mr. McMorris founded and led for fifteen (15) years. At Phase 2 Consulting, with the mission to help successful clients navigate their enterprises into greater good, Mr. McMorris offers strategic insight and external affairs services to some of the nation’s leading decision-makers in the private, public, and nonprofit sectors. He is also the founding principal of Greenlining Realty USA, a development corporation headquartered in Chicago in his childhood neighborhood of West Woodlawn, dedicated to reversing the historical effect of redlining in low-income communities through developing affordable housing and vibrant commercial corridors.  Additionally, Mr. McMorris is a non-lawyer partner of LaFlam, LLP, a Washington, DC-based firm he co-founded in 2018. In this role, he collaborates with the firm’s attorneys to drive growth and expand opportunities. As a lifelong advocate of civil, economic, and human rights, Mr. McMorris serves as a member of numerous nonprofit and college boards and volunteers his time with several youth-focused and mentoring organizations. He is frequently recognized for his entrepreneurial leadership and pragmatic, high-impact approach to effective advocacy, and he is often invited to speak at a wide range of conferences and events. Mr. McMorris holds a Bachelor of Arts in Religion and Society from Morehouse College and a Master of Divinity in Social Ethics and Public Policy from Princeton Theological Seminary. Mr. McMorris will bring to our Board of Directors extensive entrepreneurial, management and leadership experience.

Director Independence

Our determination of the independence of directors will be made using the definition of “independent director” contained in Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market. Following the spin-off, we expect our Board of Directors will affirmatively determine that each of the following directors is an independent director within the meaning of Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ Stock Market: Steven D. Pellizzer, Joshua M. Perttula, Gunther T. Bright, Lamell J. McMorris and Michael Walsh. We also expect that each of our Audit Committee, Compensation Committee and Corporate Governance and Nomination Committee will satisfy the applicable independence standards of the Marketplace Rules of the NASDAQ Stock Market.

Committees of the Board of Directors

Following the spin-off, our Board of Directors will have an Audit Committee, a Compensation Committee and a Corporate Governance and Nomination Committee, each of which will have the composition and responsibilities described below and whose members will satisfy the applicable independence standards of the SEC and the transition periods provided under the rules and regulations of the NASDAQ Stock Market. The charter of each such standing committee will be posted on our website at www.PartXinc.com in connection with the spin-off. Our Board of Directors may also establish from time to time any other committees that it deems necessary or desirable. Each of the board committees will have the composition and responsibilities described below. As of the date of this information statement, we expect the members of these committees will be:

Audit Committee—Steven D. Pellizzer*(1), Joshua M. Perttula and Gunther T. Bright

Compensation Committee—Lamell J. McMorris*, Michael Walsh and Gunther T. Bright

Corporate Governance and Nomination Committee—Joshua M. Perttula*, Michael Walsh, Lamell J. McMorris and Steven D. Pellizzer

* Indicates Committee Chair

(1) Indicates Audit Committee Financial Expert

Audit Committee

We will have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. We anticipate that the members of our Audit Committee will be Steven D. Pellizzer, Joshua M. Perttula and Gunther T. Bright. We expect that Mr. Pellizzer, Mr. Perttula and Mr. Bright will be “independent” within the meaning of Rule 10A-3 under the Exchange Act and the Marketplace Rules of the NASDAQ Stock Market. We anticipate that Mr. Pellizzer will serve as the “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K of the Securities Act. In addition, Mr. Pellizzer will serve as Chairman of our Audit Committee.

The Audit Committee will oversee our corporate accounting and financial reporting process and oversee the audit of our financial statements and the effectiveness of our internal control over financial reporting. The responsibilities of the Audit Committee will include, among other matters:

●	Selecting and recommending to our Board of Directors the appointment of an independent registered public accounting firm and overseeing the engagement of such firm;

●	Approving the fees to be paid to the independent registered public accounting firm;

●	Helping to ensure the independence of our independent registered public accounting firm;

●	Overseeing the integrity of our financial statements;

●	Preparing an audit committee report as required by the SEC to be included in our annual proxy statement;

●	Reviewing major changes to our auditing and accounting principles and practices as suggested by our Company’s independent registered public accounting firm, internal auditors (if any) or management;

●	Reviewing and approving all related party transactions; and

●	Overseeing our compliance with legal and regulatory requirements.

We anticipate that the Audit Committee will operate under a written charter adopted by our Board of Directors that satisfies the applicable standards of the NASDAQ Stock Market.

Compensation Committee

We anticipate that the members of our Compensation Committee will be Lamell J. McMorris, Michael Walsh and Gunther T. Bright. We expect that Mr. McMorris, Mr. Walsh and Mr. Bright will be “independent” within the meaning of Rule 10A-3 under the Exchange Act and the Marketplace Rules of the NASDAQ Stock Market. In addition, we anticipate that each member of our Compensation Committee will qualify as a “non-employee director” under Rule 16b-3 of the Exchange Act. Our Compensation Committee will assist our Board of Directors in the discharge of its responsibilities relating to the compensation of the members of the Board of Directors and our executive officers.

The Compensation Committee’s compensation-related responsibilities will include:

●	Assisting our board of directors in developing and evaluating potential candidates for executive positions and overseeing the development of executive succession plans;

●	Reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;

●	Reviewing, approving and recommending to our Board of Directors on an annual basis the evaluation process and compensation structure for our other executive officers;

●	Providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;

●	Reviewing our incentive compensation and other stock-based plans and recommending changes in such plans to our Board of Directors as needed, and exercising all the authority of our Board of Directors with respect to the administration of such plans;

●	Reviewing and recommending to our Board of Directors the compensation of independent directors, including incentive and equity-based compensation; and

●	Selecting, retaining and terminating such compensation consultants, outside counsel and other advisors as it deems necessary or appropriate.

We anticipate that the Compensation Committee will operate under a written charter adopted by our Board of Directors that satisfies the applicable standards of the NASDAQ Stock Market.

Corporate Governance and Nomination Committee

We anticipate that the members of our Corporate Governance and Nomination Committee will be Joshua M. Perttula, Michael Walsh, Lamell J. McMorris and Steven D. Pellizzer. We expect that Mr. Perttula, Mr. Walsh, Mr. McMorris and Mr. Pellizzer will be “independent” within the meaning of Rule 10A-3 under the Exchange Act and the Marketplace Rules of the NASDAQ Stock Market. In addition, we anticipate that each member of our Corporate Governance and Nomination Committee will qualify as a “non-employee director” under Rule 16b-3 of the Exchange Act. The purpose of the Corporate Governance and Nomination Committee will be to recommend to our Board of Directors nominees for election as directors and persons to be elected to fill any vacancies on our Board of Directors, develop and recommend a set of corporate governance principles and oversee the performance of our Board of Directors.

The Corporate Governance and Nomination Committee will be responsible for, among other objectives, making recommendations to our Board of Directors regarding candidates for directorships; overseeing the evaluation of our Board of Directors; reviewing developments in corporate governance practices; developing a set of corporate governance guidelines; and reviewing and recommending changes to the charters of other board committees. In addition, the Corporate Governance and Nomination Committee will be responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning corporate governance matters.

We anticipate that the Corporate Governance and Nomination Committee will operate under a written charter adopted by our Board of Directors that satisfies the applicable standards of the NASDAQ Stock Market.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our expected directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two (2) years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or his association with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Party Transactions,” none of our expected directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Family Relationships

We do not expect there to be a family relationship between any of our expected executive officers or directors following the spin-off.

Code of Ethics

We expect to adopt a Code of Business Ethics and Conduct (“Code of Conduct”) which will constitute a “code of ethics,” as defined by applicable SEC rules, and a “code of conduct,” as defined by applicable rules of the NASDAQ Stock Market. We will require all employees, directors and officers, including our Chief Executive Officer and Chief Financial Officer, to adhere to the Code of Conduct in addressing legal and ethical issues encountered in conducting their work. The Code of Conduct will require that these individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity. The Code of Conduct will contain additional provisions that apply specifically to our Chief Executive Officer, Chief Financial Officer and other finance department personnel with respect to accurate reporting. The Code of Conduct will be available on our website at www.PartXinc.com. We will post any amendments to the Code of Conduct, as well as any waivers that are required to be disclosed by the rules of the SEC on such website. Information contained on our website is not a part of, and is not incorporated into, this information statement, and the inclusion of our website address in this information statement is an inactive textual reference only.

EXECUTIVE AND DIRECTOR COMPENSATION

For purposes of this “Executive and Director Compensation” section only, references to “we,” “us,” “our,” “PartX” and “our company” refer to PartX, Inc. and not to any of its subsidiaries.

PartX has not yet paid compensation to the individuals who will become its executive officers. Because our Compensation Committee will not be established until the spin-off occurs, Nxt-ID’s Compensation Committee intends to approve, prior to the spin-off, certain compensation arrangements for individuals who will be PartX executive officers, including employment and letter agreements for certain individuals who are expected to be PartX “named executive officers” within the meaning of Item 402 (m)(2) of Regulation S-K of the Securities Act; all such arrangements will become effective upon completion of the spin-off. Once established, our Compensation Committee will make determinations with respect to the compensation of PartX executive officers following the spin-off. Information as to historical compensation provided by Nxt-ID to certain individuals who will become executive officers of PartX is not indicative of the compensation of those individuals following completion of the spin-off. However, for illustrative purposes only, we have included information regarding the compensation and other benefits paid to such executive officers by Nxt-ID during the fiscal years ended December 31, 2017 and 2018.

Effective upon completion of the spin-off, we expect the following individuals to be the named executive officers of PartX:

●	Michael J. Orlando, President and Chief Executive Officer;

●	Thomas J. DaPolito, Chief Financial Officer

Upon completion of the spin-off, our Board of Directors will have a Compensation Committee as described above, and the Compensation Committee will commence its oversight and determine the compensation of the Chief Executive Officer and other executive officers of PartX. Once established, the Compensation Committee will evaluate and determine the appropriate design of the PartX executive compensation program and make any adjustment to the compensation arrangements currently contemplated and described below. If determined to be necessary or appropriate by the Compensation Committee, the Compensation Committee will retain a compensation consultant to provide advice and support to the Compensation Committee in the design and implementation of the executive compensation program for PartX.

Summary Compensation Table for Fiscal Years 2018 and 2017

The following table summarizes the historical compensation paid by Nxt-ID for the last two completed fiscal years to the individuals who we expect to be the named executive officers of PartX. As described above, PartX has not yet paid any compensation to such individuals.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)

Michael J. Orlando,	2018	$350,000	$50,000	$109,500	-	-	-		$509,500
Chief Executive Officer (1)	2017	$130,942	-	-	-	-	-	$5,381	$136,323
Thomas J. DaPolito(2)	2018	$2,885	-	-		-	-	-	$2,885
	2017	-	-	-	-	-	-	-	-

(1)	The 2017 salary information presented for Mr. Orlando is for the post-acquisition period May 23, 2017 through December 31, 2017 only.

(2)	The 2018 salary information presented for Mr. DaPolito is for the period from December 27, 2018 through December 31, 2018 only.

(3)	The 2018 stock award for Mr. Orlando vests over a three (3)-year period from the date of grant.

(4)	Other compensation includes primarily employer-paid health insurance.

Other Compensation

Other than as described above, there were no post-employment compensation, pension or nonqualified deferred compensation benefits earned by our named executive officers at Nxt-ID during the year ended December 31, 2018. Nxt-ID does not have for the benefit of its directors, officers or other employees, and we do not expect to have immediately after the spin-off for the benefit of our directors, officers or other employees, any retirement, pension or profit-sharing programs. Our Board of Directors may recommend adoption of one or more such programs in the future.

Agreements with Named Executive Officers

Michael J. Orlando.    Mr. Orlando, currently the Chief Operating Officer of Nxt-ID, has an employment agreement with Nxt-ID. The term of the employment agreement is one (1) year beginning on May 23, 2017. Mr. Orlando’s base salary is $150,000, plus an initial stock grant of 250,000 shares of common stock from Nxt-ID’s 2013 Long-Term Incentive Plan. Effective January 1, 2018, Mr. Orlando’s base salary increased to $350,000 from $150,000. The employment agreement also provides for:

●	Eligibility to participate in bonus or incentive compensation plans that may be established by the board of directors of Nxt-ID from time to time applicable to Mr. Orlando’s services.

●	Eligibility to receive equity awards as determined by the board of directors of Nxt-ID, or a committee of such board, composed in compliance with the corporate governance standards of any applicable listing exchange.

Nxt-ID’s compensation committee will make determinations with respect to Mr. Orlando’s compensation payable by PartX prior to consummation of the spin-off, and following consummation of the spin-off, our Compensation Committee will ratify such determinations. Additionally, prior to consummation of the spin-off, we expect to enter into a new employment agreement with Mr. Orlando as our President and Chief Executive Officer, which Nxt-ID’s compensation committee will approve prior to consummation of the spin-off and our Compensation Committee will ratify following consummation of the spin-off. We will describe the terms of such employment agreement in an amendment to the registration statement of which this information statement forms a part.

Subsequent to the spin-off, we also intend to enter into employment agreements with other key members of PartX management.

PartX 2019 Stock Incentive Plan

In connection with the spin-off, we expect to adopt a new stock incentive plan (the “2019 SIP”). The following discussion summarizes the material terms of the 2019 SIP. This discussion is not intended to be complete and is qualified in its entirety by reference to the full text of the 2019 SIP, which is included as an exhibit to the registration statement of which this information statement forms a part.

Administration

The 2019 SIP will be administered by the Board of Directors. The Board of Directors will have authority to grant awards under the 2019 SIP and to adopt, amend and repeal rules, guidelines and practices relating to the 2019 SIP as it will deem advisable and in its sole discretion. The Board of Directors may also correct any defect or supply any omission or reconcile any inconsistency in the 2019 SIP or in any agreement relating to an award under the 2019 SIP in the manner and to the extent it deems expedient. Subject to applicable law, the Board of Directors may also delegate any or all of its powers under the 2019 SIP to a committee of the Board of Directors. In addition, subject to applicable law, the Board of Directors may delegate to one or more officers of PartX the power to grant awards to employees of PartX or to exercise such other powers under the 2019 SIP as the Board of Directors will determine, provided that the Board of Directors will fix the terms of the awards to be granted, the maximum number of shares of PartX common stock subject to the awards and the time period in which the awards may be granted; and provided, further, that no officer will be authorized to grant awards to any “executive officer” or “officer” of PartX (as such terms are defined in Rule 3b-7 and Rule 16a-1(f) of the Exchange Act, respectively). For purposes of this summary description of the 2019 SIP, all references to the “Board of Directors” mean the Board of Directors or such committee of the Board of Directors or the PartX officers to which the Board of Directors has delegated authority to administer the 2019 SIP.

Eligibility

All employees, directors, consultants and advisors of PartX are eligible to participate in the 2019 SIP. The selection of those eligible employees, directors, consultants and advisors of PartX who will receive awards is within the discretion of the Board of Directors. Awards granted under the 2019 SIP may consist of options, stock appreciation rights (“SARs”), Restricted Stock (as defined below), Restricted Stock Units (as defined below) or other stock-based awards.

Number of Shares of PartX Common Stock Subject to the 2019 SIP and Award Limits

The aggregate maximum number of shares of PartX common stock (including shares underlying options) that may be issued under the 2019 SIP pursuant to awards is equal to the sum of (i) [●] shares of PartX common stock for the fiscal year ending December 31, 2019 plus (ii) an annual increase to such amount in clause (i) to be added on the first day of each fiscal year beginning with the fiscal year ending December 31, 2020 and ending with the fiscal year ending December 31, 2029 equal to the least of [●] shares of PartX common stock or 10% of the outstanding shares of PartX common stock on such date, and an amount determined by the Board of Directors. All shares of PartX common stock covered by SARs will be counted against the number of shares available for awards under the 2019 SIP, provided, however, that (i) SARs that may be settled only in cash will not be so counted and (ii) if PartX grants a SAR in tandem with an option for the same number of shares of PartX common stock and provides that only one (1) such award may be exercised (a “Tandem SAR”), only the shares covered by the option and not the shares covered by the Tandem SAR will be so counted, and the expiration of either the SAR or option in connection with the other’s exercise will not restore the shares of PartX common stock to the 2019 SIP.

The number of shares of PartX common stock that are the subject of awards under the 2019 SIP which are forfeited, terminated, canceled, settled in cash in lieu of shares of PartX common stock or in a manner such that all or some of the shares covered by such awards are not issued to a participant will again immediately become available to be issued pursuant to awards granted under the 2019 SIP; provided, however, that (i) in the case of incentive stock options, the foregoing will be subject to any limitations under the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”), (ii) in the case of the exercise of a SAR, the number of shares of PartX common stock counted against the shares available under the 2019 SIP will be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (iii) the shares covered by a Tandem SAR will not again become available for grant upon the expiration or termination of such Tandem SAR. Shares of PartX common stock delivered to PartX by a participant to (i) purchase shares of PartX common stock upon the exercise of an award or (ii) to satisfy tax withholding obligations with respect to awards (including shares retained from the award creating the tax obligation) will be added back to the number of shares of PartX common stock available for the future grant of awards.

In connection with a merger or consolidation of an entity with PartX or the acquisition by PartX of property or stock of an entity, the Board of Directors may grant awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute awards will not count against the overall share limit under the 2019 SIP, except as may be required by reason of Section 422 and related provisions of the Code.

The limitations described above may be adjusted in the event of any stock split, reverse stock split, stock dividend, recapitalization, reclassification of shares, spin-off or other similar change in capitalization or event or any distribution to holders of PartX common stock other than an ordinary cash dividend.

Stock Options

The Board of Directors may grant options to purchase PartX common stock and determine the number of shares of PartX common stock underlying such option in its discretion. An option that the Board of Directors intends to be an “incentive stock option” (as defined in Section 422 of the Code (an “Incentive Stock Option”)) will only be granted to employees of PartX or any of PartX’s present or future parent or subsidiary corporations (as defined in Sections 424(e) or (f) of the Code), or any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. An option that is not intended to be an Incentive Stock Option will be designated a nonstatutory stock option.

Option Exercise Price.  The option exercise price will be determined by the Board of Directors and may not be less than the fair market value of a share of PartX common stock on the date that the option is granted; provided that if the Board of Directors grants an option with an exercise price to be determined on a future date, the exercise price will not be less than the fair market value of a share of PartX common stock on such future date.

Term of Option.   The term of each option will be as specified by the Board of Directors in the option agreement at the date of grant, but no option will be exercisable for a term of more than ten (10) years.

Exercise of Options. Options may be exercised by delivery to PartX of an exercise notice together with payment in full of the exercise price for the number of shares of PartX common stock for which the option is exercised.

Payment.   The option exercise price will be paid in any combination of the following: (i) in cash or by check payable to PartX; (ii) except as may otherwise be provided in the applicable option agreement or approved by the Board of Directors, by (a) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to PartX sufficient funds to pay the exercise price and any required tax withholding or (b) delivery by the participant to PartX of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to PartX cash or a check sufficient to pay the exercise price and any required tax withholding; (iii) to the extent provided for in the applicable option agreement or approved by the Board of Directors, by delivery of shares of PartX common stock owned by the participant valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Board of Directors), provided (a) such method of payment is then permitted under applicable law, (b) such shares of PartX common stock, if acquired directly from PartX, were owned by the participant for such minimum period of time, if any, as may be established by the Board of Directors and (c) such shares of PartX common stock are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements; (iv) to the extent provided for in the applicable nonstatutory stock option agreement or approved by the Board of Directors, by delivery of a cashless exercise notice to PartX; or (v) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board of Directors, by payment of such other lawful consideration as the Board of Directors may determine.

Limitation on Repricing.   Except for adjustments for certain changes in the PartX common stock, the Board of Directors may not, without the approval of our stockholders, (i) amend any outstanding option agreement under the 2019 SIP to lower the option exercise price, (ii) cancel any outstanding option (whether or not granted under the 2019 SIP) and replace it with an option agreement under the 2019 SIP having a lower option exercise price, (iii) cancel in exchange for a cash payment any outstanding option with an exercise price per share above the then-current fair market value of the PartX common stock (valued in the manner determined by (or in the manner approved by) the Board of Directors) or (iv) take any other action under the 2019 SIP that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market or any other exchange or marketplace on which the PartX common stock is listed or quoted.

Stock Appreciation Rights

The Board of Directors may grant awards consisting of SARs entitling the holder, upon exercise, to receive an amount of PartX common stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of PartX common stock (valued in the manner determined by (or in the manner approved by) the Board of Directors) over the measurement price (as set forth below). The date as of which such appreciation is determined by the Board of Directors will be the exercise date.

Measurement Price. The Board of Directors will establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price will not be less than the fair market value of the PartX common stock on the date the SAR is granted; provided that if the Board of Directors approves the grant of a SAR effective as of a future date, the measurement price will not be less than the fair market value on such future date.

Term of SARs. Each SAR will be exercisable at such times and subject to such terms and conditions as the Board of Directors may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of ten (10) years.

Exercise of SARs. SARs may be exercised by delivery to PartX of a notice of exercise together with any other documents required by the Board of Directors.

Limitation on Repricing. Except for adjustments for certain changes in the PartX common stock, the Board of Directors may not, without the approval of our stockholders, (i) amend any outstanding SAR granted under the 2019 SIP to lower the measurement price, (ii) cancel any outstanding SAR (whether or not granted under the 2019 SIP) and replace it with a SAR under the 2019 SIP having a lower measurement price, (iii) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current fair market value of the PartX common stock (valued in the manner determined by (or in the manner approved by) the Board of Directors) or (iv) take any other action under the 2019 SIP that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market or any other exchange or marketplace on which the PartX common stock is listed or quoted.

Restricted Stock and Restricted Stock Units

The Board of Directors may grant awards entitling recipients to acquire shares of PartX common stock (“Restricted Stock”), subject to the right of PartX to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board of Directors in the applicable award are not satisfied prior to the end of the applicable restriction period. The Board of Directors may also grant awards entitling the recipient to receive shares of PartX common stock or cash to be delivered at the time such award vests or is settled (“Restricted Stock Units”). The Board of Directors will determine the terms of any awards of Restricted Stock or Restricted Stock Units.

Additional provisions that relate to awards of Restricted Stock include:

Dividends. Unless otherwise provided in the applicable award agreement, any dividends (whether paid in cash, stock or property) declared and paid by PartX with respect to shares of Restricted Stock (“Accrued Dividends”) will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the Restricted Stock.

Stock Certificates. PartX may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, be deposited in escrow by the participant, together with a stock power endorsed in blank, with PartX (or its designee). At the expiration of the applicable restriction periods, PartX (or such designee) will deliver the certificates no longer subject to such restrictions to the participant or if the participant has died, to his or her designated beneficiary.

Additional provisions that relate to awards of Restricted Stock Units include:

Settlement. Upon the vesting of and/or lapsing of any other restrictions with respect to each Restricted Stock Unit, the participant will be entitled to receive from PartX such number of shares of PartX common stock or (if so provided in the applicable award agreement) an amount of cash equal to the fair market value (valued in the manner determined by (or in the manner approved by) the Board of Directors) of such number of shares of PartX common stock as are set forth in the applicable Restricted Stock Unit agreement. The Board of Directors may provide that settlement of Restricted Stock Units will be deferred, on a mandatory basis or at the election of the participant in a manner that complies with Section 409A of the Code.

Voting Rights. A participant will have no voting rights with respect to any Restricted Stock Units.

Dividend Equivalents. The award agreement for Restricted Stock Units may provide participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of PartX common stock (“Dividend Equivalents”). Dividend Equivalents may be settled in cash and/or shares of PartX common stock and will be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, in each case to the extent provided in the award agreement.

Other Stock-Based Awards

The Board of Directors may grant other awards of shares of PartX common stock and other awards that are valued, in whole or in part, by reference to shares of PartX common stock or other property in its discretion.

Corporate Change and Other Adjustments

The maximum number of shares of PartX common stock that may be issued under the 2019 SIP and the share-counting rules and sublimits under the 2019 SIP, and the number of shares subject to any exercise, measurement, or repurchase price of shares of PartX common stock or other consideration subject to an award under the 2019 SIP will be equitably adjusted by the Board of Directors in the event of changes in the outstanding PartX common stock by reason of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event or any dividend or distribution to holders of PartX common stock other than an ordinary cash dividend. A “Reorganization Event” means, (i) any merger or consolidation of PartX with or into another entity as a result of which all of the PartX common stock is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) any transfer or disposition of all of the PartX common stock for cash, securities or other property pursuant to a share exchange or other transaction or (iii) any liquidation or dissolution of PartX.

In connection with a Reorganization Event, the Board of Directors may take any one of or a combination of the following actions with respect to all or any outstanding awards under the 2019 SIP other than Restricted Stock awards (except to the extent specifically provided otherwise in an applicable award agreement or other agreement between PartX and the participant): (i) provide that such awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a participant, provide that all of the participant’s unvested awards will be forfeited immediately prior to the consummation of such Reorganization Event and/or unexercised awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of PartX common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to participants with respect to each award held by a participant equal to (a) the number of shares of PartX common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (b) the excess, if any, of (x) the Acquisition Price over (y) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, or (v) provide that, in connection with a liquidation or dissolution of PartX, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings).

Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of PartX, the repurchase and other rights of PartX with respect to outstanding Restricted Stock will inure to the benefit of PartX’s successor and will, unless the Board of Directors determines otherwise, apply to the cash, securities or other property which the PartX common stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as such rights applied to such Restricted Stock; provided, however, that the Board of Directors may provide for termination or deemed satisfaction of such repurchase or other rights under the Restricted Stock award, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of PartX, except to the extent specifically provided to the contrary in the Restricted Stock award or any other agreement between PartX and the participant, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

Term of 2019 SIP

The 2019 SIP will become effective immediately prior to effectiveness of PartX’s registration statement registering shares of PartX common stock issuable under the 2019 SIP (the “Effective Date”). No further awards may be granted under the 2019 SIP after ten (10) years from the Effective Date, but awards previously granted may extend beyond that date.

Amendments to 2019 SIP

The Board of Directors may amend, suspend or terminate the 2019 SIP at any time, provided that no amendment that would require stockholder approval under the rules of the exchange on which the PartX common stock is listed or quoted or under the Code will be made effective without obtaining such stockholder approval. Unless otherwise specified in the amendment, any amendment to the 2019 SIP adopted by the Board of Directors in accordance with the 2019 SIP will apply to and be binding on the holders of all awards outstanding under the 2019 SIP at the time the amendment is adopted, provided the Board of Directors determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the 2019 SIP.

Federal Income Tax Aspects of the 2019 SIP

The following discussion summarizes certain material U.S. federal income tax consequences to PartX and participants in the 2019 SIP with respect to the acquisition, ownership, exercise or disposition of awards granted under the 2019 SIP. The discussion is based upon the provisions of the Code and the regulations and rulings promulgated thereunder, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary reflects generally contemplated consequences and does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to an individual award holder’s situation, nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Restricted Stock.   The recipient of a Restricted Stock award will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time, assuming that the restrictions on such award constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the shares of PartX common stock subject to the award lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares of PartX common stock at such time less the purchase price of such shares, if any, and, subject to Section 162(m) of the Code, we will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m) of the Code, deductible as such by PartX. Notwithstanding the foregoing, the holder of a Restricted Stock award may elect under Section 83(b) of the Code to be taxed at the time of grant of the Restricted Stock award based on the fair market value of the shares of PartX common stock on the date of the award less the purchase price of such shares, if any, in which case (i) subject to Section 162(m) of the Code, we will be entitled to a deduction at the same time and in the same amount, (ii) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by PartX, and (iii) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made not later than thirty (30) days after the grant of the Restricted Stock award and is irrevocable.

Incentive Stock Options.  A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or our corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

We will generally be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Nonstatutory Stock Options. A participant will not have income upon the grant of a non-statutory stock option. A participant will have compensation income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards. The tax consequences associated with any other stock-based award granted under the 2019 SIP will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

The 2019 SIP is not qualified under Section 401(a) of the Code. Based upon current law and published interpretations, we do not believe that the 2019 SIP is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The comments set forth in the above paragraphs are only a summary of certain of the federal income tax consequences relating to the 2019 SIP. No consideration has been given to the effects of state, local, or other tax laws on the 2019 SIP or award recipients.

Outstanding Equity Awards at 2018 Fiscal Year-End Table

The following table summarizes the vested and unvested option and stock awards held under the Nxt-ID equity compensation plans as of December 31, 2018 for the individuals whom we expect to be the named executive officers of PartX.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested ($)
Michael J. Orlando (1)	—	—	—	—	—	—		$20,000	$73,000

Thomas J. DaPolito	—	—	—	—	—	—	—	—	—

(1)	Mr. Orlando’s unvested stock awards will vest ratably in 2019 and 2020.

Director Compensation

Following consummation of the spin-off, we expect to establish compensation practices for our eligible non-employee directors that will be aligned with creating and sustaining equity holder value, whereby such directors will receive customary compensation, including cash and stock-based compensation, for their service as members of our Board of Directors and its committees. We also expect that all members of our Board of Directors will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such service. Our non-employee director compensation practices are expected to be consistent with the non-employee director compensation practices of Nxt-ID, which are described below.

We expect that the director fees will be $40,000 per annum and will be paid on a quarterly basis, with such fees to be paid in our common stock. The number of shares of common stock issued to the directors will be based on our common stock price on the quarterly determination date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Existing Arrangements with Nxt-ID

PartX has a number of existing arrangements whereby Nxt-ID has provided services to PartX. See Note 1 to our audited combined financial statements included herein for a discussion of such existing arrangements. In connection with the spin-off, PartX will enter into agreements with Nxt-ID that have either not existed historically or that may be on different terms than the terms of the existing arrangement or agreements.

Other Existing Arrangements

Except as described below, other than compensation arrangements, during the past two fiscal years, there have been no transactions, whether directly or indirectly, between us and any of our expected officers, directors, beneficial owners of more than 5% of our outstanding common stock or their family members that exceeded the lesser of (i) $120,000 or (ii) 1% of the average of our total assets at year end.

In connection with Nxt-ID’s acquisition of Fit Pay, Inc. on May 23, 2017, Nxt-ID agreed to make equal quarterly payments to our Chief Executive Officer in connection with a promissory note issued to him by Fit Pay, Inc. prior to its acquisition by Nxt-ID (the “Seller Note Payable”), which as of March 31, 2019 had a principal balance of $638,881. Prior to the spin-off, Nxt-ID has agreed to pay the accrued principal amount owed on the Seller Note Payable, which is $159,720 plus the accrued interest through the effective date of the spin-off. As part of the Distribution, we will assume the Seller Note Payable and are obligated to make minimum quarterly payments through May 19, 2021, at which time the Seller Note Payable becomes due and payable in full. Interest on the Seller Note Payable accrues at a rate of 5% per annum. See “Certain Relationships and Related Party Transactions—Agreements with Nxt-ID Related to the Spin-off—Assumption and Assignment Agreements.”

Agreements with Nxt-ID Related to the Spin-Off

We and Nxt-ID are going to enter into certain agreements that will govern the ongoing relationships between the two companies after the spin-off and are intended to provide for an orderly transition to our status as an independent company. Additional or modified agreements, arrangements and transactions, which would be negotiated at arm’s length, may be entered into between us and Nxt-ID after the spin-off. These summaries are qualified in their entirety by reference to the full text of the applicable agreements, which will be filed as exhibits to the registration statement of which this information statement forms a part.

Following the spin-off, we and Nxt-ID will operate independently, Nxt-ID will own none of our common stock and we will have no ownership interest in Nxt-ID. Initially, our Chief Executive Officer will be a director of Nxt-ID and Nxt-ID’s Chief Executive Officer will be one of our directors. Before the spin-off, we will enter into a Separation and Distribution Agreement and several other agreements with Nxt-ID related to the spin-off. These agreements will govern the relationship between us and Nxt-ID after completion of the spin-off and provide for the allocation between us and Nxt-ID of various assets, liabilities, rights and obligations. The following is a summary of the terms of the material agreements we expect to enter into with Nxt-ID.

Separation and Distribution Agreement

We intend to enter into a Separation and Distribution Agreement with Nxt-ID prior to the Distribution of shares of our common stock to Nxt-ID stockholders. The Separation and Distribution Agreement will provide for the allocation of assets and liabilities between us and Nxt-ID and will establish certain rights and obligations between the parties following the Distribution. We have not yet finalized all of the terms of the Separation and Distribution Agreement, and we intend to include additional details on the terms of this agreement in an amendment to this information statement.

Transfer of Assets and Assumption of Liabilities.    The Separation and Distribution Agreement will provide for those transfers of assets and assumptions of liabilities that are necessary in connection with our spin-off from Nxt-ID so that each of Nxt-ID and PartX is allocated the assets necessary to operate its business and retains or assumes the liabilities allocated to it in accordance with the separation plan. The Separation and Distribution Agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations among Nxt-ID and PartX. See “Unaudited Pro Forma Combined Financial Statements.” In particular, the Separation and Distribution Agreement will provide that, subject to the terms and conditions contained in the Separation and Distribution Agreement:

●	“PartX assets” (as defined in the Separation and Distribution Agreement), including, but not limited to, the following will be transferred to PartX:

●	the equity of Fit Pay Sub

●	any and all assets reflected on the audited combined balance sheet of the Payments Business included in this information statement;

●	any and all contracts primarily relating to the Payments Business; and

●	all rights in the FinTech Assets.

●	“PartX liabilities” (as defined in the Separation and Distribution Agreement), including, but not limited to, the following will be retained by or transferred to PartX:

●	any and all liabilities of Fit Pay Sub, excluding Fit Pay Sub’s outstanding borrowings from Nxt-ID.

●	any and all liabilities (whether accrued, contingent or otherwise, and subject to certain exceptions) to the extent primarily related to, arising out of or resulting from (a) the operation or conduct of the Payments Business or (b) the PartX assets, including, without limitation, the obligation of Nxt-ID pursuant to the Merger Agreement to pay the Fit Pay Sellers an earnout payment equal to 12.5% of the gross revenue derived from Fit Pay Sub’s technology for ten (10) fiscal quarters commencing on June 30, 2019.

●	any and all liabilities (whether accrued, contingent or otherwise) relating to, arising out of or resulting from any form, registration statement, schedule or similar disclosure document filed or furnished with the SEC, to the extent such filing is either made solely by PartX in connection with the spin-off, subject to each party’s indemnification obligations under the Separation and Distribution Agreement with respect to any misstatement of or omission to state a material fact contained in any such filing to the extent the misstatement or omission is based upon information that was furnished by such party (see “—Release of Claims and Indemnification”);

●	any and all liabilities relating to, arising out of, or resulting from any indebtedness of Fit Pay Sub or any indebtedness secured exclusively by any of the FinTech Assets; and

●	any and all liabilities (whether accrued, contingent or otherwise) reflected on the audited combined balance sheet of the Payments Business included in this information statement.

●	All assets and liabilities of Nxt-ID (whether accrued, contingent or otherwise) other than the PartX assets and PartX liabilities, subject to certain exceptions (including the shared contingent assets and shared contingent liabilities), will be retained by or transferred to Nxt-ID, except as set forth in the Separation and Distribution Agreement or one of the other agreements described below.

The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the Employee Matters Agreement, are solely covered by the Tax Matters Agreement.

Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the Separation and Distribution Agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the Separation and Distribution Agreement and the other agreements relating to the separation are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation and Distribution Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Further Assurances.    To the extent that any transfers of assets or assumptions of liabilities contemplated by the Separation and Distribution Agreement have not been consummated on or prior to the date of the Distribution, the parties will agree to cooperate with each other and use commercially reasonable efforts to effect such transfers or assumptions as promptly as practicable following the date of the Distribution. In addition, each of the parties will agree to cooperate with each other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements.

Representations and Warranties.    In general, neither we nor Nxt-ID will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with such transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents, or any other matters. Except as expressly set forth in the Separation and Distribution Agreement or in any ancillary agreement, all assets will be transferred on an “as is, where is” basis.

The Distribution.    The Separation and Distribution Agreement will govern certain rights and obligations of the parties regarding the proposed Distribution and certain actions that must occur prior to the proposed Distribution such as the election of officers and directors. Prior to the Distribution, we will deliver all the issued and outstanding shares of our common stock to the distribution agent. Following the distribution date, the distribution agent will electronically deliver the shares of our common stock to Nxt-ID stockholders based on each holder of Nxt-ID common stock receiving one (1) share of PartX common stock for each share of Nxt-ID common stock. The Nxt-ID board of directors will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the Distribution and, to the extent it determines to so proceed, to determine the date of the Distribution.

Conditions.    The Separation and Distribution Agreement will provide that the Distribution is subject to the satisfaction or waiver of certain conditions. For further information regarding these conditions, see “The Spin-Off—Conditions to the Distribution.” The Nxt-ID board of directors may, in its sole discretion, determine the distribution date and the terms of the Distribution and, until the Distribution has occurred, the Nxt-ID board of directors has the right to not proceed with the Distribution, even if all of the conditions are satisfied.

Termination.    The Separation and Distribution Agreement will provide that it may be terminated by Nxt-ID at any time in its sole discretion prior to the date of the Distribution.

Intercompany Accounts.    The Separation and Distribution Agreement will provide that, subject to any provisions in the Separation and Distribution Agreement or any ancillary agreement to the contrary, prior to the Distribution, intercompany accounts will be settled as will be set forth in the Separation and Distribution Agreement.

Release of Claims and Indemnification.    We and Nxt-ID will agree to broad releases pursuant to which we will each release the other and certain related persons specified in the Separation and Distribution Agreement from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or alleged to occur or to have failed to occur or any conditions existing or alleged to exist at or prior to the time of the Distribution. These releases will be subject to certain exceptions set forth in the Separation and Distribution Agreement and the ancillary agreements.

The Separation and Distribution Agreement will provide for cross-indemnities that, except as otherwise provided in the Separation and Distribution Agreement, are principally designed to place financial responsibility for the obligations and liabilities of our business with us, and financial responsibility for the obligations and liabilities of Nxt-ID’s business with Nxt-ID. Specifically, each party will, and will cause its subsidiaries to, indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its and their respective officers, directors, employees and agents for any losses arising out of, by reason of or otherwise in connection with:

●	the liabilities each such party assumed or retained pursuant to the Separation and Distribution Agreement;

●	any misstatement of or omission to state a material fact contained in any party’s public filings, only to the extent the misstatement or omission is based upon information that was furnished by the indemnifying party (or incorporated by reference from a filing of such indemnifying party) and then only to the extent the statement or omission was made or occurred after the separation; and

●	any breach by such party of the Separation and Distribution Agreement or any ancillary agreement unless such ancillary agreement expressly provides for separate indemnification therein, in which case any such indemnification claims will be made thereunder.

The amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds received by the party being indemnified. The Separation and Distribution Agreement will also specify procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed solely by the Tax Matters Agreement.

Insurance.    The Separation and Distribution Agreement will provide for the allocation among the parties of benefits under existing insurance policies for occurrences prior to the Distribution and sets forth procedures for the administration of ensured claims. The Separation and Distribution Agreement will allocate among the parties the right to proceeds and the obligation to incur deductibles under certain insurance policies. In addition, the Separation and Distribution Agreement provides that Nxt-ID will obtain, subject to the terms of the agreement, certain directors and officers liability insurance policies, fiduciary liability insurance policies and errors and omissions and cyber liability insurance policies to apply against certain pre-separation claims, if any.

Dispute Resolution.    In the event of any dispute arising out of the Separation and Distribution Agreement, the general counsels of the parties, and/or such other representatives as the parties designate, will negotiate to resolve any disputes among such parties. If the parties are unable to resolve the dispute in this manner within a specified period of time, as set forth in the Separation and Distribution Agreement, then unless agreed otherwise by the parties, the dispute will be resolved through binding arbitration.

Other Matters Governed by the Separation and Distribution Agreement.    Other matters governed by the Separation and Distribution Agreement will include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Employee Matters Agreement

We intend to enter into an Employee Matters Agreement with Nxt-ID that will govern the respective rights, responsibilities and obligations of Nxt-ID and us after the spin-off. The Employee Matters Agreement will address the allocation of employees between Nxt-ID and us, defined benefit pension plans, qualified defined contribution plans, non-qualified deferred compensation plans, employee health and welfare benefit plans, incentive plans, equity-based awards, collective bargaining agreements and other employment, compensation and benefits-related matters. The Employee Matters Agreement will provide for, among other things, the allocation and treatment of assets and liabilities related to incentive plans, retirement plans and employee health and welfare benefit plans in which transferred employees participated prior to the spin-off. The Employee Matters Agreement will also provide for the treatment of outstanding Nxt-ID equity-based awards in connection with the spin-off. After the spin-off, our employees will no longer participate in Nxt-ID’s plans or programs (other than continued participation in employee health and welfare benefit plans for a limited period of time following the spin-off in conjunction with the Transition Services Agreement described below), and we will establish plans or programs for our employees as described in the Employee Matters Agreement. We will also establish or maintain plans and programs outside of the United States as may be required under applicable law or pursuant to the Employee Matters Agreement.

Tax Matters Agreement

We intend to enter into a Tax Matters Agreement with Nxt-ID that will govern the respective rights, responsibilities and obligations of Nxt-ID and us after the spin-off with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. federal, state, local and foreign income taxes, other tax matters and related tax returns. As a subsidiary of Nxt-ID, we have (and will continue to have following the spin-off) joint and several liability with Nxt-ID to the IRS for the combined U.S. federal income taxes of the Nxt-ID consolidated group relating to the taxable periods in which we were part of that group. In general, the Tax Matters Agreement will specify that PartX will bear the taxes imposed on it post-Distribution, and Nxt-ID will bear the taxes imposed on it and others (including Fit Pay Sub) that were covered by the consolidated returns filed by Nxt-ID pre-Distribution, of this tax liability and Nxt-ID will agree to indemnify us against any amounts for which we are not responsible subject to the next sentence. The Tax Matters Agreement will also provide special rules for allocating tax liabilities in the event that the spin-off is not tax-free. In general, if a party’s actions cause the spin-off not to be tax-free, that party will be responsible for the payment of any resulting tax liabilities (and will indemnify the other party with respect thereto). The Tax Matters Agreement will provide for certain covenants that may restrict our ability to pursue strategic or other transactions that otherwise could maximize the value of our business. Although valid as between the parties, the Tax Matters Agreement will not be binding on the IRS.

Transition Services Agreement

We intend to enter into a Transition Services Agreement with Nxt-ID under which Nxt-ID will provide us with certain services, and we will provide Nxt-ID with certain services, for a limited time to help ensure an orderly transition following the Distribution.

We anticipate that the services that Nxt-ID will agree to provide us under the Transition Services Agreement and that we will provide Nxt-ID will include certain finance, information technology, human resources, payroll, tax and other services. We will pay Nxt-ID for any such services used at agreed amounts as set forth in the Transition Services Agreement. In addition, from time to time during the term of the agreement, we and Nxt-ID may mutually agree on additional services to be provided.

The services provided under the Transition Services Agreement will, generally, be provided for a term of up to 24 months following the Distribution. Each party may terminate any transition services upon prior notice to the other party, generally with notice 45 days in advance of the desired termination date, and will generally be responsible for any costs incurred by the non-terminating party as a result of such termination. Each party also has the right to terminate the agreement if the other party breaches any of its obligations under the agreement, subject to providing notice and opportunity to cure, solely with respect to service or services impacted by the breach.

The transition services will be provided in a manner, and at a level of service, substantially similar to the manner and at the level of service with which the services were provided during the 12-month period prior to the Distribution. The charge for these services will, generally, be intended to allow the parties to recover all of their direct and indirect costs incurred in connection with providing those services.

The Transition Services Agreement generally provides that each party will bear its own risks with respect to the receipt and provision of the transition services, with limited exceptions for items such as the other party’s gross negligence or willful misconduct.

License Agreement

In connection with the spin-off, we intend to enter into a license agreement with Nxt-ID pursuant to which PartX and Nxt-ID will grant each other the right to use certain intellectual property in its business. This agreement will have an initial term of three (3) years and shall automatically be renewed for successive three (3)-year renewal terms unless either PartX or Nxt-ID cancels the agreement upon delivery of 180 days’ prior written notice to the other party.

In addition, the license agreement will govern non-compete obligations of Nxt-ID and us.

Assumption and Assignment Agreements

Prior to the spin-off, we intend to enter into an Assumption and AssignmentAgreement with Nxt-ID pursuant to which Nxt-ID will assign to PartX certain debt and earnout obligations that arose from Nxt-ID’s acquisition of Fit Pay Sub. Nxt-ID acquired Fit Pay Sub on May 23, 2017 pursuant to an agreement and plan of merger (the “Merger Agreement”) among Fit Pay, Inc., Fit Pay Merger Sub, Inc., certain selling stockholders of Fit Pay, Inc. (the “Fit Pay Sellers”) and Nxt-ID. Pursuant to the Merger Agreement, Nxt-ID agreed to pay the Fit Pay Sellers an earnout payment equal to 12.5% of the gross revenue derived from Fit Pay Sub’s technology for sixteen (16) fiscal quarters commencing on October 1, 2017 and ending on September 30, 2021. Under the Assumption and AssignmentAgreement, we will assume the portion of the earnout obligation due to the Fit Pay Sellers that is applicable to the period subsequent to the spin-off as part of the internal reorganization in connection with the spin-off. As of December 31, 2018, the earnout was valued at approximately $2.9 million.

In addition, pursuant to the Merger Agreement, Nxt-ID did not require the Fit Pay Sellers to cause all of Fit Pay Sub’s indebtedness to be repaid prior to the acquisition of Fit Pay Sub. Pursuant to an Assumption and AssignmentAgreement with Nxt-ID, we will specifically assume the outstanding obligations following the spin-off due to Michael Orlando, our Chief Executive Officer, in connection with a promissory note (the “Seller Note Payable”) issued to him for a loan he made to Fit Pay Sub prior to its acquisition by Nxt-ID. The Seller Note Payable accrues interest at 5% annually and matures on May 19, 2021 (the “Maturity Date”). We will be obligated to make quarterly payments of principal and interest to Mr. Orlando and to repay all other outstanding amounts due on the Seller Note Payable on the Maturity Date. As of March 31, 2019, the Seller Note Payable had a principal balance of $638,881.

Statement of Policy Regarding Transactions with Related Persons

Following the completion of the spin-off, we anticipate that our Board of Directors will instruct our Audit Committee to consider and approve or disapprove any related person transaction as required by NASDAQ Stock Market regulations. Our Audit Committee will only approve those related party transactions that are on terms comparable to, or more beneficial to us than, those that could be obtained in arm’s length dealings with an unrelated third party.

DESCRIPTION OF CERTAIN INDEBTEDNESS

From and after the spin-off, Nxt-ID and PartX will, in general, each be responsible for the debts, liabilities, rights and obligations related to the business or businesses that it owns and operates following consummation of the spin-off. See “Certain Relationships and Related Party Transactions—Agreements with Nxt-ID Related to the Spin-Off—Separation and Distribution Agreement.”

Assignment and Assumption of Certain Indebtedness in Connection with the Spin-Off

In connection with Nxt-ID’s acquisition of Fit Pay Sub pursuant to the Merger Agreement, Nxt-ID agreed to pay the Fit Pay Sellers an earnout payment equal to 12.5% of the gross revenue derived from Fit Pay Sub’s technology for sixteen (16) fiscal quarters commencing on October 1, 2017 and ending on September 30, 2021. Prior to the spin-off, we intend to enter into an Assumption and Assignment Agreement with Nxt-ID pursuant to which we will assume the portion of this earnout obligation that is applicable to the period subsequent to the spin-off as part of the internal reorganization in connection with the spin-off. As of December 31, 2018, the earnout was valued at approximately $2.9 million.

In addition pursuant to the Merger Agreement, Nxt-ID did not require the Fit Pay Sellers to cause all of Fit Pay Sub’s indebtedness to be repaid prior to the Merger and as part of the spin-off we agree to be responsible for such indebtedness as well as all outstanding indebtedness incurred by the Payments Business following the Merger (excluding amounts Nxt-ID funded to Fit Pay Sub subsequent to the Merger), in each case to the extent outstanding at the time of the spin-off. Pursuant to anAssumption and Assignment Agreement with Nxt-ID, we will specifically assume the obligation to repay the outstanding amounts following the spin-off due to Michael Orlando, our Chief Executive Officer, in connection with a promissory note (the “Seller Note Payable”) issued to him for a loan he made to Fit Pay Sub prior to its acquisition by Nxt-ID. As of March 31, 2019, the Seller Note Payable had a principal balance of $638,881. See “Certain Relationships and Related Party Transactions—Agreements with Nxt-ID Related to the Spin-Off—Assumption and Assignment Agreements” for more information regarding our assumed obligations in connection with the earnout payments due to the Fit Pay Sellers and the Seller Note Payable.

As a result, we expect to have indebtedness related to the Assumption and Assignment Agreements totaling approximately $3.3 million following the spin-off, including the obligation to pay the earnout payments for the period commencing June 30, 2019 to the Fit Pay Sellers.

Incurrence of Certain Indebtedness in Connection with the Spin-Off

We also anticipate that in order to finance our research and development and other efforts to expand our business and to meet our working capital requirements, we will raise approximately $1 million to $2 million of non-convertible debt in a private placement transaction shortly prior to the spin-off. We have engaged a financial advisor to assist us with respect to such private placement. The incurrence of this indebtedness undertaken in connection with the spin-off will be described in greater detail in a subsequent amendment to the registration statement of which this information statement forms a part.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Common Stock

As of the date of this information statement, all of the outstanding shares of our common stock are indirectly beneficially owned by Nxt-ID. After the spin-off, Nxt-ID will not own any shares of our common stock.

The following table provides information with respect to the anticipated beneficial ownership of our common stock upon completion of the spin-off by:

●	each of our stockholders who we believe (based on the assumptions described below) will beneficially own more than 5% of our outstanding common stock;

●	each of our directors and nominees;

●	each of our executive officers; and

●	all of our directors and executive officers following the spin-off as a group.

To the extent our directors and executive officers own Nxt-ID common stock at the Record Date of the spin-off, they will participate in the Distribution on the same terms as other holders of Nxt-ID common stock.

We believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of PartX common stock shown that they beneficially own, subject to community property laws where applicable. Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including securities that are exercisable for or convertible into shares of common stock within sixty (60) days of the Distribution Date. For purposes of computing the percentage of outstanding shares of PartX’s common stock held by each person or group of persons named above, any shares of PartX common stock that such person or persons has the right to acquire within sixty (60) days of the Distribution Date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares of PartX common stock listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise indicated, the address of each named person is c/o PartX, Inc., 5650 El Camino Real, Carlsbad, CA 92008.

Immediately following the spin-off, we estimate that approximately [●] shares of our common stock will be issued and outstanding, based on the number of shares of Nxt-ID common stock expected to be outstanding as of the Record Date and based on each holder of Nxt-ID common stock receiving one (1) share of PartX common stock for every [●] shares of Nxt-ID common stock. The actual number of shares of our common stock outstanding following the spin-off will be determined on the Record Date.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock(1)

Directors and Executive Officers:
Michael J. Orlando, Chief Executive Officer and Director	[●]	[●]	%
Thomas J. DaPolito, Chief Financial Officer	[●]		*
Gino M. Pereira, Director	[●]	[●]	%
Steven D. Pellizzer, Director	[●]		*
Gunther T. Bright, Director	[●]		*
Michael Walsh, Director	[●]		*
Joshua M. Perttula, Director	[●]		*
Lamell J. McMorris, Director	[●]		*
All directors and executive officers as a group (8 persons)	[●]	[●]	%

* Represents less than 1%.

(1) Based on [●] shares of our common stock to be issued and outstanding immediately following the spin-off.

Beneficial Ownership of Series A Preferred Stock

The following table provides information with respect to the anticipated beneficial ownership of our Series A Preferred Stock upon completion of the spin-off by:

Name and Address of Beneficial Owner	Shares of Series A Preferred Stock Beneficially Owned	Percentage of Series A Preferred Stock (1)

Giesecke & Devrient Mobile Security America, Inc. (2) 45925 Horseshoe Drive, Dulles, VA 20166	2,000	100%

(1)	Based on Giesecke & Devrient Mobile Security America, Inc. (“G&D”) receiving one (1) share of Series A Preferred Stock in exchange for each share of Nxt-ID Series C Preferred Stock held by G&D.

(2)	We believe, based on the information furnished to us, that G&D has sole voting and investment power with respect to such shares of Series A Preferred Stock.

Change in Control

There are no arrangements known to us, the operation of which may, at a date subsequent to completion of the spin-off, result in a change in control of PartX.

DESCRIPTION OF CAPITAL STOCK

The following description of certain terms of our capital stock as it will be in effect upon completion of the spin-off is a summary and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, the forms of which, will be included as exhibits to the registration statement on Form 10, of which this information statement forms a part. See “Where You Can Find More Information.”

Under “Description of Capital Stock,” “we,” “us,” “our” and “our company” refer to PartX, Inc. and not to any of its subsidiaries.

Authorized Capital Stock

Under our certificate of incorporation authorized capital stock consists of 200,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, of which [●] shares have been designated as Series A Non-Convertible Voting Preferred Stock (“Series A Preferred Stock”).

Common Stock

We estimate that [●] shares of our common stock will be issued and outstanding immediately after the spin-off, based on the number of shares of Nxt-ID common stock that we expect will be outstanding as of the Record Date. The actual number of shares of our common stock outstanding following the spin-off will be determined on the Record Date.

Each share of common stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of stockholders. Elections of directors shall be decided by a plurality of the votes, present in person or by proxy, and entitled to vote thereon, and all other matters shall be decided by the affirmative vote of a majority of the votes cast, present in person or by proxy, and entitled to vote thereon.

Our stockholders are not permitted to vote their shares cumulatively. Accordingly, the holders of our common stock who hold, in the aggregate, more than 50% of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of preferred stock, par value $0.0001 per share, including up to 500,000 shares of Series A Preferred Stock. Other than 2,000 shares of Series A Preferred Stock issued in exchange for shares of Nxt-ID Series C Preferred Stock in connection with the spin-off, no other shares of our preferred stock will be issued and outstanding immediately after the spin-off.

Our Board of Directors, without further action by the holders of our common stock, may issue additional shares of our preferred stock. Our Board of Directors is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preference and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority possessed by our Board of Directors to issue preferred stock could potentially be used to discourage attempts by third-parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board of Directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. Other than in connection with the spin-off, there are no current agreements or understandings with respect to the issuance of preferred stock and our Board of Directors has no present intention to issue any shares of preferred stock.

Series A Preferred Stock

The following is a summary of the material terms of the Series A Preferred Stock. This summary is not complete. The following summary of the terms and provisions of the Series A Preferred Stock is qualified in its entirety by reference to the Certificate of Designations setting forth the terms of the Series A Preferred Stock (as amended, the “Certificate of Designations”) and our certificate of incorporation. The Certificate of Designations will be filed as an exhibit to the registration statement of which this information statement forms a part.

Ranking

The Series A Preferred Stock will rank with respect to dividend rights and/or rights upon distributions, liquidation, dissolution or winding up of PartX senior to all of our common stock and other classes of capital stock.

Dividends on Series A Preferred Stock

Holders of Series A Preferred Stock shall be entitled to receive from and after the first date of issuance of the Series A Preferred Stock cumulative dividends at a rate of 5% per annum, which dividend amount shall be guaranteed. In the event that PartX’s market capitalization is $50,000,000 for greater than thirty (30) consecutive days, then the dividend rate shall increase to fifteen percent (15%) per annum. Accrued and unpaid dividends shall be payable in cash on a quarterly basis.

Redemption of Series A Preferred Stock

The Series A Preferred Stock may be redeemed by us in cash at any time, in whole or in part, upon payment of the stated value of the Series A Preferred Stock, and all related accrued but unpaid dividends.

Fundamental Change

If a “fundamental change” occurs at any time while the Series A Preferred Stock is outstanding, the holders of shares of Series A Preferred Stock then outstanding shall be immediately paid, out of the assets of PartX or the proceeds of such fundamental change, as applicable, and legally available for distribution to its stockholders, an amount in cash equal to the stated value of the Series A Preferred Stock, and all related accrued but unpaid dividends.

If the legally available assets of PartX and the proceeds of such “fundamental change” are insufficient to pay the all of the holders of the Series A Preferred Stock, then the holders of the Series A Preferred Stock shall share ratably in any such distribution in proportion to the amount that they would have been entitled to. A fundamental change includes but is not limited to any change in the ownership of more than 50% of the voting stock, liquidation or dissolution of PartX, or our common stock ceases to be listed on the market upon which it currently trades.

Voting Rights

The holders of the Series A Preferred Stock shall be entitled to vote on any matter submitted to the stockholders of PartX for a vote. One (1) share of Series A Preferred Stock shall carry the same voting rights as one (1) share of PartX common stock.

Anti-Takeover Effects of Our Certificate of Incorporation, Bylaws and Delaware Law

Provisions of the Delaware General Corporation Law (the “DGCL”) and our certificate of incorporation and our bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Section 203 of the DGCL. We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any “business combination” with any interested stockholder for a period of three (3) years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three (3) years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Amendments to Our Certificate of Incorporation. Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

●	increase or decrease the aggregate number of authorized shares of such class;

●	increase or decrease the par value of the shares of such class; or

●	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in the Board of Directors. Our bylaws provide that, except as otherwise provided by applicable law, any vacancy occurring in our board of directors for any reason may be filled by a majority of the remaining members of our board of directors then in office, even if such majority is less than a quorum or by a sole remaining director.. Each such director would hold office until his or her successor is elected and qualified, or until the earlier of his or her death, resignation or removal.

Special Meetings of Stockholders. Pursuant to our bylaws, special meetings of stockholders may be called at any time by the Chairman of our Board of Directors, our President, our Chief Executive Officer or by a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships, and may not be called by any other persons. Under the DGCL, written notice of any special meeting must be given not less than ten (10), nor more than sixty (60), days before the date of the special meeting to each stockholder entitled to vote at such meeting.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Limitations on Liability of Directors and Indemnification of Directors and Officers

Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our bylaws limit the liability of our directors to us and our stockholders to the fullest extent Delaware law permits. Specifically, no director will be personally liable for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

●	for any breach of the director’s duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

●	for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our bylaws provide that we shall indemnify each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of PartX, or, while serving as a director or officer of PartX, is or was serving at the request of PartX as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an “Indemnitee”), against all expenses, liability and loss reasonably incurred or suffered by such Indemnitee in connection therewith, provided such Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of PartX, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. Pursuant to our bylaws, PartX shall pay all expenses (including attorneys’ fees) incurred by such Indemnitee in defending any action, suit or proceeding in advance of its final disposition; provided, however, that (i) the payment of such expenses incurred by such Indemnitee in advance of the final disposition of such action, suit or proceeding shall be made only upon delivery to PartX of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified pursuant to our bylaws or otherwise; and (ii) PartX shall not be required to advance any expenses to a person against whom PartX directly brings a claim alleging that such person has breached such person’s duty of loyalty to PartX, committed an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, or derived an improper personal benefit from a transaction.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Listing

We have submitted an application to have our common stock quoted on the OTCQB of the OTC Markets Group Inc. under the ticker symbol “PTXX”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Philadelphia Stock Transfer, Inc. The transfer agent’s address is 2320 Haverford Rd, Ardmore, PA 19003 and its telephone number is (484) 416-3124.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form 10 with the SEC with respect to the shares of common stock that Nxt-ID stockholders will receive in the Distribution. This information statement does not contain all of the information contained in the Registration Statement on Form 10 and the exhibits and schedules to the Registration Statement on Form 10. Some items are omitted in accordance with the rules and regulations of the SEC. For additional information relating to us and the spin-off, reference is made to the Registration Statement on Form 10 and the exhibits to the Registration Statement on Form 10, which are on file at the offices of the SEC. Statements contained in this information statement as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit, reference is made to the copy of the contract or other documents filed as an exhibit to the Registration Statement on Form 10. Each statement is qualified in all respects by the relevant reference.

The SEC maintains a website at www.sec.gov, from which you can electronically access the Registration Statement on Form 10, including the exhibits and schedules to the Registration Statement on Form 10, and any of our future filings with the SEC. In addition, you may read and copy any document filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information about the Public Reference Room.

We maintain a website at www.PartXinc.com. Our website and the information contained on that website, or connected to that website, are not incorporated into this information statement or the Registration Statement on Form 10 of which this information statement forms a part.

As a result of the Distribution, we will be required to comply with the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to these requirements by filing periodic reports and other information with the SEC.

After the Distribution, we plan to make available, free of charge, on our website our Annual Reports on Form 10-K, including audited financial statements, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements, reports filed pursuant to Section 16 of the Exchange Act and any amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

PartX, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of PartX, Inc. (the “Company”) as of December 31, 2018 and 2017, the related combined statements of operations, deficit and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum llp

We have served as the Company’s auditor since 2019.

New York, NY

April 29, 2019

PARTX, INC.

(a subsidiary of Nxt-ID, Inc.)

COMBINED BALANCE SHEETS

AS OF

	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$36,274	$51,540
Accounts receivable	125,318	59,808
Unbilled revenue	15,996	4,409
Prepaid and other current assets	74,770	83,228
Current assets	252,358	198,985

Property and equipment, net	38,793	30,386
Security deposits	6,142	3,240
Total assets	$297,293	$232,611

LIABILITIES AND DEFICIT
Accounts payable	$175,982	$319,827
Accrued expenses	55,390	42,619
Fair value of contingent consideration payable, current	553,126	500,572
Note payable to related party, current	266,201	266,201
Deferred rent	5,929	-
Deferred revenue	3,333	310,134
Current liabilities	1,059,961	1,413,644

Commitments and contingencies

Fair value of contingent consideration payable, less current portion	2,347,339	3,902,068
Note payable to related party, less current portion	372,680	585,642
Total liabilities	3,779,981	5,901,354

Additional paid-in capital	5,470,038	1,462,378
Accumulated deficit	(8,952,725)	(7,156,830)
Deficit	(3,482,687)	(5,694,452)

Total liabilities and deficit	$297,293	$232,611

The accompanying notes are an integral part of these combined financial statements.

PARTX, INC.

(a subsidiary of Nxt-ID, Inc.)

COMBINED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2018	2017

Revenue	$948,764	$238,735

Cost of goods sold	185,678	120,941

Gross profit	763,086	117,794

General and administrative	1,189,663	1,159,254
Research and development	2,616,397	1,261,881
Selling and marketing	278,931	218,270
Depreciation and amortization	12,767	13,095
Total operating expenses	4,097,758	2,652,500

Loss from operations	(3,334,672)	(2,534,706)

Change in fair value of contingent consideration payable	1,502,175	-
Other income (expense)	1,989	(5,968)
Interest expense	(38,114)	(31,135)
Loss before income taxes	(1,868,623)	(2,571,809)

Income tax (benefit) expense	(72,727)	800
Net loss	$(1,795,895)	$(2,572,609)

The accompanying notes are an integral part of these combined financial statements.

PARTX, INC.

(a subsidiary of Nxt-ID, Inc.)

COMBINED STATEMENTS OF DEFICIT

	For the Years Ended December 31,
	2018	2017

Deficit, beginning of year	$(5,694,452)	$(625,212)

Net loss	(1,795,895)	(2,572,609)
Cash transfers from Nxt-ID, net	4,007,660	1,906,009
Non-cash equity distribution to Nxt-ID	-	(4,402,640)

Deficit, end of year	$(3,482,687)	$(5,694,452)

The accompanying notes are an integral part of these combined financial statements.

PARTX, INC.

(a subsidiary of Nxt-ID, Inc.)

COMBINED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2018	2017
OPERATING ACTIVITIES
Net loss	$(1,795,895)	$(2,572,609)
Reconciliation to net cash provided by operating activities:
Depreciation of property and equipment	12,767	13,095
Write-off of bad debt	26,779	-
Change in fair value of contingent consideration	(1,502,175)	-
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue	(103,876)	44,116
Prepaid expenses and other assets	5,556	(39,195)
Accounts payable	(143,845)	210,321
Accrued expenses and other liabilities	18,700	(88,130)
Deferred revenue	(306,801)	288,896
Net cash provided by operating activities	(3,788,790)	(2,143,506)

INVESTING ACTIVITIES
Purchases of property and equipment	(21,174)	(6,430)
Net cash used in investing activities	(21,174)	(6,430)

FINANCING ACTIVITIES
(Payment of) Proceeds from related party debt	(212,962)	51,933
Equity received from Nxt-ID, Inc.	4,007,660	1,906,009
Net provided by financing activities	3,794,698	1,957,942

DECREASE IN CASH AND CASH EQUIVALENTS	(15,266)	(191,994)

CASH AND CASH EQUIVALENTS
Beginning of period	51,540	243,534

End of period	$36,274	$51,540

Cash payments for (receipts of):
Interest	$63,822	$5,427
Income taxes	(72,727)	800

Non-cash financing activities
Earnout liability assumed from Nxt-ID, Inc.	$-	$4,402,640

The accompanying notes are an integral part of these combined financial statements.

PARTX, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 - REORGANIZATION AND PRINCIPAL BUSINESS ACTIVITIES

Reorganization

On May 23, 2017, Nxt-ID, Inc. (“Nxt-ID” or the “Parent”) completed a merger transaction pursuant to which Fit Pay, Inc. (“Fit Pay”) emerged as the surviving entity and a wholly-owned subsidiary of Nxt-ID. Prior to its acquisition by Nxt-ID, Fit Pay was a Delaware corporation incorporated in June 2014.

PartX, Inc. (“PartX,” the “Company,” “we,” “us,” or similar pronouns) was formed on October 11, 2018 as a wholly-owned subsidiary of Nxt-ID. Nxt-ID intends to transfer to PartX: (i) 100% of the issued and outstanding shares of common stock of Fit Pay and (ii) certain related intellectual property and debt obligations (the “Contributed Business”). In addition, the holders of the Nxt-ID Series C Preferred Stock will exchange all of their shares of Nxt-ID Series C Preferred Stock for shares of PartX’s Series A Preferred Stock.

The accompanying combined financial statements include the operations, assets and liabilities of Fit Pay and certain related intellectual property and debt obligations owned by Nxt-ID. In October 2018, Nxt-ID announced a plan to distribute all of the shares of common stock of PartX to its shareholders (the “Distribution”). Prior to the Distribution, Nxt-ID will transfer the assets and liabilities of the Contributed Business to PartX. Those assets and liabilities are reflected in these financial statements at their historical cost.

Basis of Presentation

The combined financial statements have been derived from the combined financial statements and accounting records of Nxt-ID using the historical results of operations and historical bases of the assets and liabilities of the Company’s business. In connection with the Distribution, any intercompany balances due to Nxt-ID are expected to be contributed to equity. Accordingly, they are reflected as a component of deficit for all periods presented. The terms of our separation and distribution agreement with Nxt-ID do not require repayment or distribution of any portion of the intercompany balances back to Nxt-ID. The historical costs and expenses reflected in our combined financial statements, include all direct and indirect costs to operate the business, including consideration of the need to allocate any costs that were incurred centrally by Nxt-ID. However, our costs and expenses in the accompanying combined financial statements do not include allocations for certain legal, accounting, and other costs of operating as a publicly traded company and, as a result, the financial information included herein may not necessarily reflect the financial position and results of operations of PartX in the future or what these amounts would have been had it been a separate, stand-alone entity during the periods presented.

Management believes that if the Company had been a stand-alone, publicly traded, entity during the periods presented, general and administrative expenses would have been higher than the amounts presented, reflecting incremental costs for insurance, accounting, audit, legal, Board of Directors services and other professional fees to meet and maintain the compliance requirements of being a publicly traded company independent of Nxt-ID.

Business

Our core technology is a proprietary platform that enables contactless payment capabilities, allowing our customers, which include manufacturers of “smart devices,” to add payment capabilities to their products with very little start-up time and minimal investment in software development. We also connect our customers to leading payment card networks, including Visa, Mastercard and Discover, and to credit card issuing banks, globally. We successfully commercialized our third-party token service provider platform with the launch of the Garmin Pay™, which is powered by our platform. Our technology and tokenization service enable the contactless payment feature that is included in smartwatches manufactured by Garmin International, Inc. (“Garmin”). The payment feature, which went live in the fall of 2017, is now included in several of Garmin’s smartwatches. In January 2019, we extended our contactless payment functionality to another iconic brand, announcing that our Token Requester Management (“TRM”) platform is also enabling SwatchPAY! on four (4) new watches announced by Swatch AG.

Our technology platform delivers payment, credential management, authentication and other secure services to the IoT ecosystem. The platform uses tokenization, a payment security technology that replaces cardholders’ account information with a unique digital identifier, to transact highly secure contactless payment and authentication services.

NOTE 2 - GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

The accompanying combined financial statements have been prepared on a going concern basis, which assumes the Company will be able to realize its assets and settle its liabilities in the ordinary course of its business for the foreseeable future. We are an emerging growth company and have not generated positive cash flows from operations. In addition, we incurred a net loss of $1,795,895 during the year ended December 31, 2018. As of December 31, 2018, we had negative working capital of $807,603 and a deficit of $3,482,687. Historically, the Company has funded its working capital needs primarily with capital transactions and with unsecured debt. To fund our working capital needs, we intend to continue to raise capital and use unsecured debt. These conditions raise substantial doubt about our ability to continue as a going concern.

In order to execute our long-term strategic plan to develop and commercialize our core products, fulfill our product development commitments and fund our obligations as they come due, we will likely need to raise additional funds, through public or private equity offerings, debt financings, or other means. As a result, we have engaged with a financial advisor to assist us in obtaining additional private financing on a “best efforts” basis. Should we be unsuccessful in obtaining the necessary financing on satisfactory terms, or generate insufficient revenue to fund our operations, we would need to enact certain cost containment efforts, and likely curtail certain of our operational activities.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination

The combined financial statements include the accounts of PartX and its wholly-owned subsidiary, Fit Pay. All significant intercompany accounts and transactions between and among PartX and Fit Pay have been eliminated in combination. Transactions and balances between PartX and Nxt-ID are included in the accompanying combined financial statements as a component of deficit.

Use of Estimates

The preparation of combined financial statements in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. We evaluate these significant estimates and assumptions, particularly those related to the fair value of accounts receivable, contingent consideration payable and the valuation allowance related to our deferred income tax assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid securities with an original maturity date of three months or less to be cash equivalents. Due to their short-term nature, cash equivalents are carried at cost, which approximates fair value. At December 31, 2018 and 2017, we had no cash equivalents. We maintain our cash balances in financial institutions located in the United States. At times, our cash balances may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation insurance limits.

Concentrations of Credit Risk

We had two customers that accounted for 95% and 89% of revenue and accounts receivable, respectively, for the year ended December 31, 2018. For the year ended December 31, 2017, two customers accounted for 85% of our revenue and three customers accounted for 88% of our accounts receivable.

Accounts Receivable

Accounts receivable is stated at net realizable value. We regularly review accounts receivable balances, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to determine if reserves are necessary to reduce the carrying value of accounts receivable for amounts that may not be recoverable. At December 31, 2018 and 2017, the Company had no allowance for doubtful accounts.

Unbilled and Deferred Revenue

Unbilled revenue represents amounts recognized as revenue for which invoices have not yet been sent to clients. Deferred revenue represents amounts billed or payments received for which revenue has not yet been earned.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation expense is recorded using the straight-line method over the estimated useful lives of the respective assets as follows:

Computer equipment	3 years
Furniture and fixtures	7 years

Maintenance and repair costs are charged to expense as incurred. Major renewals, improvements and additions are capitalized. Upon the sale or other disposition of any property and equipment, the cost and related accumulated depreciation are removed from the accounts and the gain or loss on disposal is included in the combined statements of operations.

Fair Value Measurements

Fair value measurement disclosures are grouped into three levels based on valuation factors:

●	Level 1 – quoted prices in active markets for identical investments

●	Level 2 – other significant observable inputs (including quoted prices for similar investments and market corroborated inputs)

●	Level 3 – significant unobservable inputs (including our own assumptions in determining the fair value of investments)

Assets and liabilities measured at fair value on a recurring basis use the market approach, where prices and other relevant information are generated by market transactions involving identical or comparable assets or liabilities.

Our cash and cash equivalents, accounts receivable, unbilled revenue, accounts payable and accrued expenses are financial instruments that are recorded at cost in the combined balance sheets and the estimated fair values of these financial instruments approximate their carrying amounts due to their short-term nature.

Revenue Recognition

Adoption of ASC Topic 606, “Revenue from Contracts with Customers”

We adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“Topic 606”), as of January 1, 2018, using the modified retrospective method, which requires recognition of the cumulative effect of initially applying Topic 606 as an adjustment to the opening balance of deficit at January 1, 2018. Therefore, the comparative information for the years ended prior to January 1, 2018 was not restated to comply with ASC 606. We applied the practical expedient and did not capitalize the incremental costs to obtain a contract if the amortization period for the asset is one year or less. The impact of adopting Topic 606 did not result in a change in accounting treatment for any of our revenue streams. Prior to January 1, 2018, we recognized revenue in accordance with ASC Topic 605, which required recognition when the price was fixed and determinable, persuasive evidence of an arrangement existed, the service was performed, and collectability of the resulting receivable was reasonably assured

In accordance with Topic 606, we determine revenue recognition by:

●	identifying the contract, or contracts, with the customer;

●	identifying the performance obligations in the contract;

●	determining the transaction price;

●	allocating the transaction price to performance obligations in the contract; and

●	recognizing revenue when, or as, we satisfy performance obligations by transferring the promised goods or services.

We recognize revenue in the amount that reflects the consideration we expect to receive in exchange for the services provided and when the control of the promised products and services is transferred to our customers and our performance obligations under the contract have been satisfied. When applicable, revenue subject to certain direct taxes is recorded net of transaction taxes assessed by governmental authorities such as sales value-added taxes and other similar taxes.

We generally earn revenue from fees charged when smart device applications are activated on our software platform. Leading up to the activation of a device on our platform, we also earn revenue from professional services fees related to product implementation and device integration. The timing and recognition of professional service revenue earned depends on negotiated terms and conditions. When projects are conditioned upon customer acceptance, we defer milestone payments, if any, and recognize revenue at project completion. When customer acceptance is not required, we recognize revenue over the term of the implementation or integration project in a manner that approximates the economic characteristics of our efforts.

Payment terms and conditions vary by customer and typically range from 30 to 90 days. We do not adjust the promised amount of consideration for the effects of a significant financing component when we expect, at contract inception, that the period between our transfer of a promised product or service to our customer and payment for that product or service will be one year or less.

Research and Development

Research and development costs consist of expenditures incurred during the course of planned research and investigation aimed at the discovery of new knowledge, which will be useful in developing new products or processes. The Company expenses all research and development costs as incurred.

Advertising Costs

Advertising costs are expensed as incurred. For the years ended December 31, 2018 and 2017, advertising costs were approximately $36,286 and $436, respectively.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740-10-30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740-10-40 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company will classify as income tax expense any interest and penalties. The Company has no material uncertain tax positions for any of the reporting periods presented. Generally, the tax authorities may examine the partnership/corporate tax returns for three years from the date of filing. The Company has filed all of its tax returns for all prior periods through the date of its acquisition by Nxt-ID on May 23, 2017. Subsequent to this date, the Company’s results of operations has been included to the consolidated tax returns of Nxt-ID, Inc.

Recent Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The amendments in ASU 2018-13 modify the disclosure requirements associated with fair value measurements based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating ASU 2018-13 and its impact on its financial statements.

In July 2018, the FASB issued ASU No. 2018-11, “Leases (Topic 842): Targeted Improvements,” (“ASU 2018-11”). The amendments in ASU 2018-11 related to transition relief on comparative reporting at adoption affect all entities with lease contracts that choose the additional transition method and separating components of a contract affect only lessors whose lease contracts qualify for the practical expedient. The amendments in ASU 2018-11 are effective for emerging growth companies for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The Company is currently assessing the impact this guidance will have on its financial statements.

In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting to simplify the accounting for nonemployee share-based payment transactions by expanding the scope of ASC Topic 718, Compensation - Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. Under the new standard, most of the guidance on stock compensation payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. This standard is effective for annual reporting periods beginning after December 15, 2018, including interim reporting periods within those annual reporting periods, with early adoption permitted. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.

In February 2016, FASB issued guidance amending the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The new guidance, issued as ASU 2016-02, Leases (Topic 842), will be effective for public entities for annual periods beginning after December 15, 2018 and interim periods therein. Early adoption is permitted. The new lease standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating its contracts and the methods and impact of adopting this guidance on its financial statements.

Note 4 - prepaid and other current assets

Prepaid and other current assets consist of the following:

	December 31,
	2018	2017

Prepaid card issuance costs	$44,439	$38,862
Prepaid insurance	21,199	11,346
Prepaid software licenses	636	426
Prepaid rent	5,556	5,152
Prepaid professional fees	-	5,350
Other	2,940	22,091
Total prepaid and other current assets	$74,770	$83,228

Note 5 - PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	December 31,
	2018	2017

Furniture and fixtures	$26,142	$22,457
Computer equipment	53,153	35,663
	79,295	58,120
Less: Accumulated depreciation and amortization	(40,502)	(27,734)
Property and equipment, net	$38,793	$30,386

Note 6 - accrued expenses and other current liabilities

Accrued expenses and other current liabilities consist of the following:

	December 31,
	2018	2017

Payroll and related expenses	$5,390	$5,971
Sales and withholding taxes	-	1,987
Professional fees	50,000	8,586
Interest	-	25,708
Other	-	367
Total accrued expenses and other current liabilities	$55,390	$42,619

Note 7 - NOTE PAYABLE TO RELATED PARTY and contingent consideration payable

Note Payable to Related Party

In connection with Nxt-ID’s acquisition of Fit Pay on May 23, 2017, Nxt-ID agreed to make equal quarterly payments to our Chief Executive Officer for a promissory note that was made to Fit Pay prior to its acquisition by Nxt-ID (the “Seller Note Payable”). As part of the Distribution, we assumed the Seller Note Payable and are obligated to make minimum quarterly principal and interest payments through May 19, 2021 at which time, the note terminates, and any remaining principal is payable in full. Interest on the Seller Note Payable is calculated at 5% per annum.

The maturity of the Seller Note Payable is as follows:

2019	$266,201
2020	212,960
2021	159,720
Total debt	$638,881

Contingent Consideration Payable – Earnout

In addition, and in connection with the acquisition of Fit Pay by Nxt-ID, Nxt-ID agreed to pay the selling shareholders of Fit Pay an amount equal to 12.5% of Fit Pay quarterly gross revenue through September 30, 2021 (the “Earnout”). As part of the Distribution, we assumed the obligation associated with the Earnout. The Earnout obligation was calculated using a discount rate of 5.1%

The fair value of the Earnout was determined to be a Level 3 financial liability within fair value hierarchy established by ASC 820. Level 3 assets and liabilities rely on significant unobservable inputs. Assumptions used in determining assets and liabilities in Level 3 of the fair value hierarchy are analyzed each reporting period and adjustments are made when there are material changes in our estimates or assumptions. We record such changes in our statements of operations as changes in the fair value of contingent consideration.

For the year ended December 31, 2018, we recorded a gain on the change in fair value of the Earnout liability of $1,502,175.

NOTE 8 - EQUITY AND STOCK COMPENSATION PLANS

PartX is a Delaware corporation authorized to issue 200,000,000 shares of common stock and 20,000,000 shares of preferred stock, both with a par value of $0.0001 per share. As of December 31, 2018, PartX was a wholly owned subsidiary of Nxt-ID.

Nxt-ID has stock-based compensation plans under which expected PartX employees have been awarded shares of Nxt-ID common stock. Upon completion of the Distribution, employee holders of Nxt-ID shares of common stock will become shareholders of PartX common stock on a pro-rata basis. No new measurement date is expected to occur upon completion of the Distribution and therefore we will not record expense associated with such awards.

NOTE 9 - INCOME TAXES

From May 23, 2017 to December 31, 2018, the Company was included in the United States federal and certain state consolidated tax filings for Nxt-ID. Prior to May 23, 2017, the Company filed tax returns independently. The tax provisions and deferred tax assets and liabilities of the Company were calculated as if PartX, Inc. was a separate entity.

Tax losses of the Company incurred since May 23, 2017 have been absorbed by Nxt-ID on its consolidated U.S. federal tax returns. Tax benefits of losses absorbed by Nxt-ID in the years ended December 31, 2018 and 2017 were approximately $0.8 million and $0.3 million, respectively.

In December 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was enacted, which resulted in significant changes to the Internal Revenue Code of 1986, as amended. These changes include a corporate federal statutory rate reduction from 34% to 21%, limitation of the deduction for net operating losses to 80% of taxable income while providing that the net operating loss carryovers for years after 2017 will not expire, limitation on the amount of research and development expenses deductible per year beginning in years after 2021, increased limitations on certain executive compensation, elimination of the Corporate Alternative Minimum Tax, and modifying or repealing other business deductions and credits.

Due to our history of net operating losses, we have provided for a full valuation allowance on our deferred tax assets in each of the periods presented. As a result, the Tax Act had no impact on our financial condition or results of operations for the periods presented.

As of December 31, 2018 and 2017, we had U.S. federal and state net operating loss (“NOLs”) carryovers of $9.4 million and $4.2 million, respectively, available to offset future taxable income, which expire beginning in 2033. In addition, we had tax credit carryforwards of approximately $0.2 million at December 31, 2018 that will be available to reduce future tax liabilities. The tax credit carryforwards will begin to expire beginning in 2034. In accordance with Section 382 of the Internal Revenue Code, the usage of the Company’s net operating loss carryforward could be limited in the event of a deemed change in ownership.

We had no material uncertain tax positions for any of the reporting periods presented. We have filed tax returns for all periods from our inception through December 31, 2017 and intend to timely file our income tax returns for the period ending December 31, 2018. As a result, our NOL carryovers are expected to be available to offset future taxable income.

We file income tax returns in the U.S. federal jurisdiction and various states within. For federal income tax purposes, our 2016 through 2018 tax years remain open for examination by the tax authorities under the normal three-year statute of limitations. For state tax purposes, our fiscal 2016 through 2018 tax years generally remain open for examination under a four-year statute of limitations.

The income tax (benefit) expense consists of the following:

	December 31,
	2018	2017
Current
Federal	$(73,527)	$-
State	800	800
	(72,727)	800
Deferred
Federal	811,332	466,992
State	(14,978)	20,482

Change in valuation allowance	(796,354)	(487,474)
Total income tax (benefit) expense	$(72,727)	$800

A reconciliation of the effective income tax rate and the statutory federal income tax rate is as follows:

	December 31,
	2018	2017
U.S. federal statutory rate	21.0%	34.0%
State income tax rate, net of federal benefit	5.8%	5.8%
Tax credits	5.9%	5.1%
Change in fair value of contingent consideration	16.9%	-
Other permanent differences	-3.1%	-3.4%
Effect of change in U.S. tax law	-	-25.2%
Change in valuation allowance	-42.6%	-16.3%
Provision for income taxes	3.9%	0.0%

We have provided a valuation allowance equal to our net deferred tax assets for the years ended December 31, 2018 and 2017. We are required to recognize all or a portion of our deferred tax assets if we believe that it is more likely than not that such assets will be realized, given the weight of all available evidence. We assess the realizability of the deferred tax assets at each interim and annual balance sheet date. In assessing the need for a valuation allowance, we considered both positive and negative evidence, including recent financial performance, projections of future taxable income and scheduled reversals of deferred tax liabilities. We will continue to assess the realizability of the deferred tax assets at each interim and annual balance sheet date based upon actual and forecasted operating results.

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are presented below:

	December 31,
	2018	2017
Deferred tax assets (liabilities):
Fixed assets	$-	$10,069
Net operating loss carryforwards	2,215,223	1,428,728
Tax credits	240,876	130,395
Total deferred tax assets	2,456,099	1,569,192
Valuation allowance for deferred tax assets	(2,364,634)	(1,568,259)
Deferred tax assets, net of valuation allowance	91,465	933

Fixed assets	(6,358)	-
Deferred income and expense	(85,107)	(933)
Deferred tax liabilities	(91,465)	(933)

Net deferred tax asset	$-	$-

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Legal Proceedings

We are subject to certain legal proceedings in the ordinary course of business. We do not expect any such items to have a significant impact on our financial position and results of operations and liquidity.

Commitments

We operate from leased properties under non-cancelable operating lease agreements, certain of which contain escalating lease clauses. As of December 31, 2018, obligations under non-cancelable operating leases are due as follows:

Future Lease Obligations

2019	$72,636
2020	51,914
Total future lease obligations	$124,550

Rent expense, included in general and administrative expenses in the combined statements of operations, was $50,195 and $39,535 for the years ended December 31, 2018 and 2017, respectively

NOTE 11 - RELATED PARTY TRANSACTIONS

In connection with the spin-off, PartX and Nxt-ID expect to enter into the following agreements:

Separation and Distribution Agreement

PartX will to enter into a Separation and Distribution Agreement with Nxt-ID prior to the Distribution of shares of its common stock to Nxt-ID stockholders. The Separation and Distribution Agreement will provide for the allocation of assets and liabilities between PartX and Nxt-ID and will establish certain rights and obligations between the parties following the Distribution.

Transition Services Agreement

PartX intends to enter into a transition services agreement with Nxt-ID effective as of the date of the Distribution.

Under the transition services agreement, PartX and Nxt-ID will provide or arrange to provide services to each other in exchange for fees which PartX believes are similar in material respects to what a third-party provider would charge.

PartX and Nxt-ID generally will invoice each other monthly for the cost of services provided under the transition services agreement.

Tax Matters Agreement

After the Distribution, PartX will no longer be included in Nxt-ID’s consolidated group for United States federal income tax purposes. PartX and Nxt-ID will enter into a tax matters agreement to reflect PartX’s separation from Nxt-ID with respect to tax matters. The primary purpose of the agreement is to reflect each party’s rights and obligations relating to payments and refunds of taxes that are attributable to periods beginning before and including the date of the Distribution and any taxes resulting from transactions effected in connection with the Distribution.

The tax matters agreement will provide for payments between the two companies to reflect tax liabilities which may arise before and after the Distribution. It will also cover the handling of audits, settlements, elections, accounting methods and return filing in cases where both companies have an interest in the results of these activities.

PartX has agreed to indemnify Nxt-ID for any tax liability attributable to the Distribution resulting from any action taken by the Company.

License Agreement

Pursuant to the separation and distribution agreement, Nxt-ID will transfer certain intellectual property assets to PartX. The parties have entered into a License Agreement which provides for worldwide, royalty free, licensing of intellectual property to one another, with certain conditions applied to termination, revocability, transferability.

Assumption and Assignment Agreements

As disclosed in Note 7, PartX will assume a note payable to a related party and contingent earnout liabilities from Nxt-ID in connection with the spin-off, the terms of which were pursuant to a Merger Agreement dated May 19, 2017 between Nxt-ID and Fit Pay. Under the terms of the Assumption and Assignment Agreements, PartX will assume the role and responsibilities of Nxt-ID, the original obligor, related to such liabilities.

Employee Matters Agreement

Pursuant to the employee matters agreement, PartX andNxt-ID will set forth the agreements concerning certain employee, compensation and benefit-related matters.

NOTE 12 - SUBSEQUENT EVENTS

Subsequent events are events or transactions that occur after the balance sheet date, but before the financial statements are issued. We recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including estimates inherent in the process of preparing the combined financial statements. Our financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet, but arose after the balance sheet date and before the financial statements were issued.

We evaluated events that occurred after the balance sheet date through the date which the financial statements were issued. Based upon the review, we did not identify any subsequent events that would have required adjustment or disclosure in our financial statements.